 Filed Pursuant to Rule 424(b)(3)
 Registration File No. 333-253982
PROSPECTUS
(Proposed New Holding Company for NorthEast Community Bank)
Up to 11,787,500 Shares of Common Stock
NorthEast Community Bancorp, Inc., a newly formed Maryland corporation, is offering common stock for sale in connection with the conversion of NorthEast Community Bancorp, MHC from the mutual holding company form of organization to the stock form of organization. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.
We are offering up to 11,787,500 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 8,712,500 shares to complete the offering. All shares are offered at a price of  $10.00 per share. Purchasers will not pay a commission to purchase shares of common stock in the offering. The amount of capital being raised is based on an independent appraisal of NorthEast Community Bancorp, Inc., a federal corporation (referred to herein as “NorthEast Community Bancorp”). Most of the terms of this offering are required by regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”).
The shares we are offering represent the 59.6% ownership interest in NorthEast Community Bancorp, now owned by NorthEast Community Bancorp, MHC. The remaining 40.4% interest in NorthEast Community Bancorp currently owned by the public will be exchanged for shares of common stock of NorthEast Community Bancorp, Inc. The 4,920,861 shares of NorthEast Community Bancorp currently owned by the public will be exchanged for between 5,872,932 shares and 7,945,731 shares of common stock of NorthEast Community Bancorp, Inc. so that NorthEast Community Bancorp’s existing public stockholders will own approximately the same percentage of NorthEast Community Bancorp, Inc. common stock as they owned of NorthEast Community Bancorp’s common stock immediately before the conversion. NorthEast Community Bancorp and NorthEast Community Bancorp, MHC will cease to exist upon completion of the conversion and NorthEast Community Bancorp, Inc. will succeed them.
The shares of common stock are first being offered in a subscription offering to eligible depositors and the tax-qualified employee stock ownership plan of NorthEast Community Bank. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons residing in Bronx, Kings, New York, Orange, Rockland, Sullivan and Westchester Counties in New York and Essex, Middlesex, Norfolk and Suffolk Counties in Massachusetts. We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicate of broker-dealers, referred to in this prospectus as the “syndicated offering.” The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. The subscription, community, and syndicated offerings are collectively referred to in this prospectus as the “offering.” Piper Sandler & Co. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole book-running manager for any syndicated offering. Piper Sandler & Co. is not required to purchase any shares of common stock that are sold in the offerings.
The minimum order is 25 shares. The subscription offering will end at 4:00 p.m., Eastern time, on June 17, 2021. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until July 30, 2021 or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by June 28, 2023. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond July 30, 2021, or the number of shares of common stock to be sold is increased to more than 11,787,500 shares or decreased to less than 8,712,500 shares. If we extend the offering beyond July 30, 2021, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at NorthEast Community Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 8,712,500 shares or more than 11,787,500 shares, we will promptly return all funds and set a new offering range. All subscribers will be resolicited and given the opportunity to place a new order. Funds received before the completion of the subscription and community offerings will be held in a segregated account at NorthEast Community Bank and will earn interest at NorthEast Community Bank’s statement savings rate, which is currently 0.15% per annum.
NorthEast Community Bancorp’s common stock is currently quoted on the OTC Pink Marketplace (OTCPX) operated by OTC Markets Group under the trading symbol “NECB.” We expect the shares of NorthEast Community Bancorp, Inc. common stock will be listed on the Nasdaq Capital Market under the symbol “NECB” upon the completion of the conversion.
OFFERING SUMMARY
Price: $10.00 Per Share
	Minimum	Midpoint	Maximum
Number of shares	8,712,500	10,250,000	11,787,500
Gross offering proceeds	$87,125,000	$102,500,000	$117,875,000
Estimated offering expenses, excluding selling agent and underwriters’ commissions	$1,500,000	$1,500,000	$1,500,000
Selling agent and underwriters’ commissions(1)	$795,650	$937,100	$1,078,550
Estimated net proceeds	$84,829,350	$100,062,900	$115,296,450
Estimated net proceeds per share	$9.74	$9.76	$9.78

(1)
The amounts shown assume that 100% of the shares of common stock will be sold in the subscription offering. See “Pro Forma Data” and “The Conversion and Offering — Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding compensation to be received by Piper Sandler & Co. in the subscription and community offerings and the compensation to be received by Piper Sandler & Co. and the other broker-dealers that may participate in the syndicated offering. If all the shares of common stock were sold in the syndicated offering, the selling agent fees would be approximately $4.4 million, $5.2 million and $5.9 million at the minimum, midpoint and maximum levels of the offering, respectively, and our net proceeds and net proceeds per share from the offering would be $81.2 million and $9.33 at the minimum of the offering range, $95.8 million and $9.35 at the midpoint of the offering range and $110.4 million and $9.37 at the maximum of the offering range.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 16.
These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the New York State Department of Financial Services, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Piper Sandler
For assistance, please contact the Stock Information Center at (844) 304-2265
The date of this prospectus is May 14, 2021

i

SUMMARY
The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of NorthEast Community Bancorp common stock for shares of NorthEast Community Bancorp, Inc. common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.” In this prospectus, the terms “we,” “us” and “our” refer to NorthEast Community Bancorp and its consolidated subsidiaries or its successor NorthEast Community Bancorp, Inc., unless the context requires otherwise.
The financial information at December 31, 2020 and 2019 and for the years then ended that is included in this prospectus is derived in part from the audited consolidated financial statements that appear in this prospectus. The financial information as of December 31, 2018, 2017 and 2016 and for the years then ended that is included in this prospectus is derived in part from the audited financial statements of NorthEast Community Bancorp that do not appear in this prospectus.
Our Companies
NorthEast Community Bank.   NorthEast Community Bank is a New York-chartered stock savings bank headquartered in White Plains, New York. NorthEast Community Bank was founded in 1934 and is a community oriented financial institution dedicated to serving the financial services needs of individuals and businesses within its market area. NorthEast Community Bank currently conducts business through its nine branch offices located in Bronx, New York, Orange, Rockland and Westchester Counties in New York and Essex, Middlesex and Norfolk Counties in Massachusetts and three loan production offices located in White Plains, New York, New City, New York and Danvers, Massachusetts.
NorthEast Community Bank’s principal business consists of originating primarily construction loans (which comprised approximately 66.2% of our total loan portfolio at December 31, 2020) and, to a lesser extent, commercial and industrial loans (which comprised approximately 11.0% of our total loan portfolio at December 31, 2020) and multifamily and mixed-use residential real estate loans and non-residential real estate loans (which, collectively, comprised approximately 22.0% of our total loan portfolio at December 31, 2020). We offer a variety of retail deposit products to the general public in the areas surrounding our main office and our branch offices, with interest rates that are competitive with those of similar products offered by other financial institutions operating in our market area. We also utilize borrowings as a source of funds. Our revenues are derived primarily from interest on loans and, to a lesser extent, interest on investment securities and mortgage-backed securities. We also generate revenues from other income including deposit fees, service charges and investment advisory fees.
At December 31, 2020, NorthEast Community Bank exceeded all regulatory capital requirements and was considered a “well-capitalized” bank. NorthEast Community Bank is regulated by the New York State Department of Financial Services and the Federal Deposit Insurance Corporation.
NorthEast Community Bancorp.   NorthEast Community Bancorp, whose legal name is NorthEast Community Bancorp, Inc., is the federally chartered savings and loan holding company for NorthEast Community Bank and is regulated by the Federal Reserve Board. In July 2006, in connection with NorthEast Community Bank’s reorganization into the mutual holding company structure, NorthEast Community Bancorp completed its initial public offering in which it (i) sold 5,951,250 shares of its outstanding common stock to the public, and (ii) issued 7,273,750 shares of its common stock to NorthEast Community Bancorp, MHC. NorthEast Community Bancorp’s common stock is currently quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the trading symbol “NECB.”
At December 31, 2020, NorthEast Community Bancorp had consolidated total assets of  $968.2 million, loans receivable, net, of  $819.7 million, total deposits of  $771.7 million and total stockholders’ equity of $153.8 million. As of the date of this prospectus, NorthEast Community Bancorp had 12,194,611 shares of common stock outstanding. After completion of the conversion and offering, NorthEast Community Bancorp will cease to exist.
NorthEast Community Bancorp, MHC.   NorthEast Community Bancorp, MHC is the federally chartered mutual holding company of NorthEast Community Bancorp and is regulated by the Federal Reserve Board. NorthEast Community Bancorp, MHC’s sole business activity is the ownership of 7,273,750 shares of common stock of NorthEast Community Bancorp, or 59.6% of the common stock outstanding as of the date of this prospectus. NorthEast Community Bancorp, MHC engages in no other business activities and has no stockholders. After completion of the conversion and offering, NorthEast Community Bancorp, MHC will cease to exist.
NorthEast Community Bancorp, Inc.   NorthEast Community Bancorp, Inc. is a newly formed Maryland corporation. Following the completion of the conversion and offering, NorthEast Community Bancorp, Inc. will become the publicly-traded savings and loan holding company for NorthEast Community Bank. The shares of NorthEast Community Bancorp, Inc.’s common stock is expected to trade on the Nasdaq Capital Market under the symbol “NECB” upon the completion of the conversion.
Our principal executive offices are located at 325 Hamilton Avenue, White Plains, New York and our telephone number is (914) 684-2500. Our website address is www.necb.com. Information on our website should not be considered a part of this prospectus.
Our Market Area
We are headquartered in White Plains, New York and currently operate nine full-service branch offices in Bronx, New York, Orange, Rockland and Westchester Counties in New York and Essex, Middlesex and Norfolk Counties in Massachusetts. We periodically evaluate our network of banking offices to optimize the penetration in our market area. Our business strategy currently includes opening new branches in and around our market area.
We consider our primary market area to be the New York City Metropolitan Area, including the Mid-Hudson Region of New York, and the Boston Metropolitan Area. Our construction lending is primarily focused in homogeneous, high absorption areas of the Mid-Hudson Region of New York, which are areas, defined by land mass and/or population makeup, where the demand for housing (whether for rent or for purchase) is far greater than the available supply and include the New York counties of Bronx, Orange, Rockland and Sullivan, as well as parts of Kings County. Our multifamily, mixed-use and nonresidential real estate loans are made to borrowers primarily located in the New York Metropolitan Area and the Boston Metropolitan Area, with a small number of such loans made to borrowers located in Connecticut, New Hampshire, New Jersey, Pennsylvania and Rhode Island.
Our Business Strategy
Our business strategy is to continue to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:
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growing our assets with continued focus on the origination of construction loans;

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maintaining strong asset quality and managing credit risk;

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continuing to grow our non-interest bearing deposits through the maintenance of low customer fees and charges;

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expanding our franchise through de novo branching and branch acquisitions; and

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employing a stockholder-focused management of capital.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Strategy” for additional information.
Description of the Conversion
NorthEast Community Bank has been organized in the mutual holding company structure since 2006. The following diagram shows our current organizational structure, reflecting ownership percentages as of December 31, 2020:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of NorthEast Community Bank’s common stock will be owned by NorthEast Community Bancorp, Inc. and all of NorthEast Community Bancorp, Inc.’s common stock will be owned by the public. We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to in this prospectus as the “plan of conversion”). Upon completion of the conversion and offering, NorthEast Community Bancorp and NorthEast Community Bancorp, MHC will cease to exist.
As part of the conversion, we are offering for sale shares of common stock representing the 59.6% ownership interest of NorthEast Community Bancorp that is currently held by NorthEast Community Bancorp, MHC. At the conclusion of the conversion and offering, existing public stockholders of NorthEast Community Bancorp will receive shares of common stock of NorthEast Community Bancorp, Inc. in exchange for their existing shares of common stock of NorthEast Community Bancorp, based upon an exchange ratio of 1.1935 to 1.6147 at the minimum and maximum of the offering range, respectively. The actual exchange ratio will be determined at the conclusion of the conversion and the offering based on the total number of shares sold in the offering, and is intended to result in NorthEast Community Bancorp’s existing public stockholders owning approximately the same percentage interest, 40.4% of NorthEast Community Bancorp, Inc. common stock as they currently own of NorthEast Community Bancorp common stock, as adjusted to reflect the assets of NorthEast Community Bancorp, MHC, without giving effect to cash paid in lieu of issuing fractional shares or shares that existing stockholders may purchase in the offering. The exchange ratio will be adjusted downward to reflect assets held by NorthEast Community Bancorp, MHC (other than shares of stock of NorthEast Community Bancorp) at the completion of the conversion, which assets currently consist of cash. For more information, see “— Effect of NorthEast Community Bancorp, MHC’s Assets on Minority Stock Ownership.”
After the conversion and offering, our ownership structure will be as follows:
The normal business operations of NorthEast Community Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve NorthEast Community Bancorp and NorthEast Community Bank in the mutual holding company structure will serve the new holding company and NorthEast Community Bank in the fully converted stock form.

Reasons for the Conversion and Offering
Our primary reasons for the conversion and offering are as follows:
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Strengthen our capital position with the additional capital we will raise in the stock offering to support our planned growth.   A strong capital position is essential to achieving our long-term objectives of growing NorthEast Community Bank and building stockholder value. While NorthEast Community Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth.

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Enable us to more fully serve the borrowing and financial needs of the communities we serve.   The additional capital raised in the conversion will increase our lending limit and loans to one borrower limits and thereby enable us to more fully serve the borrowing needs of the communities we serve.

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Transition us to a more familiar and flexible organizational structure.   The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors. The stock holding company structure will also give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans or arrangements for any such offerings. In addition, this structure will eliminate the current limitations imposed by the mutual holding company structure on dividend payments and make it less costly for us to pay dividends.

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Improve the liquidity of our shares of common stock.   The larger number of shares that will be outstanding after completion of the conversion and offering, and the listing of the shares on the Nasdaq Capital Market, is expected to result in a more liquid and active market for NorthEast Community Bancorp common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

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Facilitate future mergers and acquisitions.   Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise.

Terms of the Offering
We are offering between 8,712,500 and 11,787,500 shares of common stock in a subscription offering to eligible depositors of NorthEast Community Bank and to our tax-qualified employee stock ownership plan. To the extent shares remain available, we may offer shares in a community offering to natural persons residing in Bronx, Kings, New York, Orange, Rockland, Sullivan and Westchester Counties in New York and Essex, Middlesex, Norfolk and Suffolk Counties in Massachusetts and to the general public. If necessary, we will also offer shares to the general public in a syndicated offering. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond July 30, 2021, or the number of shares of common stock to be sold is increased to more than 11,787,500 shares or decreased to less than 8,712,500 shares. We may terminate the conversion and offering with the concurrence of the Federal Reserve Board. If terminated, orders for common stock already submitted will be canceled, subscribers’ funds will be promptly returned with interest calculated at NorthEast Community Bank’s statement savings rate and all deposit account withdrawal authorizations will be canceled. If we extend the offering beyond July 30, 2021, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at NorthEast Community Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 8,712,500 shares or more than 11,787,500 shares, we will promptly return all funds and set a new offering range. All subscribers will be resolicited and given the opportunity to place a new order.
The purchase price is $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Piper Sandler & Co., our conversion advisor and marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offering. Piper Sandler &

Co. is not obligated to purchase any shares of common stock in the subscription or the community offerings or the syndicated offering, if conducted.
How We Determined the Offering Range and Exchange Ratio
Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. In accordance with the regulations of the Federal Reserve Board, a valuation range is established which ranges from 15% below to 15% above this pro forma market value. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of financial institutions, to prepare the appraisal. RP Financial has indicated that in its valuation as of February 5, 2021, the pro forma market value of NorthEast Community Bancorp’s common stock was $171.6 million, resulting in a range from $145.9 million at the minimum to $197.3 million at the maximum. Based on this valuation, we are selling the number of shares representing the 59.6% of NorthEast Community Bancorp currently owned by NorthEast Community Bancorp, MHC. This results in an offering range of  $87.1 million to $117.9 million, with a midpoint of  $102.5 million.
RP Financial will receive fees totaling $115,000 for its appraisal report, plus $15,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.
In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:
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the trading market for NorthEast Community Bancorp common stock and securities of comparable institutions and general conditions in the market for such securities;

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our historical and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of non-interest expense;

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the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

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a comparative evaluation of our operating and financial statistics with those of other similarly-situated, publicly-traded banks and bank and savings and loan holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure; and

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the effect of the capital raised in this offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the offering, the estimated increase in earnings resulting from the investment of the net proceeds of the offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the proposed employee stock benefit plans.

RP Financial considered adjustments to the pro forma market value based on a comparison of NorthEast Community Bancorp with a peer group of publicly traded bank holding companies and savings and loan holding companies that RP Financial considered comparable to NorthEast Community Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly-traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for NorthEast Community Bancorp were all fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been in fully-converted form for at least one year. In addition, RP Financial limited the peer group companies to institutions located in the Mid-Atlantic, Northeast and Midwest with assets between $500 million and $2.0 billion, tangible equity-to-assets ratios of greater than 7.0%, and positive core earnings. The peer group companies included companies with:

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average assets of  $1.1 billion;

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average non-performing assets of 0.97% of total assets;

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average loans of 73.7% of total assets;

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average tangible equity of 11.2% of total assets; and

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average core income of 0.90% of average assets.

The appraisal was based in part upon NorthEast Community Bancorp’s financial condition and results of operations, the effect of the additional capital that will be raised from the sale of common stock in this offering and an analysis of a peer group of ten publicly traded thrift holding companies that RP Financial considered comparable to NorthEast Community Bancorp. The appraisal peer group consists of the companies listed below. Total assets are as of September 30, 2020.
Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
Elmira Savings Bank (ESBK)	Nasdaq	Elmira, New York	$674
ESSA Bancorp, Inc. (ESSA)	Nasdaq	Stroudsburg, Pennsylvania	1,894
HMN Financial, Inc. (HMNF)	Nasdaq	Rochester, Minnesota	898
HV Bancorp, Inc. (HVBC)	Nasdaq	Doylestown, Pennsylvania	508
IF Bancorp, Inc. (IROQ)	Nasdaq	Watseka, Illinois	726
PCSB Financial Corporation (PCSB)	Nasdaq	Yorktown Heights, New York	1,791
Provident Bancorp, Inc. (PVBC)	Nasdaq	Amesbury, Massachusetts	1,498
Prudential Bancorp, Inc. (PBIP)	Nasdaq	Philadelphia, Pennsylvania	1,223
Randolph Bancorp, Inc. (RNDB)	Nasdaq	Stoughton, Massachusetts	723
Severn Bancorp, Inc. (SVBI)	Nasdaq	Annapolis, Maryland	939
In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of NorthEast Community Bancorp with the peer group. RP Financial made upward adjustments for financial condition and profitability, growth and viability of earnings.
Four measures that some investors use to analyze whether a stock might be a good investment are the ratios of the offering price to the issuer’s “book value” and “tangible book value” and the ratios of the offering price to the issuer’s earnings and “core earnings.” RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference in value between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. For purposes of the appraisal, core earnings is defined as net earnings after taxes, excluding the after-tax portion of income from non-recurring items.
The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended December 31, 2020. Stock prices are as of February 5, 2021 as reflected in the appraisal report.
	Price to Core Earnings Multiple(1)	Price to Book Value Ratio	Price to Tangible Book Value Ratio
NorthEast Community Bancorp (pro forma):
Minimum	13.35x	63.82%	63.98%
Midpoint	16.03	70.92	71.12
Maximum	18.81	77.28	77.46
Peer group companies as of February 5, 2021:
Average	13.13x	90.10%	93.40%
Median	10.71	89.45	92.99

(1)
Price to core earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of  “core” or recurring earnings on a trailing twelve month basis through December 31, 2020. These ratios are different than presented in “Pro Forma Data.”

Compared to the average pricing ratios of the peer group, at the maximum of the offering range, our common stock would be priced at a premium of 43.3% to the peer group on a price-to-core earnings basis, a discount of 14.2% to the peer group on a price-to-book basis and a discount of 17.07% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings basis but less expensive than the peer group on a book value basis and a tangible book value basis.
Compared to the average pricing ratios of the peer group, at the minimum of the offering range, our common stock would be priced at a premium of 1.7% to the peer group on a price-to-core earnings basis, a discount of 29.2% to the peer group on a price-to-book basis and a discount of 31.5% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings basis and less expensive than the peer group on a book value and tangible book value basis.
Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of  $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Based upon the appraisal and the offering range, each existing stockholder of NorthEast Community Bancorp will receive between 1.1935 shares and 1.6147 shares of NorthEast Community Bancorp, Inc. common stock for each current share of NorthEast Community Bancorp common stock they own, with a midpoint of 1.4041 shares. Based upon this exchange ratio, we expect to issue between 5,872,932 shares and 7,945,731 shares of NorthEast Community Bancorp, Inc. common stock to the holders of NorthEast Community Bancorp common stock outstanding immediately before the completion of the conversion and offering.
Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure and business prospects between us and other fully converted institutions that comprise our peer group, you should not rely on these comparative valuation ratios as an indication as to whether or not our common stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.
Our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock in the offering.
Possible Change in Offering Range
RP Financial will update its appraisal before we complete the conversion and offering. If our pro forma market value at that time is either below $145.9 million or above $197.3 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.
Effect of NorthEast Community Bancorp, MHC’s Assets on Minority Stock Ownership
In the exchange, the public stockholders of NorthEast Community Bancorp will receive shares of common stock of NorthEast Community Bancorp, Inc. in exchange for their shares of common stock of NorthEast Community Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, existing public stockholders with approximately the same ownership percentage of the common stock of NorthEast Community Bancorp, Inc. after the conversion as their ownership percentage in NorthEast Community Bancorp immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by NorthEast Community Bancorp, MHC (other than shares of stock of NorthEast Community Bancorp) at the completion of the conversion, which assets currently consist of cash. NorthEast Community Bancorp, MHC had net assets of  $370,000 as of December 31, 2020, not including NorthEast Community Bancorp common stock. This adjustment will decrease NorthEast Community Bancorp’s public stockholders’ ownership interest in NorthEast Community Bancorp, Inc. from 40.4% to 40.27%, and will increase the ownership interest of persons who purchase stock in the offering from 59.6% (the amount of NorthEast Community Bancorp’s outstanding common stock held by NorthEast Community Bancorp, MHC) to 59.73%.
The Exchange of Existing Shares of NorthEast Community Bancorp Common Stock
If you are a stockholder of NorthEast Community Bancorp on the date we complete the conversion and offering, your existing shares will be canceled and exchanged for shares of NorthEast Community Bancorp, Inc. The number of shares you will receive will be based on an exchange ratio determined as of the completion of the conversion and offering. The following table shows how the exchange ratio will adjust, based on the appraised value of NorthEast Community Bancorp as of February 5, 2021, assuming public stockholders of NorthEast Community Bancorp own 40.4% of NorthEast Community Bancorp common stock and NorthEast Community Bancorp, MHC has net assets of  $370,000 immediately prior to the completion of the conversion. The table also shows how many shares of NorthEast Community Bancorp, Inc. a hypothetical owner of NorthEast Community Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.
	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of NorthEast Community Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value(1)	Shares to be Received for 100 Existing Shares(2)
	Amount	Percent	Amount	Percent
Minimum	8,712,500	59.6%	5,872,932	40.4%	14,585,432	1.1935	$11.93	119
Midpoint	10,250,000	59.6	6,909,332	40.4	17,159,332	1.4041	14.04	140
Maximum	11,787,500	59.6	7,945,731	40.4	19,733,231	1.6147	16.15	161

(1)
Represents the value of shares of NorthEast Community Bancorp, Inc. common stock received in the conversion by a holder of one share of NorthEast Community Bancorp common stock at the exchange ratio, assuming a market price of  $10.00 per share.

(2)
Cash will be paid instead of issuing any fractional shares.

No fractional shares of NorthEast Community Bancorp, Inc. common stock will be issued in the conversion and offering. For each fractional share that would otherwise be issued, we will pay cash in an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share offering price.
How We Intend to Use the Proceeds of this Offering
The following table summarizes how we intend to use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.
	8,712,500 Shares at $10.00 per Share	11,787,500 Shares at $10.00 per Share
	(In thousands)
Offering proceeds	$87,125	$117,875
Less: offering expenses	2,296	2,579
Net offering proceeds	$84,829	$115,296
Less:
Proceeds contributed to NorthEast Community Bank	$42,415	$57,648
Proceeds used for loan to employee stock ownership plan	6,970	9,430
Proceeds remaining for NorthEast Community Bancorp, Inc.	$35,444	$48,218
Initially, we intend to invest the proceeds of the offering in short-term investments. In the future, NorthEast Community Bancorp, Inc. may use the funds it retains to invest in securities, repurchase shares of its common stock (subject to regulatory restrictions), pay cash dividends or for general corporate purposes. NorthEast Community Bank intends to use the portion of the proceeds that it receives to fund new loans, to invest in securities or for general corporate purposes. However, we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. We may also use the proceeds of the offering to acquire other companies or branches or open de novo branches as opportunities arise, primarily in or adjacent to our existing market areas, although we have no specific understandings or agreements to do so at this time.
Purchases by Directors and Executive Officers
We expect that our directors and executive officers, together with their associates, will subscribe for approximately 59,100 shares, which is 0.5% of the shares offered at the midpoint of the offering. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of NorthEast Community Bancorp, our directors and executive officers, together with their associates, are expected to own 283,824 shares of NorthEast Community Bancorp, Inc. common stock, which would equal 1.65% of our outstanding shares if 10,250,000 shares are sold at the midpoint of the offering range.
Persons Who Can Order Stock in the Offering
We are offering shares of NorthEast Community Bancorp, Inc. common stock first in a subscription offering to the following persons in the following order of priority:
1.
Persons with aggregate balances of  $50 or more on deposit at NorthEast Community Bank as of the close of business on September 30, 2019.

2.
Our employee stock ownership plan.

3.
Persons with aggregate balances of  $50 or more on deposit at NorthEast Community Bank (other than directors and executive officers of NorthEast Community Bank) as of the close of business on March 31, 2021 who are not eligible in category 1 above.

4.
NorthEast Community Bank’s depositors as of the close of business on April 30, 2021 who are not eligible under categories 1 or 3 above.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above and under procedures outlined in the plan of conversion. See “The Conversion and Offering — Subscription Offering and Subscription Rights” for a description of the allocation procedures.
Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Bronx, Kings, New York, Orange, Rockland, Sullivan and Westchester Counties in New York and in Essex, Middlesex, Norfolk and Suffolk Counties in Massachusetts, and then to members of the general public. The community offering may begin concurrently with, or any time after, the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or the community offering through a syndicated offering, which would be an offering to the general public on a best efforts basis by a syndicate of selected broker-dealers. Piper Sandler & Co. will act as sole book-running manager for any syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or in a syndicated offering. Any determination to accept or reject stock orders in the community offering or any syndicated offering will be based on the facts and circumstances available to management at the time of the determination.
Subscription Rights are Not Transferable
You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. On your order form, you cannot add the names of other individuals for your stock registration unless they are also named on the qualifying deposit account. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.
Purchase Limitations
Pursuant to our plan of conversion, our board of directors has established limitations on the purchase of common stock in the offering. These limitations include the following:
•
The minimum purchase is 25 shares.

•
No individual (or individuals exercising subscription rights through a single qualifying account held jointly) may purchase more than $400,000 of common stock (which equals 40,000 shares) in the offering. In addition, if any of the following persons purchase shares of common stock, their purchases, in all categories of the offering combined, when aggregated with your purchases, cannot exceed $800,000 of common stock (which equals 80,000 shares):

•
Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of NorthEast Community Bank;

•
Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•
Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert.
•
No individual, together with any associates, and no group of persons acting in concert may purchase shares of common stock so that, when combined with shares of NorthEast Community Bancorp, Inc. common stock received in exchange for shares of NorthEast Community Bancorp common stock, such person or persons would hold more than 9.9% of the number of shares of NorthEast Community Bancorp, Inc. common stock outstanding upon completion of the conversion and offering. No person will be required to divest any shares of NorthEast Community Bancorp, Inc. common stock or be limited in the number of shares of NorthEast Community Bancorp, Inc. to be received in exchange for shares of NorthEast Community Bancorp common stock as a result of this purchase limitation.

Subject to the Federal Reserve Board’s approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee stock ownership plan is authorized to purchase up to 10% of the shares sold in the offering, without regard to these purchase limitations, although it currently expects to only subscribe for an amount equal to 8% of the shares sold in the offering.
Conditions to Completing the Conversion and Offering
We cannot complete the conversion and offering unless:
•
the plan of conversion is approved by at least a majority of votes eligible to be cast by members of NorthEast Community Bancorp, MHC;

•
the plan of conversion is approved by at least two-thirds of the outstanding shares of NorthEast Community Bancorp, including shares held by NorthEast Community Bancorp, MHC;

•
the plan of conversion is approved by at least a majority of the votes eligible to be cast by stockholders of NorthEast Community Bancorp, excluding shares held by NorthEast Community Bancorp, MHC;

•
we sell at least the minimum number of shares offered; and

•
we receive the approval of the Federal Reserve Board to complete the conversion and offering and approval of the New York State Department of Financial Services for NorthEast Community Bancorp, Inc. to acquire NorthEast Community Bank in connection with the conversion and offering.

NorthEast Community Bancorp, MHC, which owns 59.6% of the outstanding shares of NorthEast Community Bancorp, intends to vote these shares in favor of the plan of conversion. In addition, as of December 31, 2020, directors and executive officers of NorthEast Community Bancorp and their associates beneficially owned 160,052 shares of NorthEast Community Bancorp, or 1.3% of the outstanding shares, and they intend to vote those shares in favor of the plan of conversion.
Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares
We must sell a minimum of 8,712,500 shares to complete the conversion and offering. Purchases by our directors and executive officers and by our employee stock ownership plan will count towards the minimum number of shares we must sell to complete the offering. If we do not receive orders for at least 8,712,500 shares of common stock in the subscription and community offerings, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond July 30, 2021 (provided that any such extension will require us to resolicit subscribers). Alternatively, we may terminate the offering, in which case we will promptly return your funds with interest calculated at NorthEast Community Bank’s statement savings rate, which is currently 0.15% per annum, and cancel all deposit account withdrawal authorizations.
How to Purchase Common Stock
In the subscription offering and the community offering, you may pay for your shares by:
1.
personal check, bank check or money order made payable directly to “NorthEast Community Bancorp, Inc.” (NorthEast Community Bank lines of credit checks and third-party checks of any type will not be accepted); or

2.
authorizing us to withdraw money from a NorthEast Community Bank deposit account.

NorthEast Community Bank is not permitted to lend funds (including funds drawn on a NorthEast Community Bank line of credit) to anyone to purchase shares of common stock in the offering.
You may not designate on your stock order form a direct withdrawal from a retirement account at NorthEast Community Bank. See “— Using IRA Funds to Purchase Shares in the Offering.”
Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at NorthEast Community Bank. We will pay interest calculated at NorthEast Community Bank’s statement savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificate of deposit accounts at NorthEast Community Bank to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with NorthEast Community Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.
You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided; by overnight delivery to the address indicated on the stock order form or by hand-delivery to our drop box located at 325 Hamilton Avenue, White Plains, New York 10601. Stock order forms will not be accepted at our other NorthEast Community Bank offices and should not be mailed to NorthEast Community Bank. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of order forms.
Using IRA Funds to Purchase Shares in the Offering
You may be able to subscribe for shares of common stock using funds in your individual retirement account(s), or IRA. If you wish to use some or all of the funds in your NorthEast Community Bank IRA or other retirement account, the applicable funds must first be transferred to a self-directed retirement account maintained by an unaffiliated institutional trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your funds before placing your stock order. Our Stock Information Center can give you guidance if you wish to place an order for stock using funds held in a retirement account at NorthEast Community Bank or elsewhere. Because processing retirement account transactions takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the June 17, 2021 offering deadline. Whether you may use retirement funds for the purchase of shares in the offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.
Deadline for Ordering Stock in the Subscription and Community Offerings
The subscription offering will end at 4:00 p.m. Eastern time, on June 17, 2021. If you wish to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received (not postmarked) no later than this time. We expect that the community offering, if held, will terminate at the same time, although it may continue until July 30, 2021 or longer if the Federal Reserve Board approves a later date. No single extension may be for more than 90 days. We are not required to provide notice to you of an extension unless we extend the offering beyond July 30, 2021 in which case all subscribers in the subscription and community offerings will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at NorthEast Community Bank’s statement savings rate or cancel your deposit account withdrawal authorization. If we intend to sell fewer than 8,712,500 shares or more than 11,787,500 shares, we will promptly return all funds and set a new offering range. All subscribers will be notified and given the opportunity to place a new order.
Benefits of the Conversion to Management
We will recognize additional compensation expense related to the expanded employee stock ownership plan and the intended new equity incentive plan. The actual expense will depend on the market value of our common stock and will increase if the value of our common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the intended new equity incentive plan would have been $2.0 million for the year ended December 31, 2020 on an after-tax basis, assuming shares had been sold at the maximum of the offering range. If awards under the intended new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 10.4%. See “Pro Forma Data” for an illustration of the effects of each of these plans.
Employee Stock Ownership Plan.   In connection with our reorganization to the mutual holding company structure in July 2006, NorthEast Community Bank’s employee stock ownership plan purchased 518,420 shares of NorthEast Community Bancorp common stock in NorthEast Community Bancorp’s minority stock offering using funds borrowed from NorthEast Community Bancorp. As of December 31, 2020, the balance of the loan from NorthEast Community Bancorp to the employee stock ownership plan was $2.1 million.
Our existing employee stock ownership plan intends to purchase an amount of shares equal to 8% of the shares sold in the offering. The plan will use the proceeds from a 15-year loan from NorthEast Community Bancorp, Inc. to purchase these shares. We may purchase shares of common stock in the open market following the offering to fund all or a portion of the intended purchases, subject to Federal Reserve Board approval. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants based on an individual’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.
New Equity Incentive Plan.   We do not maintain an existing equity incentive plan, but intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our stockholders for their approval. Under this plan, we may grant stock options in an amount up to 10% of the number of shares sold in the offering and restricted stock awards or restricted stock units in an amount up to 4% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock and/or restricted stock units will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan may award a greater number of options and restricted stock if the plan is adopted after one year from the date of the completion of the conversion. We have not yet determined the number of shares that would be reserved for issuance under this plan. The new equity incentive plan will comply with all applicable Federal Reserve Board regulations.
The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards/restricted stock units and stock options that are expected to be available under the new equity incentive plan (assuming the equity incentive plan is implemented within one year following the completion of the conversion).
Number of Shares to be Granted or Purchased
	At the Maximum of Offering Range	As a Percentage of Common Stock to be Issued in the Offering(3)	Dilution Resulting from the Issuance of Shares for Stock Benefit Plans	Total Estimated Value at Maximum of Offering Range
Employee stock ownership plan(1)	943,000	8.00%	—%	$9,430
Restricted stock(1)	471,500	4.00	2.33	4,715
Stock options(2)	1,178,750	10.00	5.64	3,737
Total	2,593,250	22.00%	7.72%	$17,882

(1)
Assumes the value of NorthEast Community Bancorp, Inc. common stock is $10.00 per share for determining the total estimated value.

(2)
Assumes the value of a stock option is $3.17, which was determined using the Black-Scholes option pricing formula. See “Pro Forma Data.”

(3)
At the maximum of the offering range, we will sell 11,787,500 shares.

We may fund our plans through open market purchases, as opposed to new issuances of authorized common stock. Federal Reserve Board regulations do not permit us to repurchase our shares during the first year following the completion of this offering except to fund the grants of restricted stock under the stock-based incentive plan or, with prior regulatory approval, under extraordinary circumstances.
The following table presents information regarding our existing employee stock ownership plan and additional shares to be purchased by our employee stock ownership plan, and our proposed new equity incentive plan. The table below assumes that 19,733,231 shares are outstanding after the offering, which includes the sale of 11,787,500 shares in the offering at the maximum of the offering range and the issuance of 7,945,731 shares in exchange for shares of NorthEast Community Bancorp using an exchange ratio of 1.6147. It is also assumed that the value of the stock is $10.00 per share.
	Eligible Participants	Number of Shares at Maximum of Offering Range	Estimated Value of Shares	Percentage of Shares Outstanding after the Conversion and Offering
	Employees
Employee Stock Ownership Plan:
Shares purchased in 2006 offering(1)		837,093(2)	$8,371	4.24%
Shares to be purchased in this offering		943,000	9,430	4.78
Total		1,780,093	$17,801	9.02%

(1)
Represents 518,420 shares purchased in NorthEast Community Bancorp’s 2006 minority stock offering, as adjusted for the 1.6147 exchange ratio at the maximum of the offering range.

(2)
As of December 31, 2020, 388,815 of these shares had been allocated to the accounts of participants and 129,605 shares remain unallocated.

Market for NorthEast Community Bancorp, Inc.’s Common Stock
NorthEast Community Bancorp’s common stock is currently quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the trading symbol “NECB.” We expect the shares of NorthEast Community Bancorp, Inc. common stock will be listed on the Nasdaq Capital Market under the symbol “NECB” upon the completion of the conversion. Once shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. Persons purchasing the common stock in the offering may not be able to sell their shares at or above the $10.00 offering price. Brokerage firms typically charge commissions related to the purchase or sale of securities.
Our Dividend Policy
NorthEast Community Bancorp has historically paid a quarterly cash dividend to its minority stockholders of  $0.03 per share and, for the quarter ended December 31, 2020, declared a quarterly cash dividend of  $0.03 per share. From 2007 when NorthEast Community Bancorp began paying cash dividends through the dividend paid on February 4, 2021, a period of nearly 13 years, NorthEast Community Bancorp, MHC waived receipt of most dividends declared by NorthEast Community, with the exception of dividends paid on August 1, 2012, February 3, 2020 and May 8, 2020. On a cumulative basis, NorthEast Community Bancorp, MHC has waived approximately $10.9 million of dividends since 2007.
After the completion of the conversion and offering, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.06 per share, which equals $0.24 per share on an annualized basis and a 2.40% yield based on a price of  $10.00 per share. The initial dividend and continued payment of dividends will depend on a number of factors, including our financial condition and results of operations, tax considerations, capital requirements. alternative uses for capital, the number of shares issued in the offering, industry standards and economic conditions.
We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future. See “Our Dividend Policy” for additional information.
Tax Consequences
As a general matter, (1) the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or to existing stockholders of NorthEast Community Bancorp who receive NorthEast Community Bancorp, Inc. common stock in exchange for their NorthEast Community Bancorp common stock and (2) the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or persons who receive or exercise subscription rights. Existing stockholders of NorthEast Community Bancorp who receive cash in lieu of fractional share interests in shares of NorthEast Community Bancorp, Inc. will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Kilpatrick Townsend & Stockton LLP and BDO USA, LLP have issued us opinions to this effect, which are summarized under “The Conversion and Offering — Material Income Tax Consequences.”
Emerging Growth Company Status
We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors — Risks Related to Our Business — We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Regulation and Supervision — Emerging Growth Company Status.”
An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
Book Entry Delivery
All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings or in any syndicated offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of the completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “— Conditions to Completing the Conversion and Offering.” It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Stock Information Center
Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The telephone number is (844) 304-2265. The Stock Information Center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time. The Stock Information Center will be closed weekends and bank holidays.

RISK FACTORS
You should consider carefully the following risk factors in evaluating an investment in the shares of our common stock.
Risks Related to Our Business
Risks Related to COVID-19 Pandemic and Associated Economic Slowdown
The widespread outbreak of the novel coronavirus (“COVID-19”) has, and will likely continue to adversely affect, our business, financial condition, and results of operations.
The COVID-19 pandemic is negatively impacting economic and commercial activity and financial markets, both globally and within the United States. In our market area, stay-at-home orders and travel restrictions — and similar orders imposed across the United States to restrict the spread of COVID-19 —  resulted in significant business and operational disruptions, including business closures, supply chain disruptions, and mass layoffs and furloughs. Local jurisdictions have subsequently lifted stay-at-home orders and moved to phased reopening of businesses, although capacity restrictions and health and safety recommendations that encourage continued physical distancing and working remotely have limited the ability of businesses to return to pre-pandemic levels of activity.
We have implemented business continuity plans and continue to provide financial services to clients, while taking health and safety measures such as transitioning most in-person customer transactions to our drive-thru facilities, limiting access to the interior of our facilities, frequent cleaning of our facilities, and using a remote workforce where possible. Despite these safeguards, we may nonetheless experience business disruptions.
Due to the impact of COVID-19 on our borrowers, during the year ended December 31, 2020, we granted loan deferrals of principal and interest in accordance with regulatory guidance for 194 loans totaling $182.0 million (at the time payment deferral was requested) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Generally, these modifications included the deferral of principal and interest payments for a period of three months, although interest income continued to accrue. The extent to which COVID-19 will continue to negatively affect our business is unknown and will depend on the spread of the virus, the overall severity of the disease, the duration of the pandemic, the actions undertaken by national, state and local governments and health officials to contain the virus or treat its effects, the effectiveness of the COVID-19 vaccine program, and how quickly and to what extent economic conditions improve and normal business and operating conditions resume. The longer the pandemic persists, the more material the ultimate effects are likely to be. As of December 31, 2020, we had two loans still on deferral status in the aggregate amount of  $1.2 million, which represented 0.15% of our loan portfolio.
The continued spread of COVID-19 and the efforts to contain the virus, including travel restrictions, could, among other things: (1) cause changes in consumer and business spending, borrowing and savings habits, which may affect the demand for loans and other products and services we offer, as well as the creditworthiness of potential and current borrowers; (2) cause our borrowers to be unable to meet existing payment obligations, particularly those borrowers that may be disproportionately affected by business shut downs and travel restrictions, resulting in increases in loan delinquencies, problem assets, and foreclosures; (3) cause the value of collateral for loans, especially real estate, to decline in value; (4) reduce the availability and productivity of our employees; (5) require us to increase our allowance for loan losses; (6) cause our vendors and counterparties to be unable to meet existing obligations to us; (7) negatively impact the business and operations of third party service providers that perform critical services for our business; (8) impede our ability to close real estate loans, if appraisers and title companies are unable to perform their functions; (9) cause the value of our securities portfolio to decline; and/or (10) cause the net worth and liquidity of loan guarantors to decline, impairing their ability to honor commitments to us. Additionally, as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may continue to decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income.
Any one or a combination of the above events could have a material, adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Lending Activities
Our emphasis on construction lending involves risks that could adversely affect our financial condition and results of operations.
In recent years, we have shifted our loan originations to focus primarily on construction loans, while continuing to originate a limited number of commercial and industrial loans, multifamily, mixed-use and non-residential real estate loans. We expect this focus to continue given the needs of the communities we serve in the New York Metropolitan Area. Our construction loan portfolio has increased to $545.8 million, or 66.2% of total loans, at December 31, 2020 from $251.0 million, or 39.8% of total loans, at December 31, 2016. As a result, our credit risk profile may be higher than traditional community banks that have higher concentrations of one- to four-family residential loans and other real estate-based loans.
Construction lending involves additional risks when compared to one- to four-family residential real estate lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. This type of lending also typically involves higher loan principal amounts and is often concentrated with a small number of builders. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. For construction loans we originate, we require our borrowers to fund an interest reserve account in advance.
Our portfolio of multifamily residential, mixed-use and non-residential real estate lending could expose us to increased lending risks.
At December 31, 2020, $181.7 million, or 22.0%, of our loan portfolio consisted of multifamily, mixed-use and non-residential real estate loans. As a result, our credit risk profile is generally higher than traditional thrift institutions that have higher concentrations of one- to four-family residential loans.
Loans secured by multifamily and mixed-use and non-residential real estate generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the underlying property, which can be significantly affected by conditions in the real estate markets or in the economy. For example, if the cash flows from the borrower’s project is reduced as a result of leases not being obtained or renewed, the borrower’s ability to repay the loan may be impaired. In addition, such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Accordingly, an adverse development with respect to one loan or one credit relationship can expose us to greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. We seek to minimize these risks through our underwriting policies, which require such loans to be qualified on the basis of the property’s net income and debt service ratio; however, there is no assurance that our underwriting policies will protect us from credit-related losses.
Further, if we foreclose on a multifamily, mixed-use or non-residential real estate loan, our holding period for the collateral may be longer than for one- to four-family residential mortgage loans because there are fewer potential purchasers of the collateral, which can result in substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability.
Imposition of limits by the bank regulators on construction and multifamily, mixed-use and nonresidential real estate lending activities could curtail our growth and adversely affect our earnings.
In 2006, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System (collectively, the “Agencies”) issued joint guidance entitled “Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices”

(the “CRE Guidance”). Although the CRE Guidance did not establish specific lending limits, it provides that a bank’s commercial real estate lending exposure could receive increased supervisory scrutiny where total non-owner-occupied commercial real estate loans, including loans secured by apartment buildings, investor commercial real estate, and construction and land loans, represent 300% or more of an institution’s total risk-based capital, and the outstanding balance of the commercial real estate loan portfolio has increased by 50% or more during the preceding 36 months. Construction loans represented 382% of NorthEast Community Bank’s total risk-based capital at December 31, 2020, and our multifamily, multi-use and nonresidential real estate loan portfolio represented 127% of NorthEast Community Bank’s total risk-based capital on that same date.
In December 2015, the Agencies released a new statement on prudent risk management for commercial real estate lending (the “2015 Statement”). In the 2015 Statement, the Agencies, among other things, indicate the intent to continue “to pay special attention” to commercial real estate lending activities and concentrations going forward. If the Federal Deposit Insurance Corporation, our primary federal regulator, were to impose restrictions on the amount of such loans we can hold in our portfolio or require us to implement additional compliance measures, for reasons noted above or otherwise, our earnings would be adversely affected as would our earnings per share.
We monitor our concentration limits with respect to our construction, multifamily, mixed-use and non-residential real estate loans closely and have implemented various risk management practices to manage our exposure for such loans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management — Management of Credit Risk.”
Our portfolio of commercial and industrial loans may expose us to increased lending risks.
At December 31, 2020, $90.6 million, or 11.0%, of our loan portfolio consisted of commercial and industrial loans.
Commercial and industrial loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of commercial and industrial loans generally is dependent, in large part, on sufficient income from the business to cover operating expenses and debt service. The offering will allow us to increase our loans-to-one borrower limit, which may result in larger loans being originated. In addition, to the extent that borrowers have more than one commercial loan outstanding, an adverse development with respect to one loan or one credit relationship could expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential real estate loan.
Further, unlike residential mortgages or multifamily, mixed-use and non-residential real estate loans, commercial and industrial loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise and may be more susceptible to fluctuation in value at default. We seek to minimize the risks involved in commercial and industrial lending: by underwriting such loans on the basis of the cash flows produced by the business; by requiring that such loans be collateralized by various business assets, including inventory, equipment, and accounts receivable, among others; and by requiring personal guarantees, whenever possible. However, the capacity of a borrower to repay a commercial and industrial loan is substantially dependent on the degree to which his or her business is successful. In addition, the collateral underlying such loans may depreciate over time, may not be conducive to appraisal, or may fluctuate in value, based upon the business’ results.
If our allowance for loan losses is not sufficient to cover actual loan losses, our results of operations would be negatively affected.
In determining the amount of the allowance for loan losses, we analyze, among other things, our loss and delinquency experience by portfolio segments, the debt service ratios and loan-to-value ratios of each segment of our portfolio, and the effect of existing economic conditions. In addition, we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. If the actual results are different from our estimates, or our analyses are inaccurate, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance and would decrease our net income. Our emphasis on loan growth, as well as any future credit deterioration, will require us to increase our allowance further in the future.
In addition, our banking regulators periodically review our allowance for loan losses and could require us to increase our provision for loan losses. Any increase in our allowance for loan losses or loan charge-offs resulting from these regulatory reviews may have a material adverse effect on our results of operations and financial condition.
The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in our primary market area.
Our loan portfolio is concentrated in construction loans and multifamily, mixed-use and non-residential real estate loans primarily located in the New York Metropolitan Area, including the Mid-Hudson Region and the Boston Metropolitan Area. Our construction loans are primarily located in Bronx, Kings, Orange, Rockland and Sullivan Counties in the State of New York in high absorption, homogeneous areas of those counties. At December 31, 2020, $496.3 million, or 90.9% of our construction loan portfolio and 60.2% of our loan portfolio, represented loans made in high absorption areas of these five counties of New York. This makes us vulnerable to a downturn in the local economy and real estate markets and to a decrease in new construction in these counties. Adverse conditions in the local economy such as unemployment, recession, a catastrophic event or other factors beyond our control could impact the ability of our borrowers to repay their loans, which could impact our net interest income. Decreases in local real estate values caused by economic conditions, changes in tax laws or other events could adversely affect the value of the property used as collateral for our loans, which could cause us to realize a loss in the event of a foreclosure. Further, deterioration in local economic conditions could necessitate an increase in our provision for loan losses and a resulting reduction to our earnings and capital.
Economic conditions could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which could have an adverse effect on our results of operations.
Deteriorating economic conditions could significantly affect the markets in which we do business, the value of our loans and investment securities, and our ongoing operations, costs and profitability. Further, declines in real estate values and new construction and elevated unemployment levels may result in higher loan delinquencies, increases in our non-performing and classified assets and a decline in demand for our products and services. These events may cause us to incur losses and may adversely affect our financial condition and results of operations. To the extent that we must work through the resolution of assets, economic problems may cause us to incur losses and adversely affect our capital, liquidity, and financial condition.
Strong competition within our market area may limit our growth and profitability.
Competition is intense within the banking and financial services industry, particularly in our New York and Massachusetts markets. Our construction loans are primarily originated in high absorption areas within Bronx, Kings, Orange, Rockland and Sullivan Counties in New York. Competition for constructions loans in these high absorption areas comes from commercial banks, savings institutions and credit unions operating in the Metropolitan New York area and nationwide. Competition for construction loans also comes from the increasing number of non-depository financial service companies entering the commercial real estate or construction lending market, such as financial technology companies, securities companies and specialty finance companies. We also originate non-construction loans, including multi-family, commercial and industrial loans, throughout our primary lending markets in New York and Massachusetts. Competition for non-construction loans comes from the numerous national, regional and local community financial institutions operating in our market area, including a number of independent banks and credit unions, in addition to other financial service companies, such as brokerage firms and other similar entities. In addition, we also face competition for investors’ funds from money market funds and other corporate and government securities. Many of these competitors have substantially greater resources, higher lending limits and offer services that we do not or cannot provide. This competition could make it difficult for us to originate new loans and attract new deposits. While we believe that our long-standing presence in our market areas in New York and Massachusetts, and our personal service philosophy enhance our ability to compete favorably in attracting and retaining individual and business customers, price competition for loans may result in originating fewer loans, or earning less on our loans and price competition for deposits may result in a reduction of our deposit base of paying more on deposits.
Risks Related to Our Operations
Our reliance on brokered deposits, military deposits and deposits from listing services could adversely affect our liquidity and operating results.
Among other sources of funds, we rely on brokered deposits as well as military deposits and deposits obtained from listing services to provide funds with which to make loans and provide other liquidity needed. At December 31, 2020, brokered deposits, military deposits and deposits obtained through listing services totaled $112.1 million, or 14.5% of total deposits, of which brokered deposits represents $70.1 million or 9.1% of total deposits.
Generally, these deposits may not be as stable as other types of deposits. In the future, these depositors may not replace their deposits with us as they mature, or we may have to pay a higher rate of interest to keep those deposits or to replace them with other deposits or sources of funds. Not being able to maintain or replace these deposits as they mature could affect our liquidity. Paying higher deposit rates to maintain or replace these types of deposits could adversely affect our net interest margin and operating results.
We face a risk of non-compliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.
The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the U.S. Treasury Department to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and have engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. Federal and state bank regulators also are focused on compliance with Bank Secrecy Act and anti-money laundering regulations. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and inability to obtain regulatory approvals to proceed with certain aspects of our business plan, including acquisitions, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.
Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks.
We rely on the ability of our employees and systems to process a high number of transactions. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or third parties, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of our internal control systems and compliance requirements, and ineffective business continuation and disaster recovery policies and procedures. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of non-compliance with applicable regulations, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. A breakdown in our internal control systems, improper operation of our systems or improper employee actions could result in material financial loss to us, the imposition of regulatory action, and damage to our reputation.

The implementation of the Current Expected Credit Loss accounting standard could require us to increase our allowance for credit losses and may have a material adverse effect on our financial condition and results of operations.
In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss model, or CECL. ASU 2016-13. We previously elected to defer the adoption of ASU 2016-13 until December 31, 2020, as permitted by the CARES Act, and based on legislation enacted in December 2020 which extended certain provision of the CARES Act, we elected to extend adopting of CECL until January 1, 2023 in accordance with the recent legislation. This standard requires earlier recognition of expected credit losses on loans and certain other instruments, compared to the incurred loss model. The change to the CECL framework requires us to greatly increase the data we must collect and review to determine the appropriate level of the allowance for credit losses. The adoption of CECL may result in greater volatility in the level of the allowance for credit losses, depending on various factors and assumptions applied in the model, such as the forecasted economic conditions in the foreseeable future and loan payment behaviors. Any increase in the allowance for credit losses, or expenses incurred to determine the appropriate level of the allowance for credit losses, may have an adverse effect on our financial condition and results of operations.
Risks Related to Our Growth Strategy
The building of market share through our branch office strategy, and our ability to achieve profitability on new branch offices, may increase our expenses and negatively affect our earnings.
We believe there are branch expansion opportunities within our primary market area and adjacent markets, and will seek to grow our lending and deposit base by adding branches to our existing nine-branch network. There are considerable costs involved in opening branch offices, especially in light of the capabilities needed to compete in today’s environment. Moreover, new branch offices generally require a period of time to generate sufficient revenues to offset their costs, especially in areas in which we do not have an established presence. Accordingly, new branch offices could negatively impact our earnings and may do so for some period of time. Our investments in new branches, and the related personnel required to operate such branches, take time to earn returns and can be expected to negatively impact our earnings for the foreseeable future. The profitability of our expansion strategy will depend on whether the income that we generate from the new branch offices will offset the increased expenses resulting from establishing and operating these branch offices.
Risks Related to Our Business and Industry Generally
Changes in interest rates may hurt our profits and asset values and our strategies for managing interest rate risk may not be effective.
We are subject to significant interest rate risk as a financial institution. During the past several years, it has been the policy of the Federal Reserve Board to maintain interest rates at historically low levels. As a result, recent market rates on the loans we have originated and the yields on securities we have purchased have been at relatively low levels. Accordingly, if market interest rates change, our net interest income may be adversely affected and may decrease, which may have an adverse effect on our future profitability. Changes in the general level of interest rates can affect our net interest income by affecting the difference between the weighted-average yield earned on our interest-earning assets and the weighted-average rate paid on our interest-bearing liabilities, or interest rate spread, and the average life of our interest-earning assets and interest-bearing liabilities. Changes in interest rates also can affect: (1) our ability to originate loans; (2) the value of our interest-earning assets and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay their loans, particularly adjustable or variable-rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.

Economic, social and political conditions or civil unrest in the United States may affect the markets in which we operate, our customers, our ability to provide customer service, and could have a material adverse impact on our business, results of operations, or financial condition.
Our business may be adversely affected by instability, disruption or destruction in the markets in which we operate, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or man-made disasters, including storm or other events beyond our control, such as the COVID-19 pandemic, which has resulted in the imposition of related public health measures and travel restrictions, and civil unrest. Such events can increase levels of political and economic unpredictability, result in property damage and business closures within in our markets and increase the volatility of the financial markets. Any of these effects could have a material and adverse impact on our business and results of operations. These events also pose significant risks to our personnel and to physical facilities, transportation and operations, which could materially adversely affect the our financial results.
We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.
We depend upon the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess expertise in our markets and key business relationships, and the loss of any one of them could be difficult to replace. Our loss of one or more of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets.
We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may adversely affect our performance.
We are a community bank and our reputation is one of the most valuable assets of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers or otherwise, our business and operating results may be materially adversely affected.
We are dependent on our information technology and telecommunications systems and third-party service providers; systems failures, interruptions and cybersecurity breaches could have a material adverse effect on us.
Our business is dependent on the successful and uninterrupted functioning of our information technology and telecommunications systems and third-party service providers. The failure of these systems, or the termination of a third-party software license or service agreement on which any of these systems is based, could interrupt our operations. Because our information technology and telecommunications systems interface with and depend on third-party systems, we could experience service denials if demand for such services exceeds capacity or such third-party systems fail or experience interruptions. If significant, sustained or repeated, a system failure or service denial could compromise our ability to operate effectively, damage our reputation, result in a loss of customer business, and/or subject us to additional regulatory scrutiny and possible financial liability, any of which could have a material adverse effect on us.
Our third-party service providers may be vulnerable to unauthorized access, computer viruses, phishing schemes and other security breaches. We likely will expend additional resources to protect against the threat of such security breaches and computer viruses, or to alleviate problems caused by such security breaches or viruses. To the extent that the activities of our third-party service providers or the activities of our customers involve the storage and transmission of confidential information, security breaches and viruses could expose us to claims, regulatory scrutiny, litigation costs and other possible liabilities.

Security breaches and cybersecurity threats could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including our proprietary business information and that of our customers, suppliers and business partners, as well as personally identifiable information about our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. We, our customers, and other financial institutions with which we interact, are subject to ongoing, continuous attempts to penetrate key systems by individual hackers, organized criminals, and in some cases, state-sponsored organizations. While we have established policies and procedures to prevent or limit the impact of cyber-attacks, there can be no assurance that such events will not occur or will be adequately addressed if they do. In addition, we also outsource certain cybersecurity functions, such as penetration testing, to third party service providers, and the failure of these service providers to adequately perform such functions could increase our exposure to security breaches and cybersecurity threats. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other malicious code and cyber-attacks that could have an impact on information security. Any such breach or attacks could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such unauthorized access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties; disrupt our operations and the services we provide to customers; damage our reputation; and cause a loss of confidence in our products and services, all of which could adversely affect our financial condition and results of operations.
We must keep pace with technological change to remain competitive.
Financial products and services have become increasingly technology-driven. Our ability to meet the needs of our customers competitively, and in a cost-efficient manner, is dependent on the ability to keep pace with technological advances and to invest in new technology as it becomes available, as well as related essential personnel. In addition, technology has lowered barriers to entry into the financial services market and made it possible for financial technology companies and other non-bank entities to offer financial products and services traditionally provided by banks. The ability to keep pace with technological change is important, and the failure to do so, due to cost, proficiency or otherwise, could have a material adverse impact on our business and therefore on our financial condition and results of operations.
Acts of terrorism and other external events could impact our business.
Financial institutions have been, and continue to be, targets of terrorist threats aimed at compromising operating and communication systems. Such events could cause significant damage, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing repayment of our loans, and result in the loss of revenue. The occurrence of any such event could have a material adverse effect on our business, operations and financial condition.
Regulation of the financial services industry is intense, and we may be adversely affected by changes in laws and regulations.
NorthEast Community Bank is subject to extensive regulation, supervision and examination by the Federal Deposit Insurance Corporation and the New York State Department of Financial Services. In addition, NorthEast Community Bancorp, MHC and NorthEast Community Bancorp are, and NorthEast Community Bancorp, Inc. will be, subject to extensive regulation, supervision and examination by the Federal Reserve Board and the New York State Department of Financial Services. Such regulation, supervision and examination govern the activities in which we may engage, and are intended primarily for the protection of the deposit insurance fund and NorthEast Community Bank’s depositors and not for the protection of our stockholders. Federal and state regulatory agencies have the ability to take supervisory actions against financial institutions that have experienced increased loan losses and exhibit underwriting or other compliance weaknesses. These actions include the entering into of formal or informal written agreements and cease and desist orders that may place certain limitations on their operations. If we were to become subject to a regulatory action, such action could negatively impact our ability to execute our business plan, and result in operational restrictions, as well as our ability to grow, pay dividends, repurchase stock or engage in mergers and acquisitions. See “Regulation and Supervision — Bank Regulation  — Capital Requirements” for a discussion of regulatory capital requirements.
We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.
NorthEast Community Bancorp, Inc. is an emerging growth company and, for so long as it continues to be an emerging growth company, NorthEast Community Bancorp, Inc. may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, NorthEast Community Bancorp, Inc. also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that its independent auditors review and attest as to the effectiveness of its internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.
Risks Related to the Trading History of our Common Stock
The trading history of our common stock is characterized by low trading volume. The value of your common stock may be subject to sudden decreases due to the volatility of the price of our common stock.
Although our common stock trades on OTC Pink Marketplace, it has not been regularly traded. We cannot predict the extent to which investor interest in us and additional shares outstanding will lead to a more active trading market in our common stock or how liquid that market might become. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of our common stock at any given time, which presence is dependent upon the individual decisions of investors, over which we have no control.
The market price of our common stock may be highly volatile and subject to wide fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:
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actual or anticipated fluctuations in our operating results;

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changes in interest rates;

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changes in the legal or regulatory environment in which we operate;

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press releases, announcements or publicity relating to us or our competitors or relating to trends in our industry;

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changes in expectations as to our future financial performance, including financial estimates or recommendations by securities analysts and investors;

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future issuances of our common stock;

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changes in economic conditions in our marketplace, general conditions in the U.S. economy, financial markets or the banking industry; and

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other developments affecting our competitors or us.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the price at which you purchased shares. In addition, the stock markets, from time to time, experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock, regardless of our trading performance.
Risks Related to the Offering
The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.
If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in tax laws, new regulations, investor perceptions of NorthEast Community Bancorp, Inc. and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.
NorthEast Community Bancorp does not have an active trading market for its common stock and an active trading market for NorthEast Community Bancorp, Inc.’s common stock may not develop.
NorthEast Community Bancorp’s common stock is currently quoted on the OTC Pink Marketplace operated by OTC Markets Group under the trading symbol “NECB.” Upon completion of the conversion, the common stock of NorthEast Community Bancorp, Inc. will replace the existing shares of NorthEast Community Bancorp, and we expect the common stock will be listed on the Nasdaq Capital Market. NorthEast Community Bancorp, Inc. does not have an active trading market for its common stock and an active public trading market for NorthEast Community Bancorp’s common stock may not develop or be sustained after the stock offering. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could depress the market price.
Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.
We intend to invest 50% of the net proceeds of the offering in NorthEast Community Bank. We may use any remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends, or to acquire branches, other financial institutions, or financial services companies. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. NorthEast Community Bank may use the net proceeds it receives to fund new loans, expand its office network by establishing or acquiring additional loan production offices or branches, or for other general corporate purposes. However, with the exception of funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening or acquiring new branches or acquiring other financial institutions, may require the approval of the Federal Deposit Insurance Corporation, the New York State Department of Financial Services or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.
Our stock-based benefit plans will increase our expenses and reduce our net income.
We intend to adopt one or more stock-based benefit plans after the conversion and offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options, stock awards and stock units granted to participants under the stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options, stock awards and stock units granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock awards or units and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may award restricted shares of common stock or units or grant options in excess of these amounts, which would further increase costs.
In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and units and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering and for our new stock-based benefit plans has been estimated to be approximately $2.3 million ($2.0 million after tax) at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Our Management — Executive Compensation — Future Equity Incentive Plan.”
The implementation of stock-based benefit plans may dilute your ownership interest.
We intend to adopt one or more stock-based benefit plans following the conversion and offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the stock-based benefit plans through open market purchases, stockholders would experience dilution in ownership interest if newly issued shares of our common stock are used to fund stock options and shares of restricted common stock or units in amounts equal to regulatory limitations of 10% and 4%, respectively, of the shares of common stock sold in the offering, and all such stock options are exercised. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, the stock-based benefit plans would not be subject to these regulatory limitations and stockholders could experience greater dilution.
Although the implementation of stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.
We have not determined when we will adopt one or more stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.
If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of restricted stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “— Our stock-based benefit plans will increase our expenses and reduce our net income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “— The implementation of stock-based benefit plans may dilute your ownership interest.” Historically, stockholders have approved these stock-based benefit plans. Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.
Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity is low primarily due to our high level of capital and will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt, and may be negatively affected by higher minimum regulatory capital requirements. Until we can increase our net interest income and non-interest income, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.
We will incur increased costs as a result of operating as a fully public company and our management will be required to devote substantial time to new compliance initiatives.
Upon completion of the conversion and offering, we will incur significant legal, accounting and other expenses associated with being a fully public company. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the Nasdaq Stock Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which could divert their attention from our core operations, and we may also need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
Our internal controls over financial reporting may not be effective, and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.
We are not currently required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are, therefore, not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. We will be required to comply with these rules upon ceasing to be an emerging growth company, as defined in the JOBS Act.
When evaluating our internal controls over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing, and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigations by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and hiring additional personnel. Any such action could negatively affect our results of operations.
In connection with the audit of our consolidated financial statements for the year ended December 31, 2020, we and our independent registered public accounting firm identified a “material weakness” in our internal controls over financial reporting related to the recording of offsetting loan origination fees and costs. The material weakness involves a lack of review of the proper posting of offsetting loan origination fees and costs in our loan production offices. The material weakness resulted in $1.2 million that was originally recorded in interest income to be reversed. The adjustment to reduce interest income and reduce non-interest expense on our income statement as of December 31, 2020 was for the same amount. This material weakness also resulted in the correction of an immaterial error in our 2019 financial statements. We determined the impact of the error increased interest income by $864,000 and increased the salaries and employee benefits by an equivalent amount for the year ended December 31, 2019. These errors did not change our reported net income and were corrected in the financial statements as of December 31, 2020 and December 31, 2019. To address this material weakness in internal controls, we are in the process of enhancing our control environment associated with the loan origination fee recording procedure to include a monthly review of the calculation and recording of deferred costs by the Controller or other appropriate accounting officer. If additional material weaknesses in our internal control are discovered or occur in the future, our financial statements may contain material misstatements and we could be required to restate our financial results which could lead to substantial additional costs for accounting and legal fees and shareholder litigation.
Various factors may make takeover attempts more difficult to achieve.
Certain provisions of our articles of incorporation and bylaws and state and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of NorthEast Community Bancorp, Inc. without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without the prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must obtain the approval of the Federal Reserve Board before acquiring control of a savings and loan company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors, including through our employee stock ownership plan, and other factors may make it more difficult for companies or persons to acquire control of NorthEast Community Bancorp, Inc. without the consent of our board of directors. Taken as a whole, these statutory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of NorthEast Community Bancorp, Inc.”
Our bylaws provide that, subject to limited exceptions, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.
The bylaws of NorthEast Community Bancorp, Inc. provide that, unless NorthEast Community Bancorp, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NorthEast Community Bancorp, Inc. (ii) any action asserting a claim of breach of a fiduciary duty owed to NorthEast Community Bancorp, Inc.’s or NorthEast Community Bancorp, Inc.’s stockholders, by any director, officer or other employee of NorthEast Community Bancorp, Inc. (iii) any action asserting a claim arising pursuant to any provision of Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it believes is more favorable for disputes with NorthEast Community Bancorp, Inc. and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.
You may not revoke your decision to purchase NorthEast Community Bancorp, Inc. common stock in the subscription or community offerings after you send us your order.
Funds submitted or automatic deposit withdrawals authorized to purchase shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond July 30, 2021, or the number of shares to be sold in the offering is increased to more than 11,787,500 shares or decreased to fewer than 8,712,500 shares.
The distribution of subscription rights could have adverse income tax consequences.
If the subscription rights granted to certain current or former depositors of NorthEast Community Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is a factual determination. We have received a letter from RP Financial which states its belief, without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service, that as an ascertainable factual matter the subscription rights will have no market value; however, such letter is not binding on the Internal Revenue Service.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:
•
statements of our beliefs, goals, intentions and expectations;

•
statements regarding our business plans, prospectus, growth and operating strategies;

•
statements regarding the quality of our loan and investment portfolios; and

•
estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are subject to significant risks and uncertainties. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•
general economic conditions, either nationally or in our market area, that are worse than expected;

•
changes in the interest rate environment that reduce our interest margins, reduce the fair value of financial instruments or reduce the demand for our loan products;

•
increased competitive pressures among financial services companies;

•
changes in consumer spending, borrowing and savings habits;

•
changes in the quality and composition of our loan or investment portfolios;

•
changes in real estate market values in our market area;

•
a decrease in new construction in our primary market area;

•
decreased demand for loan products, deposit flows, competition, or decreased demand for financial services in our market area;

•
major catastrophes such as earthquakes, floods or other natural or human disasters and infectious disease outbreaks, including the current coronavirus (COVID-19) pandemic, the related disruption to local, regional and global economic activity and financial markets, and the impact that any of the foregoing may have on us and our customers and other constituencies;

•
legislative or regulatory changes that adversely affect our business or changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board;

•
technological changes that may be more difficult or expensive than expected;

•
success or consummation of new business initiatives may be more difficult or expensive than expected;

•
the inability to successfully integrate acquired businesses and financial institutions into our business operations;

•
adverse changes in the securities markets;

•
our inability to enter new markets successfully and capitalize on growth opportunities;

•
changes in estimates of the adequacy of the allowance for loan losses;

•
a failure or breach of our operational or security systems or infrastructure, including cyberattacks;

•
the inability of third party service providers to perform; and

•
changes in accounting policies and practices, as may be adopted by bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on other factors that could affect us are included in the section captioned “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information as of December 31, 2020 and 2019 and for the years then ended is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2018, 2017 and 2016, and for the years then ended, is derived in part from our audited financial statements that do not appear in this prospectus. The information presented below reflects NorthEast Community Bancorp on a consolidated basis and does not include the financial condition, results of operations or other data of NorthEast Community Bancorp, MHC.
	At and For the Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands, except per share data)
Financial Condition Data:
Total assets	$968,221	$955,171	$870,325	$814,821	$734,504
Total cash and cash equivalents	69,191	127,675	51,352	43,601	43,173
Investment securities available-for-sale	2	5	17	22	28
Investment securities held-to-maturity	7,382	9,149	6,041	7,036	4,055
Equity securities (Mutual Funds)	10,332	10,044	8,753	6,905	3,922
Loans receivable, net	819,733	747,882	747,841	704,124	626,139
Deposits	771,706	779,158	687,096	625,211	545,346
Federal Home Loan Bank advances	28,000	21,000	42,461	62,869	70,249
Stockholders’ equity	153,825	142,113	129,618	116,897	109,452
Operating Data:
Interest and dividend income	$48,977	$53,816	$46,703	$36,475	$28,582
Interest expense	9,977	15,034	9,478	6,525	5,380
Net interest income	39,000	38,782	37,225	29,950	23,202
Provision for loan losses	814	727	1,114	51	146
Net interest income after provision	38,186	38,055	36,111	29,899	23,056
Non-interest income	2,513	2,819	2,368	2,215	2,126
Non-interest expense	25,088	23,944	21,667	17,587	17,037
Income before income taxes	15,611	16,930	16,812	14,527	8,145
Income tax expense	3,282	3,977	3,785	6,477	3,118
Net income	$12,329	$12,953	$13,027	$8,050	$5,027
Average common shares outstanding – basic	12,053	12,026	12,000	11,983	11,974
Average common shares outstanding – diluted	12,053	12,026	12,000	11,983	11,974
Net income earnings per share – basic	$1.02	$1.08	$1.09	$0.67	$0.42
Net income earnings per share – diluted	$1.02	$1.08	$1.09	$0.67	$0.42
Dividends per share	$0.12	$0.12	$0.12	$0.12	$0.12

	At or for the Year Ended December 31,
	2020	2019	2018	2017	2016
Performance Ratios:
Return on average assets	1.31%	1.35%	1.54%	1.06%	0.76%
Return on average equity	8.31	9.48	10.55	7.09	4.68
Interest rate spread(1)	3.94	3.82	4.36	3.99	3.55
Net interest margin(2)	4.45	4.34	4.72	4.28	3.79
Non-interest expense to average assets	2.67	2.50	2.56	2.33	2.56
Efficiency ratio(3)	60.43	57.56	54.72	54.68	67.27
Average interest-earning assets/average interest- bearing liabilities	144.75	130.99	130.52	131.09	127.27
Average equity to average assets	15.80	14.25	14.58	15.02	16.18
Capital Ratios(4):
Total capital (to risk-weighted assets)	13.72%	14.56%	13.44%	13.41%	14.00%
Tier 1 capital (to risk-weighted assets)	13.23	14.04	12.96	12.96	13.45
Common equity Tier 1 capital (to risk-weighted assets)	13.23	14.04	12.96	12.96	13.45
Core (Tier 1) capital (to adjusted total assets)	14.79	12.68	13.27	13.05	13.20
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.62%	0.61%	0.56%	0.50%	0.60%
Allowance for loan losses as a percent of non-performing loans	142.44	116.59	225.71	73.84	70.67
Net charge-offs to average outstanding loans during the period	0.04	0.04	0.06	0.05	0.05
Non-performing loans as a percent of total loans(5)	0.43	0.53	0.25	0.67	0.85
Non-performing assets as a percent of total assets(5)	0.58	0.64	0.46	0.89	1.58
Other Data:
Number of offices	13	13	12	11	12

(1)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(2)
Represents net interest income as a percent of average interest-earning assets.

(3)
Represents non-interest expense divided by the sum of net interest income and non-interest income.

(4)
Ratios are for NorthEast Community Bank.

(5)
Non-performing loans include loans on non-accrual, accruing loans past due 90 days or more and non-performing assets include non-performing loans and other real estate owned.

RECENT DEVELOPMENTS
The following tables set forth selected consolidated historical financial and other data of NorthEast Community Bancorp at the dates and for the periods presented. This is only a summary and should be read in conjunction with the business and financial information contained elsewhere in this prospectus. The information at December 31, 2020 is derived in part from the audited consolidated financial statements that appear elsewhere in this prospectus. The information at March 31, 2021 and for the three months ended March 31, 2021 and 2020 has been prepared by and is the responsibility of management. Our independent accountants, BDO USA LLP, have not audited, reviewed, compiled or performed any procedures, and do not express an opinion with respect to such data. The information presented below reflects NorthEast Community Bancorp on a consolidated basis and does not include the financial condition, results of operations or other data of NorthEast Community Bancorp, MHC. In the opinion of management, the information below includes all adjustments necessary for a fair presentation. The results of operations for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the entire 2021 fiscal year or any other period.
	At March 31, 2021	At December 31, 2020
	(Dollars in thousands, except per share data)
Financial Condition Data:
Total assets	$965,149	$968,221
Total cash and cash equivalents	55,866	69,191
Investment securities available-for-sale	2	2
Investment securities held-to-maturity	6,939	7,382
Equity securities (Mutual Funds)	10,178	10,332
Loans receivable, net	830,916	819,733
Deposits	765,004	771,706
Federal Home Loan Bank advances	28,000	28,000
Stockholders’ equity	157,026	153,825
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
	(Dollars in thousands, except per share data)
Operating Data:
Interest and dividend income	$11,820	$12,679
Interest expense	1,465	3,228
Net interest income	10,355	9,451
Provision for loan losses	17	14
Net interest income after provision	10,338	9,437
Non-interest income	443	882
Non-interest expense	6,554	6,068
Income before income taxes	4,227	4,251
Income tax expense	982	995
Net income	$3,245	$3,256
Average common shares outstanding – basic	12,068	12,042
Average common shares outstanding – diluted	12,068	12,042
Net income earnings per share – basic	$0.27	$0.27
Net income earnings per share – diluted	$0.27	$0.27
Dividends per share	$0.03	$0.03

	At or for the Three Months Ended March 31,
	2021	2020
Performance Ratios:
Return on average assets	1.35%	1.41%
Return on average equity	8.32	9.03
Interest rate spread(1)	4.22	3.89
Net interest margin(2)	4.59	4.44
Non-interest expense to average assets	2.72	2.64
Efficiency ratio(3)	60.70	58.72
Average interest-earning assets/average interest-bearing liabilities	156.76	135.81
Average equity to average assets	16.18	15.66
Capital Ratios(4):
Total capital (to risk-weighted assets)	14.03%	14.32%
Tier 1 capital (to risk-weighted assets)	13.55	13.83
Common equity Tier 1 capital (to risk-weighted assets)	13.55	13.83
Core (Tier 1) capital (to adjusted total assets)	14.95	14.31
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.61%	0.59%
Allowance for loan losses as a percent of non-performing loans	142.63	129.90
Net charge-offs to average outstanding loans during the period	—	—
Non-performing loans as a percent of total loans(5)	0.43	0.45
Non-performing assets as a percent of total assets(5)	0.58	0.61
Other Data:
Number of offices	13	13

(1)
Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(2)
Represents net interest income as a percent of average interest-earning assets.

(3)
Represents non-interest expense divided by the sum of net interest income and non-interest income.

(4)
Ratios are for NorthEast Community Bank.

(5)
Non-performing loans include loans on non-accrual, accruing loans past due 90 days or more and non-performing assets include non-performing loans and other real estate owned.

Comparison of Financial Condition at March 31, 2021 and December 31, 2020
Total assets decreased by $3.1 million, or 0.3%, to $965.1 million at March 31, 2021, from $968.2 million at December 31, 2020. The decrease in assets was primarily due to a decrease in cash and cash equivalents of  $13.3 million, a decrease in other assets of  $639,000 and a decrease in investment securities held-to-maturity of  $443,000, partially offset by an increase in loans of  $11.2 million.
Cash and cash equivalents decreased by $13.3 million, or 19.3%, to $55.9 million at March 31, 2021 from $69.2 million at December 31, 2020. The decrease in cash can primarily be attributed to an increase in loans of  $11.2 million, a decrease in deposits of  $6.7 million and cash dividends of  $148,000, partially offset by a decrease in securities held-to-maturity of  $443,000 and an increase in advance payments by borrowers for taxes and insurance of  $215,000.
Securities held-to-maturity decreased by $443,000, or 6.0%, to $6.9 million at March 31, 2021 from $7.4 million at December 31, 2020. The decrease was primarily due to maturities and pay-downs of $443,000.
Loans, net of the allowance for loan losses, increased by $11.2 million, or 1.4%, to $830.9 million at March 31, 2021 from $819.7 million at December 31, 2020. The increase in loans, net of the allowance for loan losses, was primarily due to an increase in construction loans of  $17.5 million. The increases were partially offset by decreases in non-residential loans of  $2.7 million, mixed-use loans of  $1.4 million, commercial and industrial loans of  $975,000, multifamily loans of  $485,000, and one- to four-family loans of  $462,000, coupled with normal pay-downs and principal reductions.
Foreclosed real estate was $2.0 million at both March 31, 2021 and December 31, 2020.
Right of use assets — operating, recognized in accordance with Accounting Standards Codification 842 “Leases”, decreased by $132,000 to $3.0 million at March 31, 2021 from $3.1 million at December 31, 2020. The decrease in right of use assets — operating was due to amortization.
Other assets decreased by $639,000 to $4.4 million at March 31, 2021 from $5.0 million at December 31, 2020 due to a decrease in tax assets of  $1.5 million, partially offset by an increase in suspense accounts of  $893,000.
Total deposits decreased by $6.7 million, or 0.9%, to $765.0 million at March 31, 2021 from $771.7 million at December 31, 2020. The decrease was primarily due to a decrease in certificates of deposit of  $22.9 million, or 6.6%, from December 31, 2020 to March 31, 2021. The decrease was partially offset by an increase in NOW/money market accounts of  $13.2 million, or 13.1%, an increase in non-interest bearing demand deposits of  $1.6 million, or 0.7%, and an increase in savings account balances of $1.3 million, or 1.3% and from December 31, 2020 to March 31, 2021.
Federal Home Loan Bank advances were $28.0 million at both March 31, 2021 and December 31, 2020.
Stockholders’ equity increased by $3.2 million, or 2.1% to $157.0 million at March 31, 2021, from $153.8 million at December 31, 2020. The increase in equity was primarily a result of net income of $3.2 million for the three months ended March 31, 2021, a reduction of  $97,000 in unearned employee stock ownership plan shares and $2,000 in other comprehensive income, partially offset by dividends declared of  $144,000.
Deferred Loan Payments
Due to the impact of COVID-19 on our borrowers, during the year ended December 31, 2020, we granted loan deferrals in accordance with regulatory guidance for 194 loans totaling $182.0 million (at the time payment deferral was requested) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Generally, these modifications included the deferral of principal and interest payments for a period of three months, although interest income continued to accrue.
As of March 31, 2021, we had two loans remaining on deferral status in the aggregate amount of $1.2 million, which represented 0.15% of our loan portfolio. One loan is secured by a restaurant, including building and land, located in Sloatsburg, New York. We granted deferral of principal and interest payments until June 1, 2021 and the borrower continues making monthly tax escrow payments. The borrower has indicated there is a sales contract on the property. The second loan is secured by a restaurant and building located in Philadelphia, Pennsylvania. We granted deferral of principal payments until July 1, 2021 and the borrower continues making monthly interest and tax escrow payments.
In April 2021, we received a request from a borrower to defer principal, interest and tax escrow payments for six months as a result of the ongoing COVID-19 pandemic. As of March 31, 2021, the loan had a balance of  $8.5 million and was current on all payments. The loan is secured by a 218 unit apartment complex located in Philadelphia, Pennsylvania. In response to the deferral request, we reviewed a current rent roll and determined the borrower has been negatively affected by the COVID-19 pandemic, with a higher than normal level of delinquent rent payments and non-paying tenants and limited recourse under a continued eviction moratorium in Pennsylvania. The borrower’s real estate taxes are paid through March 31, 2022 and, based on our good relationship with the borrower, we have granted the deferral request. We will continue to monitor the rent collection activity throughout the deferral period.
Results of Operations for the Three Months Ended March 31, 2021 and 2020
Financial Highlights.   Net income for the three months ended March 31, 2021 was $3.25 million compared to net income of  $3.26 million for the three months ended March 31, 2020. Net income for the three months ended March 31, 2021 was lower than the three months ended March 31, 2020 primarily due to an increase in non-interest expense, a decrease in non-interest income, and an increase in the provision for loan losses. These were partially offset by an increase in net interest income and a decrease in the provision for income taxes.
Net Interest Income.   Net interest income totaled $10.4 million for the three months ended March 31, 2021, as compared to $9.5 million for the three months ended March 31, 2020. The increase in net interest income of  $904,000, or 9.6%, was primarily due to the decrease in interest expense that exceeded the decrease in interest income.
Interest and dividend income decreased by $859,000, or 6.8%, to $11.8 million for the three months ended March 31, 2021 from $12.7 million for the three months ended March 31, 2020 due to a decrease in the yield on interest earning assets by 71 basis points from 5.95% for the three months ended March 31, 2020 to 5.24% for the three months ended March 31, 2021, partially offset by an increase in the average balance of interest earning assets of  $49.6 million, or 5.8%, to $902.0 million for the three months ended March 31, 2021 from $852.4 million for the three months ended March 31, 2020.
Interest expense decreased by $1.8 million, or 54.6%, to $1.4 million for the three months ended March 31, 2021 from $3.2 million for the three months ended March 31, 2020 due to a decrease in the average balance of interest bearing liabilities of  $52.2 million, or 8.3%, to $575.4 million for the three months ended March 31, 2021 from $627.6 million for the three months ended March 31, 2020 and a decrease in the cost of interest bearing liabilities by 104 basis points from 2.06% for the three months ended March 31, 2020 to 1.02% for the three months ended March 31, 2021.
The decrease in the cost of interest bearing liabilities was partially due to a shift to non-interest bearing demand deposits from interest bearing certificates of deposits as the average balance of non-interest bearing demand deposits increased by $81.6 million, or 59.2%, to $219.6 million for the three months ended March 31, 2021 from $138.0 million for the three months ended March 31, 2020 and the average balance of certificates of deposits decreased by $57.6 million, or 14.6%, to $336.7 million for the three months ended March 31, 2021 from $394.3 million for the three months ended March 31, 2020. Net interest margin increased by 15 basis points, or 3.4%, during the three months ended March 31, 2021 to 4.59% compared to 4.44% during the three months ended March 31, 2020.
Provision for Loan Losses.   Management recorded loan loss provisions of  $17,000 and $14,000 for the three months ended March 31, 2021 and 2020, respectively. The provision recorded for the three months ended March 31, 2021 was due to an increase in the construction loan portfolio, partially offset by the decrease in the residential, multi-family, mixed-use, non-residential, and commercial and industrial loan portfolios.
Non-Interest Income.   Non-interest income for the three months ended March 31, 2021 was $443,000 compared to non-interest income of  $882,000 for the three months ended March 31, 2020. The decrease was primarily due to an unrealized loss of  $155,000 in our equity securities in the 2021 period compared to an unrealized gain of  $206,000 in the comparable 2020 period, a decrease of  $125,000 in other non-interest income, and decrease of  $9,000 in bank owned life insurance income. These were partially offset by an increase of  $52,000 in other loan fees and service charges and an increase of  $4,000 in investment advisory fees.
The unrealized loss of  $155,000 in our equity securities in the three months ended March 31, 2021 was due to an increase in long term interest rates during the three months ended March 31, 2021 that resulted in market depreciation in our equity securities. The decrease in other non-interest come was due to a gain of  $125,000 in the three months ended March 31, 2020 on a foreclosure sale of a delinquent mortgage loan. The decrease in bank owned life insurance income was due to a decrease in the yield of the underlying portfolio supporting the bank owned life insurance.
The increase in other loan fees and service charges was due to an increase of  $67,000 in ATM and debit card usage fees, partially offset by a decrease of  $9,000 in other loan fees and loan servicing fees and a decrease of  $6,000 in deposit account fees. The increase in investment advisory fees was due to an increase in commission income from Harbor West.
Non-Interest Expense.   Non-interest expense increased by $486,000, or 8.0%, to $6.6 million for three months ended March 31, 2021 from $6.1 million for the three months ended March 31, 2020. The increase resulted primarily from increases of  $380,000 in salaries and employee benefits, $95,000 in occupancy expense, $62,000 in outside data processing expense, and $32,000 in equipment expense, partially offset by decreases of  $50,000 in other operating expense, $28,000 in advertising expense, and $6,000 in real estate owned expense.
Salaries and employee benefits increased by $380,000, or 11.6%, to $3.7 million for the three months ended March 31, 2021 from $3.3 million for the three months ended March 31, 2020 primarily due to the payment of bonuses to branch personnel in connection with the COVID-19 pandemic and an increase in bonuses paid to loan production personnel, partially offset by an increase in loan origination expense offset. The increase in bonuses paid to loan production personnel and the increase in the loan origination expenses offset was due to an increase in loan originations.
Occupancy expense increased by $95,000, or 19.9%, to $573,000 for the three months ended March 31, 2021 from $478,000 for the three months ended March 31, 2020 primarily as a result of additional intensive cleaning of our offices due to the COVID-19 pandemic and the repair and maintenance of our offices. Outside data processing expense increased by $62,000, or 14.6%, to $487,000 for the three months ended March 31, 2021 compared to $425,000 for the three months ended March 31, 2020 due to additional services required to enable us to expand and to enable employees to work remotely. Equipment expense increased by $32,000, or 14.7%, to $249,000 for the three months ended March 31, 2021 from $217,000 for the three months ended March 30, 2020 due to the purchases of additional equipment.
Advertising expense decreased by $28,000, or 53.8%, to $24,000 for the three months ended March 31, 2021 from $52,000 for the three months ended March 31, 2020 due mainly to the curtailment of advertising and promotional products in light of the COVID-19 pandemic. Real estate owned expense decreased by $6,000, or 12.8%, to $41,000 for the three months ended March 31, 2021 from $47,000 for the three months ended March 31, 2020 due to a reduction in operating expenses to maintain the one real estate owned property.
Other non-interest expense decreased by $50,000, or 3.2%, to $1.5 million for the three months ended March 31, 2021 from $1.6 million for the three months ended March 31, 2020 due mainly to decreases of  $73,000 in legal fees, $35,000 in miscellaneous other non-interest expense, $13,000 in directors, officers and employee expense, $12,000 in insurance expense, and $3,000 in recruitment expense related to the hiring of personnel, partially offset by increases of  $40,000 audit and accounting fees, $25,000 in service contracts, $10,000 in consulting fees, $5,000 in office supplies, $4,000 in telephone expense, and $3,000 in directors compensation.
Income Taxes.   We recorded income tax expense of  $982,000 and $995,000 for the three months ended March 31, 2021 and 2020, respectively. For the three months ended March 31, 2021, we had approximately $162,000 in tax exempt income, compared to approximately $172,000 in tax exempt income for the three months ended March 31, 2020. Our effective income tax rates were 23.3% and 23.4% for the three months ended March 31, 2021 and 2020, respectively.

USE OF PROCEEDS
Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $84.8 million and $115.3 million. See the section of this prospectus entitled “Pro Forma Data” for the assumptions used to arrive at these amounts.
We intend to distribute the net proceeds as follows:
	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range
	8,712,500 Shares at $10.00 per Share	Percent of Net Proceeds	10,250,000 Shares at $10.00 per Share	Percent of Net Proceeds	11,787,500 Shares at $10.00 per Share	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$87,125		$102,500		$117,875
Less: Offering expenses	2,296		2,437		2,579
Net offering proceeds	$84,829	100.0%	$100,063	100.0%	$115,296	100.0%
Less:
Proceeds contributed to NorthEast Community Bank	$42,415	50.0	$50,031	50.0	$57,648	50.0
Proceeds used for loan to employee stock ownership plan	6,970	8.2	8,200	8.2	9,430	8.2
Proceeds remaining for NorthEast Community Bancorp, Inc.	$35,444	41.8%	$41,832	41.8%	$48,218	41.8%
Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of NorthEast Community Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all shares were not sold in the subscription and community offerings and a portion of the shares were sold in a syndicated offering.
We initially intend to invest the proceeds retained from the offering at NorthEast Community Bancorp, Inc. in short-term investments, such as U.S. treasury and government agency securities and cash and cash equivalents. The actual amounts to be invested in different instruments will depend on the interest rate environment and NorthEast Community Bancorp, Inc.’s liquidity requirements. In the future, NorthEast Community Bancorp, Inc. may liquidate its investments and use those funds:
•
to pay dividends to stockholders;

•
to repurchase shares of its common stock, subject to regulatory restrictions;

•
to finance the possible acquisition of financial institutions or other businesses that are related to banking as opportunities arise, primarily in or adjacent to our existing market areas, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•
for other general corporate purposes, including contributing additional capital to NorthEast Community Bank.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we are not permitted to repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

NorthEast Community Bank may use the net proceeds it receives from the offering:
•
to fund new loans;

•
to enhance existing products and services and to support growth;

•
to invest in securities;

•
for the possible future expansion of our branch office network by establishing or acquiring additional branch offices; and

•
for other general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.
We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness and availability of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.
We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors — Risks Related to the Offering — Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance” and “— Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

OUR DIVIDEND POLICY
NorthEast Community Bancorp has historically paid a quarterly cash dividend to its minority stockholders of  $0.03 per share and, for the quarter ended December 31, 2020, declared a quarterly cash dividend of  $0.03 per share. From 2007 when NorthEast Community Bancorp began paying cash dividends through the dividend paid on February 4, 2021, a period of nearly 13 years, NorthEast Community Bancorp, MHC waived receipt of most dividends declared by NorthEast Community, with the exception of dividends paid on August 1, 2012, February 3, 2020 and May 8, 2020. On a cumulative basis, NorthEast Community Bancorp, MHC has waived approximately $10.9 million of dividends since 2007.
After the completion of the conversion and offering, we intend to pay cash dividends on a quarterly basis. Initially, we expect the quarterly dividends to be $0.06 per share, which equals $0.24 per share on an annualized basis and a 2.40% yield based on a price of  $10.00 per share. The initial dividend and continued payment of dividends will depend on a number of factors, including our financial condition and results of operations, tax considerations, capital requirements, alternative uses for capital, the number of shares issued in the offering, industry standards and economic conditions.
There can be no assurance that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.
NorthEast Community Bancorp, Inc. will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by NorthEast Community Bancorp, Inc. in connection with the conversion. The source of dividends will depend on the net proceeds retained by NorthEast Community Bancorp, Inc. and earnings thereon, and dividends from NorthEast Community Bank. In addition, NorthEast Community Bancorp, Inc. will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.
Under New York State banking law, New York state-chartered stock-form savings banks may declare and pay dividends out of their net profits, unless there is an impairment of capital, but approval of the New York State Department of Financial Services is required if the total of all dividends declared by the bank in a calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less prior dividends paid. Pursuant to Federal Reserve Board regulations, NorthEast Community Bancorp may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

MARKET FOR THE COMMON STOCK
NorthEast Community Bancorp’s common stock is currently quoted on the OTC Pink Marketplace (“OTCPK”) operated by OTC Markets Group under the symbol “NECB.” Upon completion of the conversion, the shares of common stock of NorthEast Community Bancorp, Inc. will be exchanged for the existing shares of NorthEast Community Bancorp and are expected to be listed on the Nasdaq Capital Market under the symbol “NECB.”
As of the close of business on May 10, 2021 there were 12,194,611 shares of NorthEast Community Bancorp common stock outstanding, including 4,920,861 publicly held shares (shares held by stockholders other than NorthEast Community Bancorp, MHC), and on that date NorthEast Community Bancorp had approximately 188 stockholders of record.
As of May 10, 2021 NorthEast Community Bancorp had approximately 13 registered market makers in its common stock. Piper Sandler & Co. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.
On November 3, 2020, the business day immediately preceding the public announcement of the conversion, and on May 14, 2021 the date of this prospectus, the closing prices of NorthEast Community Bancorp common stock as reported on the OTC Pink Marketplace were $10.50 per share and $16.50 per share, respectively. On the effective date of the conversion, all publicly held shares of NorthEast Community Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of NorthEast Community Bancorp, Inc. common stock determined pursuant to the exchange ratio. See “The Conversion and Offering — Share Exchange Ratio for Current Stockholders.”
Persons purchasing the common stock may not be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment.

CAPITALIZATION
The following table presents the historical consolidated capitalization of NorthEast Community Bancorp at December 31, 2020 and the pro forma consolidated capitalization of NorthEast Community Bancorp after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.
	At December 31, 2020	Minimum of Offering Range 8,712,500 Shares at $10.00 per Share	Midpoint of Offering Range 10,250,000 Shares at $10.00 per Share	Maximum of Offering Range 11,787,500 Shares at $10.00 per Share
	(Dollars in thousands)
Deposits(1)	$771,706	$771,706	$771,706	$771,706
Borrowed funds	28,000	28,000	28,000	28,000
Total deposits and borrowed funds	$799,706	$799,706	$799,706	$799,706
Stockholders’ equity:
Preferred Stock:
25,000,000 shares, $0.01 par value per share authorized; none issued or outstanding	$—	$—	$—	$—
Common stock:
75,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding(2)	132	146	172	197
Additional paid-in capital	56,901	134,684	149,892	165,100
NorthEast Community Bancorp, MHC capital consolidation	—	370	370	370
Retained earnings(3)	105,305	105,305	105,305	105,305
Accumulated other comprehensive income	(185)	(185)	(185)	(185)
Less:
Treasury stock	(7,032)	—	—	—
Common stock to be acquired by employee stock ownership plan(4)	(1,296)	(8,266)	(9,496)	(10,726)
Common stock to be acquired by new equity incentive plan(5)	—	(3,485)	(4,100)	(4,715)
Total stockholders’ equity	$153,825	$228,569	$241,958	$255,346
Total stockholders’ equity as a percentage of total assets	15.89%	21.92%	22.91%	23.88%
Tangible equity as a percentage of tangible assets	15.83%	21.88%	22.87%	23.83%

(1)
Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2)
As of December 31, 2020, NorthEast Community Bancorp had 12,194,611 shares of common stock outstanding. On a pro forma basis, NorthEast Community Bancorp, Inc. will have total issued and outstanding shares of 14,585,432, 17,159,332 and 19,733,231 at the minimum, midpoint and maximum of the offering range, respectively.

(3)
Retained earnings are restricted by applicable regulatory capital requirements.

(4)
Assumes that 8% of the common stock sold in the offering will be acquired by the employee stock ownership plan with funds borrowed from NorthEast Community Bancorp, Inc. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur. Since the funds are borrowed from NorthEast Community Bancorp, Inc. the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of NorthEast Community Bancorp, Inc. See “Our Management — Tax-Qualified Retirement Plans — NorthEast Community Bank Employee Stock Ownership Plan.”
(5)
Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed new equity incentive plan, of a number of shares equal to 4.0% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The new equity incentive plan will be submitted to stockholders for approval at a meeting of stockholders held no earlier than six months following the offering. See “Risk Factors — Risks Related to the Offering — The implementation of stock-based benefit plans may dilute your ownership interest.,” “Pro Forma Data” and “Our Management — Future Equity Incentive Plan.”

REGULATORY CAPITAL COMPLIANCE
At December 31, 2020, NorthEast Community Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The following table presents NorthEast Community Bank’s capital position relative to its regulatory capital requirements at December 31, 2020, on a historical and a pro forma basis. The table reflects receipt by NorthEast Community Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Federal Deposit Insurance Corporation. For a discussion of the capital standards applicable to NorthEast Community Bank, see “Regulation and Supervision — Bank Regulation — Capital Requirements.”
			Pro Forma at December 31, 2020 Based Upon the Sale in the Offering of
	NorthEast Community Bank Historical at December 31, 2020		8,712,500 Shares		10,250,000 Shares		11,787,500 Shares
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$142,180	14.85%	$174,140	17.38%	$179,911	17.82%	$185,683	18.25%
Tier 1 leverage capital(1)(2)	$137,962	14.79%	$169,922	17.43%	$175,693	17.88%	$181,465	18.33%
Tier 1 leverage requirement	46,629	5.00	48,750	5.00	49,131	5.00	49,512	5.00
Excess	$91,333	9.79%	$121,172	12.43%	$126,562	12.88%	$131,953	13.33%
Tier 1 risk-based capital(1)(2)	$137,962	13.23%	$169,922	16.17%	$175,693	16.69%	$181,465	17.22%
Tier 1 risk-based requirement	83,399	8.00	84,078	8.00	84,200	8.00	84,322	8.00
Excess	$54,563	5.23%	$85,844	8.17%	$91,493	8.69%	$97,143	9.22%
Total risk-based capital(1)(2)	$143,021	13.72%	$174,981	16.65%	$180,752	17.17%	$186,524	17.70%
Total risk-based requirement	104,249	10.00	105,098	10.00	105,250	10.00	105,402	10.00
Excess	$38,772	3.72%	$69,883	6.65%	$75,502	7.17%	$81,122	7.70%
Common equity tier 1 risk- based capital(1)(2)	$137,962	13.23%	$169,922	16.17%	$175,693	16.69%	$181,465	17.22%
Common equity tier 1 risk-based requirement	67,762	6.50	68,313	6.50	68,412	6.50	68,511	6.50
Excess	$70,200	6.73%	$101,609	9.67%	$107,281	10.19%	$112,954	10.72%
Reconciliation of capital infused into NorthEast Community Bank:
Net proceeds			$42,415		$50,031		$57,648
Less: Common stock acquired by new equity incentive plan			(3,485)		(4,100)		(4,715)
Less: Common stock acquired by employee stock ownership plan			(6,970)		(8,200)		(9,430)
Pro forma increase			$31,960		$37,731		$43,503

(1)
Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(2)
Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

PRO FORMA DATA
The following table illustrates the pro forma impact of the conversion and offering on our net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint and the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions, although actual expenses may vary from these estimates:
•
all of the shares of common stock will be sold in the subscription and community offerings and no shares will be sold in the syndicated offering;

•
our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering with a loan from NorthEast Community Bancorp, Inc. that will be repaid in equal installments over 15 years;

•
we will pay Piper Sandler & Co. a fee equal to 1.00% of the aggregate amount of common stock sold in the subscription offering, except that no fee will be paid with respect to shares purchased by our employee stock ownership plan and by our officers, directors and employees or members of their immediate families; and

•
total expenses of the offering, excluding selling agent commissions and expenses, will be approximately $1.5 million.

We calculated pro forma consolidated net income for the year ended December 31, 2020 as if the estimated net investable proceeds had been invested at an assumed interest rate of 0.36% (0.28% on an after-tax basis using an assumed tax rate of 21.0%). This represents the yield on the five-year United States Treasury Note at December 31, 2020 which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal banking regulators.
We calculated historical and pro forma per share amounts by dividing historical and pro forma consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.
The pro forma table gives effect to the implementation of a new stock-based benefit plan. We have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plan will vest over a five-year period.
We also have assumed that options will be granted under stock-based benefit plan to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of  $3.17 for each option.
We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest more rapidly than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the conversion and offering.
As discussed under “Use of Proceeds,” we intend to contribute 50% of the net offering proceeds to NorthEast Community Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.
The pro forma table does not give effect to:
•
withdrawals from deposit accounts to purchase shares of common stock in the offering;

•
our results of operations after the offering; or

•
changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the date on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of NorthEast Community Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering — Liquidation Rights.”
	At or for the Year Ended December 31, 2020 Based upon the Sale at $10.00 Per Share of
	8,712,500 Shares	10,250,000 Shares	11,787,500 Shares
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$87,125	$102,500	$117,875
Expenses	2,296	2,437	2,579
Estimated net proceeds	84,829	100,063	115,296
Common stock purchased by employee stock ownership plan	(6,970)	(8,200)	(9,430)
Common stock purchased by stock-based benefit plans	(3,485)	(4,100)	(4,715)
Estimated net proceeds, as adjusted	$74,374	$87,763	$101,151
For the Year Ended December 31, 2020
Consolidated net earnings:
Historical	$12,329	$12,329	$12,329
Income on adjusted net proceeds	212	250	288
Income on mutual holding company asset contribution	1	1	1
Employee stock ownership plan(1)	(367)	(432)	(497)
Stock awards(2)	(551)	(648)	(745)
Stock options(3)	(523)	(616)	(708)
Pro forma net income	$11,101	$10,884	$10,668
Earnings per share(4):
Historical	$0.89	$0.75	$0.66
Income on adjusted net proceeds	0.02	0.02	0.02
Employee stock ownership plan(1)	(0.03)	(0.03)	(0.03)
Stock awards(2)	(0.04)	(0.04)	(0.04)
Stock options(3)	(0.04)	(0.04)	(0.04)
Pro forma earnings per share(4)	$0.80	$0.66	$0.57
Offering price to pro forma net earnings per share	12.50x	15.15x	17.54x
Number of shares used in earnings per share calculations	13,934,899	16,393,999	18,856,098

	At or for the Year Ended December 31, 2020 Based upon the Sale at $10.00 Per Share of
	8,712,500 Shares	10,250,000 Shares	11,787,500 Shares
	(Dollars in thousands, except per share amounts)
At December 31, 2020
Stockholders’ equity:
Historical	$153,825	$153,825	$153,825
Estimated net proceeds	84,829	100,063	115,296
Mutual holding company capital contribution	370	370	370
Common stock acquired by employee stock ownership plan(1)	(6,970)	(8,200)	(9,430)
Common stock acquired by stock-based benefit plans(2)	(3,485)	(4,100)	(4,715)
Pro forma stockholders’ equity	228,569	241,958	255,346
Intangible assets	(651)	(651)	(651)
Pro forma tangible stockholders’ equity	$227,918	$241,307	$254,695
Stockholders’ equity per share:
Historical	$10.54	$8.97	$7.80
Estimated net proceeds	5.82	5.83	5.84
Equity increase from the mutual holding company	0.03	0.02	0.02
Common stock acquired by employee stock ownership plan(1)	(0.48)	(0.48)	(0.48)
Common stock acquired by stock-based benefit plans(2)	(0.24)	(0.24)	(0.24)
Pro forma stockholders’ equity	$15.67	$14.10	$12.94
Intangible assets	(0.04)	(0.04)	(0.03)
Pro forma tangible stockholders’ equity per share(5)	$15.63	$14.06	$12.91
Pro forma price to book value	63.82%	70.92%	77.28%
Pro forma price to tangible book value	63.98%	71.12%	77.46%
Number of shares used in earnings per share calculations	14,585,432	17,159,332	19,733,231

(1)
Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from NorthEast Community Bancorp, Inc. NorthEast Community Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. NorthEast Community Bank’s total annual payments on the employee stock ownership plan debt are based upon 15 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation — Stock Compensation — Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by NorthEast Community Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 21.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. In accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.

(2)
Assumes that a new stock-based benefit plan purchases an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plan and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from NorthEast Community Bancorp, Inc. or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by NorthEast Community Bancorp, Inc. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2020, and (iii) the plan expense reflects an effective tax rate of 21.0%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.3%.
(3)
Assumes that options are granted under a new stock-based benefit plan to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plan may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.17 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 21.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.6%.

(4)
Per share figures include publicly held shares of NorthEast Community Bancorp common stock that will be exchanged for shares of NorthEast Community Bancorp, Inc. common stock in the conversion. See “The Conversion and Offering — Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares of NorthEast Community Bancorp and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the year. See note (1) above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(5)
Per share figures include publicly held shares of NorthEast Community Bancorp common stock that will be exchanged for shares of NorthEast Community Bancorp, Inc. common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of  (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares of NorthEast Community Bancorp at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.1935, 1.4041 and 1.6147 at the minimum, midpoint and maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

OUR BUSINESS
General
NorthEast Community Bancorp, Inc. is a Maryland corporation that was organized on February 26, 2021. Upon completion of the conversion, NorthEast Community Bancorp, Inc. will become the holding company of NorthEast Community Bank, a New York-chartered savings bank, and will succeed to all of the business and operations of NorthEast Community Bancorp and each of NorthEast Community Bancorp and NorthEast Community Bancorp, MHC will cease to exist.
NorthEast Community Bancorp was incorporated under the laws of the United States on July 5, 2006 to serve as the savings and loan holding company of NorthEast Community Bank, as part of NorthEast Community Bank’s conversion from the mutual to stock form of organization. NorthEast Community Bancorp, MHC was incorporated under the laws of the United States on July 5, 2006 to serve as the mutual holding company parent of NorthEast Community Bank as part of the mutual holding company reorganization. In addition to owning 100% of NorthEast Community Bank’s outstanding common stock, NorthEast Community Bancorp also holds $3.9 million in participation interests that it purchased in loans originated by NorthEast Community Bank.
In July 2006, in connection with NorthEast Community Bank’s reorganization into the mutual holding company structure, NorthEast Community Bancorp completed its initial public offering in which it (i) sold 5,951,250 shares of its outstanding common stock to the public and (ii) issued 7,273,750 shares of its common stock to NorthEast Community Bancorp, MHC. NorthEast Community Bancorp, MHC’s sole business activity is the ownership of 7,273,250 shares of common stock of NorthEast Community Bancorp, or 59.6% of the common stock outstanding as of the date of this prospectus. NorthEast Community Bancorp, MHC engages in no other business activities and has no stockholders.
NorthEast Community Bank’s principal business consists of originating primarily construction loans (which comprised approximately 66.2% of our total loan portfolio at December 31, 2020) and, to a lesser extent, commercial and industrial loans (which comprised approximately 11.0% of our total loan portfolio at December 31, 2020) and multifamily and mixed-use residential real estate loans and non-residential real estate loans (which, collectively, comprised approximately 22.0% of our total loan portfolio at December 31, 2020). We offer retail deposits to the general public in the areas surrounding our main office and our branch offices. We offer our customers a variety of deposit products with interest rates that are competitive with those of similar products offered by other financial institutions operating in our market area. In addition, we utilize brokered, listing service and military deposits, which represent a viable and cost effective addition to our deposit gathering and maintenance strategy, often at a lower “all-in” cost when compared to our retail branch network. This strategy allows us to very effectively maturity match these deposits to the term of our construction loans. We also utilize borrowings as a source of funds. Our revenues are derived primarily from interest on loans and, to a lesser extent, interest on investment securities and mortgage-backed securities. We also generate revenues from other income including deposit fees, service charges and investment advisory fees.
Market Area
We are headquartered in White Plains, New York, which is located in Westchester County, and we operate through our main and annex offices in White Plains, our six full-service branch offices in the New York City boroughs of Manhattan (New York County), and the Bronx (Bronx County), and in Rockland and Orange County, our three full-service branches in Danvers (Essex County), Framingham (Middlesex County) and Quincy (Norfolk County), Massachusetts and our loan production offices in White Plains and New City, New York and Danvers, Massachusetts. We generate deposits through our main office and nine branch offices. We conduct lending activities primarily in the State of New York and the Commonwealth of Massachusetts. We also have a limited number of loans in Connecticut, New Hampshire, New Jersey, Pennsylvania and Rhode Island.
Our construction loans originated in Bronx, Kings, Orange, Rockland and Sullivan Counties in New York and Brooklyn (Kings County) are almost exclusively located within homogeneous communities that demonstrate significant population growth concentrated in well-defined existing, and newer expanding, communities. The communities are substantially different from New York State and nationwide economic fluctuations and are considered to be high absorption areas, i.e., where the demand for rental or purchase properties is far greater than available supply.
With respect to the markets in which we primarily originate non-construction loans, our market area includes a population base with a broad cross section of wealth, employment and ethnicity. We operate in markets that generally have experienced relatively slow demographic growth, a characteristic typical of mature urban markets located throughout the Northeast region. New York County is a relatively affluent market, reflecting the influence of Wall Street along with the presence of a broad spectrum of Fortune 500 companies. Comparatively, Bronx County is home to a broad socioeconomic spectrum, with a significant portion of the respective populations employed in relatively low and moderate wage blue collar jobs. Westchester and neighboring counties are affluent markets, serving as desired suburban locations for commuting into New York City and White Plains as well as reflecting growth of higher paying jobs in the counties.
The counties of Massachusetts in which the Danvers, Framingham, and Quincy offices currently operate include a mixture of rural, suburban and urban markets. The economies of these areas were historically based on manufacturing, but, similar to many areas of the country, the underpinnings of these economies are now more service oriented, with employment spread across many economic sectors including service, finance, health-care, technology, real estate and government.
While our New York and Massachusetts markets have different economic characteristics, our customer base in these states tends to be similar and is comprised mostly of owners of low to moderate income apartment buildings or non-residential real estate in low to moderate income areas.
We periodically evaluate our network of banking offices to optimize the penetration in our market area. Our business strategy currently includes opening new branches in and around our market area.
Competition
We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits and loans has historically come from the numerous national, regional and local community financial institutions operating in our market area, including a number of independent banks and credit unions, in addition to other financial service companies, such as brokerage firms and other similar entities. In addition, we face competition for investors’ funds from money market funds and other corporate and government securities. Competition for loans also comes from the increasing number of non-depository financial service companies entering the commercial real estate or construction lending market, such as financial technology companies, securities companies and specialty finance companies.
We believe that our long-standing presence in our market areas in New York and Massachusetts, and our personal service philosophy enhance our ability to compete favorably in attracting and retaining individual and business customers. We actively solicit deposit-related customers and compete for deposits by offering customers personal attention, professional service and competitive interest rates.
Lending Activities
We originate loans primarily for investment purposes. The largest segment of our loan portfolio is construction loans followed by commercial and industrial loans. We also originate multifamily, mixed-use and non-residential real estate loans. We consider our lending territory to be the New York Metropolitan Area and the Boston Metropolitan Area. We also make a limited number of loans in Connecticut, New Hampshire, New Jersey, Pennsylvania and Rhode Island. At December 31, 2020, $768.3 million, or 93.7% of our portfolio was secured by loans in the New York Metropolitan Area, $31.6 million, or 3.8% of our portfolio was secured by loans in the Boston Metropolitan Area and $20.2 million, or 2.5% of our portfolio was secured by loans in Connecticut, New Hampshire, New Jersey, Pennsylvania and Rhode Island.
Construction Loans.   In 2012, we entered the Massachusetts construction market by originating construction loans secured by the construction of multifamily and single family properties as an accommodation to maintain and/or develop relationships with our deposit and loan customers. In the same manner, during the latter part of 2013 we entered the New York construction market by originating construction loans secured by the construction of multifamily and residential condominium properties located in New York State, primarily in Bronx, Orange, Rockland and Sullivan Counties in New York. We will also originate a limited number of construction loans in Brooklyn (Kings County), but only for well-established, repeat customers.
At December 31, 2020, the geographic breakdown of our New York construction loan portfolio was as follows(1):
County	December 31, 2020	December 31, 2019
	(Dollars in thousands)
Bronx	$181,900	$107,500
Kings (Brooklyn)	63,300	85,400
Orange	88,100	75,800
Rockland	163,000	163,500
Sullivan	3,500	2,100
Total	$499,800	$434,300

(1)
Represents amounts outstanding on construction loans at December 31, 2020 and December 31, 2019, respectively. Commitments to extend credit for construction and construction loans in process, which represent funds which have not been drawn on those same dates were $456.4 million and $343.4 million, respectively.

We primarily make construction loans to borrowers and developers that we know or are referred to us by existing customers for construction in high absorption, homogeneous communities. The demand for housing (whether for rent or for purchase) is far greater in these high absorption communities than the available supply. This lack of balance between supply and demand leads to available units being under contract of sale or leases signed very soon after certificates of occupancy are received by the building owners. Generally, in homogeneous communities, units that are under construction have purchase contracts before they are complete.
We will make construction loans on condominium buildings, containing between two to more than 250 units or for single family homes and single family housing developments of as many as 400 homes, in each case in high absorption and/or homogeneous areas. For such loans, we do not offer permanent financing. We do not originate land acquisition and development loans unless the land is ready to build with all permits in place or construction is “as of right.”
Construction loans are typically for 18 to 36 month terms, pay interest only during that period, and are indexed to the prime rate plus a margin. All construction loans are underwritten on an as completed basis and must meet our normal loan to value ratio requirements. In addition, if construction loans are for condominiums, as a backstop, the project will be underwritten as if they will be rental properties.
We generally require the borrower to contribute between 40 to 50% of the total raw land acquisition cost. If an existing structure is to be demolished, the loan to value ratio will be limited to 70% of the improved land value alone. To ensure sufficient construction funds are available for a project, we may elect to finance up to 100% of the construction costs, which includes a 10% contingency, in an amount not to exceed 75% to 80% of the “as complete” appraised value. We also require the borrower to submit various construction documentations, including but not necessarily limited to cost estimates, property surveys, approved building plans and specifications, and approved building permits. We require our borrowers to fund an interest reserve in advance. As a project progresses and the borrower requests funds to continue the project, we require an engineer consultant to inspect the project to verify that the work has been completed prior to disbursing the funds sought. We also obtain a title continuation update to confirm that no liens have been placed on the project. Inspections for the purpose of funding/advancing proceeds are conducted by one of our employees as well as by a construction inspector approved by us.
Construction loans in Orange, Rockland and Sullivan Counties consist primarily of loans to construct contemporary town-house style condominium buildings and complexes containing from four to 250 units. Construction loans in Bronx County consist primarily of loans to construct affordable rental apartment buildings containing between ten and 50 or more apartments. Most buildings are granted real estate tax abatements under New York City’s 421-A program due to the affordable nature of the apartments in the buildings. Our average construction loan ranges from $3.0 million to $7.0 million on buildings and complexes ranging from 20 to 40 units.
At December 31, 2020, our construction loan portfolio consisted of 462 loans totaling $545.8 million, net of loans in process of  $327.3 million and was comprised primarily of 451 New York construction loans with an aggregate balance of  $528.6 million, net of loans in process of  $325.0 million. All construction loans were performing according to their terms at December 31, 2020. The average loan size in our construction loan portfolio was $3.7 million at December 31, 2020.
Our largest outstanding construction loan had a balance of  $13.5 million and was performing in accordance with its terms at December 31, 2020. This loan is secured by a non-residential building located in the Town of Palm Tree, New York. At December 31, 2020, our largest outstanding construction loan relationship with one borrower was comprised of four construction loans with outstanding balances totaling $9.3 million and remaining available loans in process totaling $14.5 million. This relationship also had one commercial and industrial line of credit totaling $500,000 with no outstanding balance at December 31, 2020 and one non-residential mortgage loan with an outstanding balance of  $113,000 at December 31, 2020. All of these loans were performing in accordance with their terms at December 31, 2020.
Commercial and Industrial Loans.   We established our commercial and industrial lending department in March 2007. We provide credit to commercial and industrial businesses that are located within our market area. We also provide commercial and industrial loans to real estate developers in the New York Metropolitan Area. Pursuant to our lending policy, we generally limit the aggregate of all loans and lines of credit (including unused commitments) to any one borrower to no more than 10% of our Tier 1 Capital. It is our policy to require a guaranty of all owners of the borrower who own 20% or more of the business and we impose collateral requirements on our commercial and industrial loans.
Interest rates and payments on our commercial and industrial loans are typically indexed to the prime rate as published in the Wall Street Journal and adjusted as the prime rate changes. At December 31, 2020, the average balance of loans in our commercial and industrial loan portfolio was $533,000.
At December 31, 2020, the largest outstanding commercial and industrial loan and the largest outstanding commercial and industrial line of credit relationship with one borrower was comprised of three lines of credit totaling $30.0 million, with outstanding balances totaling $2.8 million and remaining available lines of credit totaling $27.2 million. However, pursuant to the terms of the governing loan documents, the borrower cannot at any one time have more than $10 million outstanding in the aggregate with respect to all three lines of credit. One of the lines of credit totaling $10.0 million, with a $1.5 million outstanding balance and a remaining available line of  $8.5 million at December 31, 2020, is our largest outstanding commercial and industrial line of credit and is secured by the assets of a construction company.
All the aforementioned commercial and industrial loans were performing according to their terms at December 31, 2020.
Multifamily and Mixed-Use Real Estate Loans.   We offer adjustable-rate mortgage loans secured by multifamily and mixed-use real estate. These loans are comprised primarily of loans on moderate income apartment buildings located in our lending territory and include, loans on cooperative apartment buildings (in the New York area), and loans for Section 8 multifamily housing. In New York, most of the apartment buildings that we lend on are rent-stabilized. Mixed-use real estate loans are secured by properties that are intended for both residential and business use. We also originate multifamily and mixed-use real estate loans in Massachusetts and, on a limited basis, in Connecticut, New Hampshire, New Jersey, Pennsylvania and Rhode Island. We also offer construction/renovation loans on multifamily and mixed-use rental properties in high absorption areas, dependent on vacancy rates in relation to borough or town averages. In recent years, we have de-emphasized multifamily and mixed-use real estate lending as we have focused more on construction lending.
We have been originating multifamily and mixed-use real estate loans in the New York Metropolitan Area for 87 years. In the New York Metropolitan Area, our ability to continue to grow our portfolio is dependent on the continuation of our relationships with mortgage brokers, as the multifamily and mixed-use real estate loan market is primarily broker driven. We have longstanding relationships with mortgage brokers in the New York market area, who are familiar with our lending practices and our underwriting standards. We also deal directly with building owners throughout our lending area. At December 31, 2020, multifamily and mixed-use real estate loans to borrowers in the New York Metropolitan Area totaled $83.8 million.
In the Boston Metropolitan Area, where we have also originated such loans, the primary source of mortgage loan originations are from personal contacts by our loan officers, referrals from existing customers and advertising. We generally retain for our portfolio all of the loans that we originate in Massachusetts. At December 31, 2020, multifamily and mixed-use real estate loans to borrowers in the Boston Metropolitan Area totaled $23.0 million.
We originate a variety of adjustable-rate and balloon multifamily and mixed-use real estate loans. The adjustable-rate loans have fixed rates for a period of one, two, three and five years and then adjust every one, two, three or five years thereafter, based on the terms of the loan. Maturities on these loans can be up to 15 years, and typically they amortize over a 20 to 30-year period. Interest rates on our adjustable-rate loans are adjusted to a rate that equals the applicable one-, two-, three- or five-year Federal Home Loan Bank (“FHLB”) of New York or FHLB of Boston advance rate plus a margin. The balloon loans have a maximum maturity of five years. The lifetime interest rate cap is five percentage points over the initial interest rate of the loan (four percentage points for loans with one-, two- and three-year terms). The typical multifamily or mixed-use real estate loan refinances within the first five-year period and, in doing so, generates prepayment penalties ranging from one to five points of the outstanding loan balance. Under our loan-refinancing program, borrowers who are current under the terms and conditions of their contractual obligations can apply to refinance their existing loans to the rates and terms then offered on new loans after the payment of their contractual prepayment penalties.
In making multifamily and mixed-use real estate loans, we primarily consider the net operating income generated by the real estate to support the debt service, the financial resources, income level and managerial expertise of the borrower, the marketability of the property and our lending experience with the borrower. We typically require a personal guarantee of the borrower. We rate the property underlying the loan as Class A, B or C. Our current policy is to require a minimum debt service coverage ratio (the ratio of earnings after subtracting all operating expenses to debt service payments) of between 1.25x and 1.40x depending on the rating of the underlying property. The average multifamily loan debt-service coverage is 2.81x and the average loan-to-value ratio of our multifamily real estate loans is 35.9%. The average mixed-use real estate loan debt-service coverage is 2.60x and the average loan-to-value ratio of our mixed-use real estate loans is 29.6%. On multifamily and mixed-use real estate loans, our current policy is to finance up to 75% of the lesser of the appraised value or purchase price of the property securing the loan on purchases and refinances of Class A and B properties and up to 65% of the lesser of the appraised value or purchase price for properties that are rated Class C. Properties securing multifamily and mixed-use real estate loans are appraised by independent appraisers, inspected by us and generally require Phase 1 environmental surveys.
The majority of the multifamily real estate loans in our portfolio are secured by ten unit to 100 unit apartment buildings. At December 31, 2020, the majority of our mixed-use real estate loans are secured by properties that are at least 85% residential.
Loans secured by multifamily and mixed-use real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multifamily residential and mixed-use real estate lending is the borrower’s credit-worthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income producing properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject, to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. In reaching a decision on whether to make a multifamily residential or mixed-use real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property.
On December 31, 2020, the largest outstanding multifamily real estate loan had a balance of $8.5 million and was performing according to its terms at December 31, 2020. This loan is secured by a 218 unit apartment complex located in Philadelphia, Pennsylvania. In April 2021, we received a request from the borrower to defer principal, interest and tax escrow payments for six months as a result of the ongoing COVID-19 pandemic. As of March 31, 2021, the loan had a balance of  $8.5 million and was current on all payments. In response to the deferral request, we reviewed a current rent roll and determined the borrower has been negatively affected by the COVID-19 pandemic, with a higher than normal level of delinquent rent payments and non-paying tenants and limited recourse under a continued eviction moratorium in Pennsylvania. The borrower’s real estate taxes are paid through March 31, 2022 and, based on our good relationship with the borrower, we have granted the deferral request. We will continue to monitor the rent collection activity throughout the deferral period.
The largest mixed-use real estate loan had a balance of  $2.7 million and was performing according to its terms at December 31, 2020. This loan is secured by four mixed-use buildings with 11 apartment units and five commercial units located in Brooklyn, New York. As of December 31, 2020, the average loan size in our multifamily and mixed-use portfolio was approximately $640,000.
Non-Residential Real Estate Loans.   Our non-residential real estate loans are generally secured by office buildings, medical facilities and retail shopping centers that are primarily located within our lending area.
At December 31, 2020, our non-residential and real estate loan portfolio was comprised mainly of $38.4 million of loans secured by properties in the New York Metropolitan Area and $5.3 million of loans secured by properties in the Boston Metropolitan Area. We have de-emphasized the origination of non-residential real estate loans in recent years as we began increasing our origination of construction loans.
Our non-residential real estate loans are structured in a manner similar to our multifamily and mixed-use real estate loans, typically at a fixed rate of interest for three to five years and then a rate that adjusts every three to five years over the term of the loan, which is typically 15 years. Interest rates and payments on these loans generally are based on the one-, two-, three- or five-year FHLB of New York or FHLB of Boston advance rate plus a margin. The lifetime interest rate cap is five percentage points over the initial interest rate of the loan (four percentage points for loans with one-, two- and three-year terms). Loans are secured by first mortgages that generally do not exceed 75% of the property’s appraised value. Properties securing non-residential real estate loans are appraised by independent appraisers and inspected by us.
We also charge prepayment penalties, with five points of the outstanding loan balance generally being charged on loans that refinance in the first year of the mortgage, scaling down to one point on loans that refinance in year five. These loans are typically repaid or the term extended before maturity, in which case a new rate is negotiated to meet market conditions and an extension of the loan is executed for a new term with a new amortization schedule. Our non-residential real estate loans tend to refinance within the first five-year period.
Our assessment of credit risk and our underwriting standards and procedures for non-residential real estate loans are similar to those applicable to our multifamily and mixed-use real estate loans. In reaching a decision on whether to make a non-residential real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. In addition, with respect to rental properties, we will also consider the term of the lease and the credit quality of the tenants. We have generally required that the properties securing non-residential real estate loans have debt service coverage ratios (the ratio of earnings after subtracting all operating expenses to debt service payments) of between 1.25x and 1.40x. The average non-residential loan debt-service coverage ratio is 2.17x and the average loan-to-value ratio of our non-residential loans is 44.6%. Phase 1 environmental surveys are required for most loans and property inspections are required for all loans.
At December 31, 2020, we had $60.7 million in non-residential real estate loans outstanding, or 7.4% of total loans. At December 31, 2020, the largest outstanding non-residential real estate loan had an outstanding balance of  $10.0 million. This loan is secured by a 16-acre site, which is listed on the national and state registries for historic places. The property consists of 12 buildings totaling approximately 160,000 square feet, including a large central convent, chapel, elementary school, high school, administrative building and other ancillary structures located in White Plains, New York. This loan was performing according to its terms at December 31, 2020. At December 31, 2020, this loan was also the largest outstanding non-residential real estate loan relationship with one borrower and was performing in accordance with its terms As of December 31, 2020, the average balance of loans in our non-residential loan portfolio was $977,000.

Consumer Loans.   We offer personal loans, loans secured by savings accounts or certificates of deposit (share loans), and overdraft protection for checking accounts which is linked to statement savings accounts and has the ability to transfer funds from the statement savings account to the checking account when needed to cover overdrafts. At December 31, 2020, our portfolio of consumer loans was $42,000, or 0.00% of total loans.
Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws may limit the amount which can be recovered on such loans.
Originations, Purchase, Participations and Sales of Loans.   Loan originations come from a number of sources. The primary source of loan originations are our in-house loan officers and referrals from customers and, to a lesser extent, mortgage loan brokers and local realtors. Historically, we have primarily originated our own loans and retained them in our portfolio.
While in the past we purchased a limited number of participations from one financial institution that also serves high absorption areas in Brooklyn, New York, we currently have only one such participation loan in our portfolio. However, we occasionally sell participations interests in construction loans we have originated in high absorption areas to other community banks in order to maintain compliance with our loans-to-one borrower limits. We have also historically sold participation interests in our construction loans to Northeast Community Bancorp and we may continue to do so in the future. At December 31, 2020, NorthEast Community Bancorp, Inc. held $3.9 million in participation interests in construction loans originated by NorthEast Community Bank. Through our loan participations, we and the other participating lenders generally share ratably in cash flows and points and fees and gains or losses that may result from a borrower’s noncompliance with the contractual terms of the loan.
Loan Approval Procedures and Authority.   Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management.
All construction, multifamily, mixed use and nonresidential real estate loans and commercial and industrial loans must be approved by a unanimous vote of the members of the Loan Committee, which is composed of the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer.
At each monthly meeting of the board of directors, the board reviews all commitments issued, regardless of size.
Loans to One Borrower.   Pursuant to New York law and federal banking regulations, the aggregate amount of loans that NorthEast Community Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of its capital, surplus fund and undivided profits (25% if the amount in excess of 15% is secured by “readily marketable collateral”). At December 31, 2020, based on the 15% limitation, NorthEast Community Bank’s loans-to-one-borrower limit was approximately $21.5 million. On the same date, NorthEast Community Bank and NorthEast Community Bancorp, on a consolidated basis, had no borrowers with outstanding balances in excess of this amount.
Loan Commitments.   We issue commitments for adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 60 days.
Delinquencies.   When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We generally make initial contact with the borrower toward the end of the month when the payment is due and then again when loan becomes ten to 15 days past due. If payment is not received by the 45th day of delinquency, additional letters are sent and phone calls generally are made to the customer. When the loan becomes 60 days past due, we generally commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a commercial and industrial or consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances. Management informs the board of directors on a monthly basis of the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that we own.
During the second and third quarters of 2020, we also granted eligible loan deferrals to 194 existing loans with outstanding balances of  $182.0 million (at the time payment deferral was requested) under the CARES Act. Generally, these deferrals included the deferral of principal and interest payments for a period of three months, although interest income continued to accrue. As of December 31, 2020, two loans with an aggregate balance of  $1.2 million remain on deferral under the CARES Act.
Investment Activities
We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, municipal securities, deposits at the Federal Home Loan Bank of New York and certificates of deposit of federally insured institutions.
At December 31, 2020, our investment portfolio consisted primarily of mutual funds, residential mortgage-backed securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae with stated final maturities of 10 years or more, and municipal securities with maturities of one year or less.
Our investment portfolio is primarily viewed as a source of liquidity. Our investment management policy is designed to provide adequate liquidity to meet any reasonable deposit outflows and any anticipated increase in the loan portfolio through conversion of secondary reserves to cash and to provide safety of principal and interest through investment in securities under limitations and restrictions prescribed in banking regulations. Consistent with liquidity and safety requirements, our policy is designed to generate a significant amount of stable income and to provide collateral for advances and repurchase agreements. The policy is also designed to serve as a counter-cyclical balance to earnings in that the investment portfolio will absorb funds when loan demand is low and will infuse funds when loan demand is high.
Deposit Activities and Other Sources of Funds
General.   Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment activities. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.
Deposit Accounts.   The vast majority of our depositors are residents of the States of New York and Massachusetts. Deposits are obtained primarily from customers residing in or working in the communities in which our branches are located, and we rely on our long-standing relationships with our customers to retain these deposits. We offer of a broad selection of deposit instruments, including checking accounts, money market accounts, regular savings accounts, non-interest bearing demand accounts (such as checking accounts and certificates of deposits. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit, and the interest rate among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates, but not be the market leader in every type and maturity.
In addition, we utilize brokered, listing service and military deposits, which represent a viable and cost effective addition to our deposit gathering and maintenance strategy, often at a lower “all-in” cost when compared to our retail branch network. This strategy allows us to very effectively match the maturity of these deposits to the term of our construction loans, which make up a majority of the loans in our loan portfolio.
Borrowings.   We may utilize advances from the Federal Home Loan Bank of New York to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of New York and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the United States), provided certain standards related to credit-worthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s credit-worthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution. We had approximately $28.0 million of Federal Home Loan Bank advances outstanding at December 31, 2020. At December 31, 2020, we had the ability to borrow an additional $49.4 million from the Federal Home Loan Bank of New York. In addition, as of December 31, 2020, we had $8.0 million of available credit from Atlantic Community Bankers Bank.
Investment Advisory and Financial Planning Activities
Harbor West Wealth Management Group, a division of NorthEast Community Bank, performs a wide range of financial planning and investment advisory services based on the needs of a diversified client base including, but not limited to: wealth management based on a clients’ time dimension, risk aversion/tolerance, value system and specific needs; transition planning from one career to another, especially the transition to retirement; conducting risk assessment and management on issues related to various kinds of insurance-covered contingencies; and providing assistance relating to the ultimate disposition of assets. Investment advisory and financial planning services are offered through a networking arrangement with a registered broker-dealer and investment advisor.
Personnel
At December 31, 2020, we had 120 full-time employees and five part-time employees, none of whom are represented by a collective bargaining unit. We believe our relationship with our employees is good.
Subsidiaries
NorthEast Community Bancorp’s only direct subsidiary is NorthEast Community Bank. NorthEast Community Bank maintains the following subsidiaries:
New England Commercial Properties LLC was formed in October 2007 to facilitate the purchase or lease of real property by NorthEast Community Bank and to hold real estate owned acquired by NorthEast Community Bank through foreclosure or deed-in-lieu of foreclosure. As of December 31, 2020, New England Commercial Properties, LLC had no assets other than a foreclosed office building located in Pittsburgh, Pennsylvania.
NECB Financial Services Group LLC was formed in April 2012 as a complement to NorthEast Community Bank’s existing investment advisory and financial planning services division, Harbor West Financial Planning Wealth Management, to sell life insurance products and fixed-rate annuities. NECB Financial Services Group LLC is licensed in the States of New York and Connecticut.
72 West Erickson LLC was formed in April 2015 to hold real property that NorthEast Community Bank uses as branch offices.
Legal Proceedings
We are involved in routine legal proceedings in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to our financial condition, results of operations and cash flows.
Properties
At December 31, 2020, we conducted business through our administrative headquarters located in White Plains, New York and through our nine branch offices located in Bronx, New York, Rockland,

Orange and Westchester Counties in New York and Essex, Middlesex and Norfolk Counties in Massachusetts and three loan production offices located in White Plains and New City, New York and Danvers, Massachusetts. We also have a wealth management office in Westport, Connecticut. At December 31, 2020, we leased six of our offices, and the total net book value of our land, buildings, furniture, fixtures and equipment was $18.7 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements of NorthEast Community Bancorp that appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding NorthEast Community Bancorp and the financial statements provided in this prospectus.
Executive Summary
Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of money market accounts, statement savings accounts, individual retirement accounts and certificates of deposit. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of loan fees, service charges, and earnings on bank owned life insurance. Non-interest expense currently consists primarily of salaries and employee benefits, deposit insurance premiums, directors’ fees, occupancy and equipment, data processing and professional fees. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.
Following the offering, our non-interest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of stockholder communications and meetings and stock exchange listing fees. In addition, following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting standards require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”
Business Strategy
Growing our assets with a continued focus on the origination of construction loans.
At December 31, 2020, $545.8 million, or 66.2%, of our total loan portfolio, net of loans in process, consisted of construction loans primarily located in high absorption areas in the New York Metropolitan Area. There continues to be a significant need for construction financing within the high absorption, homogeneous communities served by NorthEast Community Bank and we intend to continue to support the growth of these communities through the financing of condominium and apartment construction loans within the communities.
Maintaining strong asset quality and managing credit risk.
Strong asset quality is a key to the long-term financial success of any financial institution. We have been successful in maintaining strong asset quality in recent years. Our ratio of non-performing assets to total assets was 0.58%, 0.64%, and 0.46% at December 31, 2020, 2019, and 2018, respectively. We attribute this credit quality to a conservative credit culture and an effective credit risk management environment. We have an experienced team of credit professionals, well-defined and implemented credit policies and procedures, what we believe to be conservative loan underwriting criteria, and active credit monitoring policies and procedures. Our senior management team also spends substantial time conducting construction site visits and visiting regularly with community leaders and borrowers in our high absorption communities, which enables us to understand the needs of our communities and to stay informed as to matters affecting those communities.

Continuing to grow our non-interest bearing deposit accounts through the maintenance of low customer fees and charges.
We believe that as a community bank we should maintain the fees and charges we charge our customers as low as possible. By doing so, we have been able to attract and retain food service and other businesses as customers of NorthEast Community Bank and at the same time increase the amount of our non-interest bearing business accounts. We intend to continue this strategy following the conversion.
Expanding our franchise through de novo branching or branch acquisitions.
As the communities we serve continue to grow and expand into new areas, we believe there will be branch expansion opportunities within our market area and in the newly developing communities expanding outward from existing high absorption, homogeneous communities where our branches are currently located. To this end, we currently expect to open a new branch office in Rockland County, New York during the third or fourth quarter of 2021. We intend to explore additional opportunities as they arise to expand our branch network.
Expanding our employee base, infrastructure and technology, as necessary, to support future growth.
We have already made significant investments in our infrastructure, technology and employee base to support the growth in our construction portfolio and the increased compliance responsibilities due to such growth, including experienced Bank Secrecy Act professionals. The additional capital being raised in the offering will provide us with additional resources to attract and retain the necessary talent and continue to enhance our infrastructure and technology to support our growth following the conversion.
Implement a stockholder-focused strategy for management of our capital.
We recognize that a strong capital position is essential to achieving our long-term objective of building stockholder value. Following the offering, at the midpoint of the offering range our pro forma tier 1 leverage capital ratio is expected to be 17.88% and our pro forma total risk-based capital ratio is expected to be 17.17%, which are well in excess of the amounts required to be considered “well capitalized” for regulatory capital purposes. This capital position will support our future growth and expansion, and will give us flexibility to pursue other capital management strategies to enhance stockholder value. In particular, we intend to continue paying a regular quarterly dividend. See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion.
Critical Accounting Policies
In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of U.S. generally accepted accounting principles (“GAAP”) and to general practices within the banking industry. Our significant accounting policies are described in note 1 to the consolidated financial statements included in this prospectus.
Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies, which are discussed below, to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.
Allowance for Loan Losses
We consider the allowance for loan losses to be a critical accounting policy. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.
The allowance consists of specific and general reserves. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, a specific allowance is established or a partial charge-off is taken when the fair market value of the collateral is lower than the carrying value of that loan. Beginning in the fourth quarter of 2012, we discontinued the use of specific allowances. If an impairment is identified, we now charge off the impaired portion immediately. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.
Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment records, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis.
The general component of the allowance calculation is also based on the loss factors that reflect our historical charge-off experience adjusted for current economic conditions applied to loan groups with similar characteristics or classifications in the current portfolio. To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, we have a structured loan rating process which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers.
Loans whose terms are modified are classified as troubled debt restructurings if we grant such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date at a below market rate. Adversely classified, non-accrual troubled debt restructurings may be returned to accrued status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. All troubled debt restructured loans are classified as impaired.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss model, or CECL, ASU 2016-13. We previously elected to defer the adoption of ASU 2016-13 until December 31, 2020. As permitted by the CARES Act, and based on legislation enacted in December 2020 which extended certain provision of the CARES Act, we elected to extend the adoption of CECL until January 1, 2023 in accordance with the recent legislation. This standard requires earlier recognition of expected credit losses on loans and certain other instruments, compared to the incurred loss model.
Based on management’s comprehensive analysis of the loan portfolio, management believes the allowance for loan losses is appropriate as of December 31, 2020.
Balance Sheet Analysis
General
Total assets increased by $13.0 million, or 1.4%, to $968.2 million at December 31, 2020, from $955.2 million at December 31, 2019. The increase in assets was primarily due to an increase in loans of

$71.9 million, partially offset by a decrease in cash and cash equivalents of  $58.5 million, a decrease in investment securities held-to-maturity of  $1.8 million and a decrease in other assets of  $1.3 million.
Cash and cash equivalents decreased by $58.5 million, or 45.8%, to $69.2 million at December 31, 2020 from $127.7 million at December 31, 2019. The decrease in cash can primarily be attributed to an increase in loans of  $71.9 million, a decrease in deposits of  $7.5 million, cash dividends of  $1.0 million, and decreases in advance payments by borrowers for taxes and insurance of  $570,000 offset by proceeds from FHLB advances of  $7.0 million.
Securities held-to-maturity decreased by $1.8 million, or 19.3%, to $7.4 million at December 31, 2020 from $9.2 million at December 31, 2019. The decrease was primarily due to maturities and pay-downs of  $2.0 million, offset by $189,000 in purchases.
Loans, net of the allowance for loan losses, increased by $71.9 million, or 9.6%, to $819.7 million at December 31, 2020 from $747.9 million at December 31, 2019. The increase in loans, net of the allowance for loan losses, was primarily due to an increase in construction loans of  $80.4 million and an increase in commercial and industrial loans of  $10.8 million. The increases were partially offset by decreases in multifamily loans of  $8.2 million, non-residential loans of  $6.2 million, one- to four-family loans of  $3.0 million, and mixed-use loans of  $2.1 million, coupled with normal pay-downs and principal reductions.
Foreclosed real estate decreased to $2.0 million at December 31, 2020 as compared to $2.2 million at December 31, 2019 due primarily to a charge-off of  $168,000.
Right of use assets — operating, recognized in connection with the adoption of Accounting Standards Update 2016-02 (“ASU 2016-02”), increased by $1.9 million to $3.1 million at December 31, 2020 from $1.2 million at December 31, 2019. The increase in right of use assets — operating was due to the leasing of additional office spaces to facilitate our expansion.
Other assets decreased by $1.3 million to $5.0 million at December 31, 2020 from $6.3 million at December 31, 2019 due to the timing of payroll at year end.
Total deposits decreased by $7.5 million, or 1.0%, to $771.7 million at December 31, 2020, from $779.2 million at December 31, 2019. The decrease was primarily due to a decrease in certificates of deposit of  $76.6 million, or 18.0%, and a decrease in NOW/money market accounts of  $15.7 million, or 13.4%, from December 31, 2019 to December 31, 2020. The decrease was partially offset by an increase in non-interest bearing demand deposits of  $80.9 million, or 57.8%, and an increase in savings account balances of  $3.4 million, or 3.5%.
Federal Home Loan Bank advances increased by $7.0 million, or 33.3%, to $28.0 million at December 31, 2020, from $21.0 million at December 31, 2019 due primarily to new advances totaling $7.0 million during the year ended December 31, 2020.
Stockholders’ equity increased by $11.7 million, or 8.2% to $153.8 million at December 31, 2020, from $142.1 million at December 31, 2019. The increase in equity was primarily a result of net income of  $12.3 million for the year ended December 31, 2020 and reduction of  $259,000 in unearned Employee Stock Ownership Plan shares, partially offset by dividends paid of  $1.0 million and an increase of $84,000 in other comprehensive loss.
Loans
Our loan portfolio consists primarily of construction loans, commercial and industrial loans, multifamily and mixed-use residential real estate loans and non-residential real estate loans. We also have a limited amount of one- to four-family residential real estate loans, which we no longer originate, and consumer loans, which we originate on a very limited basis.

The following table shows the loan portfolio at the dates indicated:
	At December 31,
	2020		2019
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate loans:
One- to four-family	$6,170	0.75%	$9,188	1.22%
Multifamily	90,506	10.97	98,751	13.12
Mixed-use	30,508	3.70	32,460	4.31
Total residential real estate loans	127,184	15.42	140,399	18.65
Non-residential real estate loans	60,665	7.36	66,894	8.89
Construction loans	545,788	66.18	465,379	61.85
Commercial and industrial loans	90,577	10.98	79,765	10.60
Overdrafts	452	0.05	—	0.00
Consumer loans	42	0.01	51	0.01
Total loans	824,708	100.00%	752,488	100.00%
Allowance for losses	(5,088)		(4,611)
Deferred loan costs, net	113		5
Loans, net	$819,733		$747,882
	At December 31,
	2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential real estate loans:
One- to four-family	$12,839	1.71%	$15,080	2.13%	$13,704	2.18%
Multifamily	138,368	18.40	152,881	21.61	174,718	27.73
Mixed-use	45,536	6.05	57,861	8.18	62,584	9.93
Total residential real estate loans	196,743	26.16	225,822	31.92	251,006	39.84
Non-residential real estate loans	67,326	8.95	70,613	9.98	70,526	11.20
Construction loans	415,066	55.19	341,105	48.22	251,017	39.84
Commercial and industrial loans	72,882	9.69	69,812	9.87	57,349	9.10
Overdrafts	—	0.00	—	0.00	—	0.00
Consumer loans	76	0.01	93	0.01	111	0.02
Total loans	752,093	100.00%	707,445	100.00%	630,009	100.00%
Allowance for losses	(4,196)		(3,506)		(3,771)
Deferred loan (fees) costs, net	(56)		185		(99)
Loans, net	$747,841		$704,124		$626,139
Loan Maturity.   The following table sets forth certain information at December 31, 2020 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

December 31, 2020	One- to Four-Family	Multi- Family	Mixed- Use	Non- Residential Real Estate	Construction	Commercial and Industrial	Overdrafts	Consumer	Total Loans
	(Dollars in thousands)
Amounts due in:
One year or less	$—	$4,465	$894	$15,423	$377,919	$65,443	$452	$23	$464,619
More than 1-5 years	3,080	31,376	10,347	18,503	167,869	22,034	—	19	253,228
More than 5-10 years	1,816	44,201	18,175	23,213	—	3,100	—	—	90,505
More than 10 years	1,274	10,464	1,092	3,526	—	—	—	—	16,356
Total	$6,170	$90,506	$30,508	$60,665	$545,788	$90,577	$452	$42	$824,708
The following table sets forth all loans at December 31, 2020 that are due after December 31, 2021 and have either fixed interest rates or floating or adjustable interest rates:
	Fixed Rates	Floating or Adjustable Rates	Total at December 31, 2020
	(Dollars in thousands)
Residential real estate loans:
One- to four-family	$771	$5,399	$6,170
Multifamily	18,666	67,375	86,041
Mixed-use	3,367	26,247	29,614
Non-residential real estate loans	13,464	31,778	45,242
Construction loans	—	167,869	167,869
Commercial and industrial loans	5,484	19,650	25,134
Consumer loans	19	—	19
Total	$41,771	$318,318	$360,089
Loan Originations, Purchases and Sales.
The following table shows loans originated, purchased and sold during the periods indicated:
	Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Total loans at beginning of period	$752,488	$752,093	$707,445	$630,009	$511,074
Originations:
Residential real estate loans:
One- to four-family	—	—	2,031	3,366	2,077
Multifamily	10,230	3,871	10,990	9,792	22,208
Mixed-use	1,889	824	2,574	2,300	7,449
Total residential real estate loans	$12,119	$4,695	$15,595	$15,458	$31,734
Non-residential real estate loans	$1,050	$2,131	$7,946	$6,448	$20,989
Construction loans	321,780	348,740	380,191	291,511	221,563
Commercial and industrial loans	54,277	52,036	37,390	40,491	48,614
Overdrafts	452	—	—	—	—
Consumer loans	—	—	—	—	6
Total loans originated	$389,678	$407,602	$441,122	$353,908	$322,906
Purchases	$—	$—	$—	$—	$—

	Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Less:
Principal payments and repayments	$317,122	$402,004	$392,091	$250,899	$195,462
Loan sales	—	5,040	1,247	25,239	8,155
Loan charge offs	336	163	3,136	334	354
Transfers to real estate owned	—	—	—	—	—
Total deductions	$317,458	$407,207	$396,474	$276,472	$203,971
Total loans at end of period	$824,708	$752,488	$752,093	$707,445	$630,009

Securities
Our investment portfolio consists primarily of mutual funds, residential mortgage-backed securities issued by Fannie Mae, Freddie Mac, and Ginnie Mae primarily with stated final maturities of 10 years or more, and municipal securities with maturities of one year or less.
The following table sets forth the amortized cost and fair value of investment securities at December 31, 2020, 2019 and 2018.
	At December 31,
	2020		2019		2018
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
Marketable equity securities:
Mutual funds	$10,000	$10,332	$10,000	$10,044	$9,000	$8,753
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	2	2	4	4	16	16
Federal National Mortgage Association	—	—	1	1	1	1
Total mortgage-backed securities	2	2	5	5	17	17
Total securities available-for-sale	10,002	10,334	10,005	10,049	9,017	8,770
Securities held-to-maturity:
Municipal bonds	4,189	4,189	4,190	4,190	—	—
Mortgage-backed securities:
Government National Mortgage Association	933	958	1,416	1,444	1,962	2,005
Federal Home Loan Mortgage Association	59	58	66	67	74	75
Federal National Mortgage Association	1,097	1,141	1,563	1,576	1,802	1,755
Collateralized mortgage obligations – GSE	1,104	1,173	1,914	1,938	2,203	2,127
Total mortgage-backed securities	3,193	3,330	4,959	5,025	6,041	5,962
Total securities held-to-maturity	7,382	7,519	9,149	9,215	6,041	5,962
Total investment securities	$17,384	$17,853	$19,154	$19,264	$15,058	$14,732
The following table sets forth the stated maturities and weighted average yields of investment securities at December 31, 2020. Certain securities have adjustable interest rates and will reprice monthly, quarterly, semi-annually or annually within the various maturity ranges. Equity securities are not included in the table based on lack of a maturity date. The table presents contractual maturities for mortgage-backed securities and does not reflect repricing or the effect of prepayments.
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
December 31, 2020	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Mortgage-backed securities	$—	—%	$2	2.63%	$—	—%	$—	—%	$2	2.63%
Total available-for-sale	$—	—%	$2	2.63%	$—	—%	$—	—%	$2	2.63%
Securities held-to-maturity:
Mortgage-backed securities	$—	—%	$32	2.94%	$11	2.74%	$2,046	2.70%	$2,089	2.70%
U.S. agency collateralized mortgage obligations	—	—	—	0.91	—	—	1,104	2.73%	1,104	2.73
Municipal bonds	3,241	1.52	948	1.09	—	—	—	—	4,189	1.42
Total held-to-maturity	$3,241	1.52%	$980	1.14%	$11	2.74%	$3,150	2.71%	$7,382	1.98%
Total investment securities	$3,241	1.52%	$982	1.15%	$11	2.74%	$3,150	2.71%	$7,384	1.98%
Deposits
Deposits are a major source of our funds for lending and other investment purposes, and our deposits are provided primarily by individuals within our market area. In addition, we rely on brokered, listing and military deposits, which represent a viable and cost effective addition to our deposit gathering and maintenance strategy, often at a lower “all-in” cost when compared to our retail branch network. Use of these types of deposits allows us to match the maturity of these deposits to the term of our construction loans. The following table sets forth the deposits as a percentage of total deposits for the dates indicated:
	At December 31,
	2020		2019		2018
	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits	Amount	Percent of Total Deposits
	(Dollars in thousands)
Demand deposits:
Non-interest-bearing accounts	$221,371	28.69%	$140,001	17.97%	$108,353	15.77%
Now and money market accounts	100,945	13.08	116,613	14.97	105,643	15.37
Savings accounts	101,693	13.18	98,283	12.61	77,903	11.34
Certificates of deposit	347,697	45.05	424,261	54.45	395,197	57.52
Total	$771,706	100.00%	$779,158	100.00%	$687,096	100.00%

The following table sets forth all our certificates of deposit classified by interest rate as of the dates indicated:
	Year Ended December 31,
	2020	2019	2018
	(Dollars in thousands)
Less than 0.50%	$32,546	$682	$5,421
0.50% to 0.99%	94,763	630	2,529
1.00% to 1.49%	107,801	5,070	4,679
1.50% to 1.99%	20,985	37,455	95,116
2.00% to 2.99%	71,706	245,114	234,614
3.00% and greater	19,896	135,310	52,838
Ending balance	$347,697	$424,261	$395,197
The following table sets forth the amount and maturities of our certificates of deposit by interest rate at December 31, 2020.
	Period to Maturity
	Less Than One Year	More than One Year to Two Years	More than Two Years to Three Years	More than Three Years to Four Years	More than Four Years	Total	Percent of Total Certificate Accounts
	(Dollars in thousands)
Less than 0.50%	$7,364	$157	$—	$—	$25,025	$32,546	9.36%
0.50% to 0.99%	73,238	15,158	3,532	2,157	678	94,763	27.26
1.00% to 1.49%	52,854	35,873	390	147	18,537	107,801	31.00
1.50% to 1.99%	16,557	2,805	608	533	482	20,985	6.04
2.00% to 2.99%	51,084	14,679	1,433	4,228	282	71,706	20.62
3.00% and greater	10,737	2,709	2,999	3,451	—	19,896	5.72
Total	$211,834	$71,381	$8,962	$10,516	$45,004	$347,697	100.00%
The following table sets forth the time remaining until maturity for certificate of deposits of  $100,000 or more at December 31, 2020.
December 31, 2020	Certificates of Deposit
(Dollars in thousands)
Maturity Period:
Three months or less	$40,539
Over three through six months	31,889
Over six through twelve months	86,616
Over twelve months	112,335
Total	$271,379

The following table sets forth the deposit activity for the periods indicated:
	Year Ended December 31,
	2020	2019	2018
	(Dollars in thousands)
Beginning balance	$779,158	$687,096	$625,211
Increase (decrease) before interest credited	756	102,683	67,145
Interest credited	8,208	10,621	5,260
Net (decrease) increase in deposits	(7,452)	92,062	61,885
Ending balance	$771,706	$779,158	$687,096
The following table sets forth the average balances and weighted average rates of our deposit products at the dates indicated:
	At December 31,
	2020			2019			2018
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Non-interest bearing transaction	$172,508	22.97%	—%	$127,134	16.26%	—%	$108,649	16.76%	—%
NOW and money market deposit accounts	104,390	13.90	0.50	109,524	14.01	1.21	114,314	17.64	1.25
Savings accounts	101,738	13.54	0.33	89,706	11.48	0.98	81,564	12.58	0.67
Certificates of deposit	372,535	49.59	1.35	455,286	58.25	2.63	343,633	53.02	2.36
Total	$751,171	100.00%	0.72%	$781,650	100.00%	1.73%	$648,160	100.00%	1.62%
Borrowings
The following table sets forth the outstanding borrowings and weighted averages at the dates or for the periods indicated:
	At or For the Year Ended December 31,
	2020	2019	2018
	(Dollars in thousands)
Maximum amount outstanding at any month-end during period:
Lines of credit	—	—	—
Federal Home Loan Bank advances	$28,000	$38,405	$72,869
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—
Average outstanding balance during period:
Lines of credit	$—	$—	$115
Federal Home Loan Bank advances	26,811	28,095	64,013
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—

At or For the Year Ended December 31,
	2020	2019	2018
(Dollars in thousands)
Weighted average interest rate during period:
Lines of credit	$—	$—	$1.85
Federal Home Loan Bank advances	2.70	2.64	1.44
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—
Balance outstanding at end of period:
Lines of credit	$—	$—	$—
Federal Home Loan Bank advances	28,000	21,000	42,461
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of New York overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—
Weighted average interest rate at end of period:
Lines of credit	$—	$—	$—
Federal Home Loan Bank advances	2.52	2.83	1.87
Federal Home Loan Bank overnight borrowings	—	—	—
Federal Reserve Bank of Philadelphia overnight borrowings	—	—	—
Securities sold under repurchase agreements	—	—	—
Results of Operations for the Years Ended December 31, 2020 and 2019
Financial Highlights
Net income for the year ended December 31, 2020 was $12.3 million compared to net income of $13.0 million for the year ended December 31, 2019. Net income for the year ended December 31, 2020 was lower than the year ended December 31, 2019 primarily due to an increase in COVID-19 related personnel expenses, an increase in provision for loan losses expense, and a decrease in other income. These increases were partially offset by an increase in net interest income and a decrease in income tax expense.
Summary Income Statements
The following table sets forth the income summary for the periods indicated:
	Year Ended December 31,
			Change Fiscal 2020/2019
	2020	2019	$	%
	(Dollars in thousands)
Net interest income	$39,000	$38,782	$218	0.56%
Provision for loan losses	814	727	87	11.97
Non-interest income	2,513	2,819	(306)	(10.85)
Non-interest expenses	25,088	23,944	1,144	4.78
Income tax expense	3,282	3,977	(695)	(17.48)
Net income	$12,329	$12,953	$(624)	(4.82)
Return on average assets	1.31%	1.35%
Return on average equity	8.31%	9.48%
Net Interest Income
Net interest income totaled $39.0 million for the year ended December 31, 2020, as compared to $38.8 million for the year ended December 31, 2019. The increase in net interest income of  $218,000, or

0.6%, was primarily due to the decrease in interest rates during the third and fourth quarters of 2019 coupled with an additional 150 basis point cut in interest rates in March 2020 in response to the COVID-19 pandemic, resulting in a decrease in interest expense that exceeded a decrease in interest income.
Interest and dividend income decreased by $4.8 million, or 9.0%, due to a decrease in average interest earning assets of  $17.7 million, or 2.0%, and the yield decreasing on interest earning assets by 43 basis points from 6.02% to 5.59%. Interest expense decreased by $5.1 million, or 33.6%, due to a decrease in average interest bearing liabilities of  $77.1 million, or 11.3% and a decrease in the cost of interest bearing liabilities by 55 basis points from 2.20% to 1.65%. The decrease in the cost of interest bearing liabilities was also partially due to a shift to non-interest bearing demand deposits from interest bearing certificates of deposits as the average balances of non-interest bearing demand deposits increased by $45.4 million, or 35.7%, and the average balances of certificates of deposits decreased by $82.8 million, or 18.2%. Net interest margin increased by 11 basis points, or 2.5%, during the year ended December 31, 2020 to 4.45% compared to 4.34% at December 31, 2019.
Provision for Loan Losses.   Management recorded loan loss provisions of  $814,000 and $727,000 for the years ended December 31, 2020 and 2019, respectively. During 2020, we charged-off a total of $364,000 against one non-performing non-residential mortgage loan, one non-performing commercial and industrial loan, and various unpaid overdrafts in our demand deposit accounts. During 2019, we charged-off a total of  $320,000 against one non-performing non-residential mortgage loan, one non-performing commercial and industrial loan, and various unpaid overdrafts in our demand deposit accounts. We recorded recoveries of  $27,000 and $8,000 during the years ended December 31, 2020 and December 31, 2019, respectively.
The increase in provision level was primarily attributed to the increase in the construction loan and commercial and industrial loan portfolios, partially offset by the decrease in the residential, multifamily, mixed-use, and non-residential loan portfolio. Although the COVID-19 pandemic and the resulting recession has impacted the local economy, we have not experienced any significant deterioration of our borrowers’ ability to keep current in accordance with the terms of their obligations. Based on a review of the loans that were in the loan portfolio at December 31, 2020, management believes that the allowance is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.
Management uses available information to establish the appropriate level of the allowance for loan losses. Future additions or reductions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. As a result, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially adversely affect our operating results. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examination.
Non-Interest Income
The following table sets forth a summary of non-interest income for the periods indicated:
	Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Other loan fees and service charges	$1,045	$1,326
Gain on disposition of equipment	(61)	37
Earnings on bank-owned life insurance	609	567
Investment advisory fees	425	466
Unrealized gain on equity securities	288	291
Other	207	132
Total	$2,513	$2,819

The decrease in total other income was primarily due to decreases of  $281,000 in other loan fees and service charges, $42,000 in investment advisory fees, and a loss of  $61,000 in 2020 compared to a gain of  $37,000 in 2019 in disposal of fixed assets, offset by increases of  $42,000 in bank owned life insurance and $75,000 in other non-interest income.
The decrease in other loan fees and service charges was due to decreases of  $226,000 in loan service charges, $88,000 in loan servicing fees and $47,000 in loan fees, partially offset by an increase of  $135,000 in ATM and debit card usage fees. The decrease in investment advisory fees was due to a decrease in fees generated by a decrease in assets under management of Harbor West and a decrease in commission income from Harbor West.
Non-Interest Expense
The following table sets forth an analysis of non-interest expense for the periods indicated:
	Year Ended December 31,
	2020	2019
	(Dollars in thousands)
Salaries and employee benefits	$13,809	$12,646
Occupancy expense	1,932	1,771
Equipment	917	949
Outside data processing	1,771	1,599
Advertising	168	385
Impairment loss on goodwill	98	—
Real estate owned expense	313	155
Other	6,080	6,439
Total	$25,088	$23,944
Non-interest expense increased by $1.1 million, or 4.8%, to $25.1 million for the year ended December 31, 2020 from $23.9 million for the year ended December 31, 2019. The increase resulted primarily from increases of  $1.2 million in salaries and employee benefits, $172,000 in outside data processing expense, $161,000 in occupancy expense, $158,000 in real estate owned expense, and $98,000 in impairment loss on goodwill, partially offset by decreases of  $359,000 in other operating expense, $217,000 in advertising expense, and $32,000 in equipment expense.
Salaries and employee benefits increased by $1.2 million, or 9.2%, to $13.8 million in 2020 from $12.6 million in 2019. The increase was due to the payment of bonuses to branch personnel in connection with the COVID-19 pandemic, an increase in bonuses paid to loan production personnel, and an increase in the number of full-time equivalent employees to 123 as of December 31, 2020 from 117 as of December 31, 2019. The increase in bonuses paid to loan production personnel was due to an increase in the construction loan portfolio. The increase in full-time equivalent employees was due to our efforts to expand our operations.
Outside data processing expense increased by $172,000, or 10.8%, to $1.8 million in 2020 from $1.6 million in 2019 due to additional services required to enable the company to expand and additional expense incurred to allow employees to work remotely. Occupancy expense increased by $161,000, or 9.0%, to $1.9 million in 2020 from $1.8 million in 2019 as we leased additional office space to accommodate our expansion.
Real estate owned expense increased by $158,000, or 101.9%, to $313,000 in 2020 from $155.000 in 2019 due to write down of  $168,000 in the value of the one foreclosed property in 2020 compared to no write down in 2019.
There was a goodwill impairment expense of  $98,000 in 2020 compared to no goodwill impairment expense in 2019. The goodwill was recorded in connection with the Harbor West Financial Planning Wealth Management Group in 2007, which is operated as a division of NorthEast Community Bank. The impairment was caused primarily by the expected decrease in revenue from this division due to a decrease in clients and the resulting decrease in assets under management.

Other non-interest expense decreased by $359,000, or 5.6%, to $6.1 million in 2020 from $6.4 million in 2019 due mainly to decreases of  $212,000 in consulting services, $155,000 in recruitment expenses related to the hiring of additional personnel, $118,000 in directors, officers and employee expense, $71,000 in audit and accounting fees, $67,000 in service contracts expense, $33,000 in legal fees, and $5,000 in office supplies, partially offset by increases of  $279,000 in miscellaneous other non-interest expense, $20,000 in telephone expense, and $11,000 in insurance expense. The increase of  $279,000 in miscellaneous other non-interest expense was due to an increase of  $264,000 in FDIC insurance premiums due to a credit utilized in 2019 and New York State Department of Financial Services assessment.
Advertising expense decreased by $217,000, or 56.4%, to $168,000 in 2020 from $385,000 in 2019 as we reduced advertising and promotional products in light of the COVID-19 pandemic. Equipment expense decreased by $32,000, or 3.4%, to $917,000 in 2020 from $949,000 in 2019 due to a decrease in the purchases of additional equipment.
Income Taxes.   NorthEast Community Bancorp recorded income tax expense of  $3.3 million and $4.0 million for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020, NorthEast Community Bancorp had approximately $671,000 in tax exempt income, compared to approximately $578,000 in tax exempt income for the year ended December 31, 2019. NorthEast Community Bancorp’s effective income tax rates were 21.0% and 23.5% for the years ended December 31, 2020 and 2019, respectively.
Average Balances and Yields
The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average daily balances of assets or liabilities, respectively, for the periods presented. Loan fees, including prepayment fees, are included in interest income on loans and are not material. Non-accrual loans are included in the average balances only. In addition, yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.
	Year Ended December 31,
	2020			2019			2018
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Loans receivable	$797,735	$48,202	6.04%	$767,309	$50,918	6.64%	$739,880	$45,449	6.14%
Securities(1)	20,264	415	2.05	16,964	485	2.86	17,869	539	3.02
Other interest-earning assets	58,438	360	0.62	109,859	2,413	2.20	30,128	715	2.37
Total interest-earning assets	876,437	48,977	5.59	894,132	53,816	6.02	787,877	46,703	5.93
Allowance for loan losses	(4,965)			—			—
Non-interest-earning assets	67,494			69,173			62,141
Total assets	$938,966			$963,305			$850,018
Interest bearing demand	$104,390	$768	0.74%	$109,524	$1,637	1.49%	$114,314	$1,334	1.17%
Savings and club accounts	101,738	626	0.62	89,706	832	0.93	81,564	495	0.61
Certificates of deposit	372,535	7,860	2.11	455,286	11,822	2.60	343,633	6,725	1.96
Interest-bearing deposits	578,663	9,254	1.60	654,516	14,291	2.18	539,511	8,554	1.59
Borrowed money	$26,811	723	2.70	28,095	743	2.64	64,128	924	1.44
Interest-bearing liabilities	605,474	9,977	1.65	682,611	15,034	2.20	603,639	9,478	1.57
Non-interest-bearing demand	172,508			127,134			108,649
Other non-interest-bearing liabilities	12,595			12,531			10,636
Total liabilities	790,577			822,276			722,924

	Year Ended December 31,
	2020			2019			2018
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Equity	148,389			136,659			123,436
Total liabilities and equity	$938,966			$958,935			$846,360
Net interest income/interest spread		$39,000	3.94%		$38,782	3.82%		$37,225	4.36%
Interest rate margin			4.45%			4.34%			4.72%
Net interest-earning assets	$270,963			$211,521			$184,238
Average interest-earning assets to interest-bearing liabilities	144.75%			130.99%			130.52%

(1)
Cash on deposit at Federal Home Loan Bank or Federal Reserve Board.

Rate/Volume Analysis
The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns.
	Year Ended 12/31/2020 Compared to Year Ended 12/31/2019			Year Ended 12/31/2019 Compared to Year Ended 12/31/2018
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Loans receivable	$1,964	$(4,680)	$(2,716)	$1,728	$3,741	$5,469
Securities	83	(153)	(70)	(27)	(27)	(54)
Other interest-earning assets	(809)	(1,244)	(2,053)	1,755	(57)	1,698
Total	$1,238	$(6,077)	$(4,839)	$3,456	$3,657	$7,113
Interest expense:
Interest bearing demand deposit	$(73)	$(796)	$(869)	$(58)	$361	$303
Savings accounts	101	(307)	(206)	54	283	337
Certificates of deposits	(1,950)	(2,012)	(3,962)	2,541	2,556	5,097
Borrowed money	(34)	14	(20)	(694)	513	(181)
Total	(1,956)	(3,101)	(5,057)	1,843	3,713	5,556
Net change in net interest income	$3,194	$(2,976)	$218	$1,613	$(56)	$1,557
Risk Management
Overview.   Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for at fair value. Other risks that we face are operational risk, liquidity risk and reputation risk. Operational risk includes risks related to fraud, regulatory compliance, processing errors, technology, and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.
Management of Credit Risk.   The objective of our credit risk management strategy is to quantify and manage credit risk and to limit the risk of loss resulting from an individual customer default. Our credit risk management strategy focuses on conservatism, an excellent knowledge of the communities we lend in, and significant levels of monitoring. Our lending practices include conservative exposure limits and underwriting, extensive documentation and collection standards. Our credit risk management strategy also emphasizes diversification at the borrower level as well as regular credit examinations, continuous site visits by executive management and management reviews of large credit exposures and credits that might experience deterioration of credit quality.
As part of its risk management process, NorthEast Community Bank conducts stress testing on its commercial real estate portfolio, performs a global cash flow analysis for loans associated with multiple properties and/or guarantors and also implemented a loan review program for all real estate loans (including construction loans) with terms more than 12 months. In addition, we track our board approved limits for each commercial real estate category on a monthly basis.
Analysis of Non-Performing, Troubled Debt Restructurings and Classified Assets.
Classified Assets.   Federal Deposit Insurance Corporation regulations and our Asset Classification Policy provide that loans and other assets considered to be of lesser quality be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified as “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s escalated level of attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset. Loans classified as impaired for financial reporting purposes are generally those loans classified as substandard or doubtful for regulatory reporting purposes.
An insured institution is required to establish allowances for loan losses in an amount deemed prudent by management for loans classified as substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required to charge off such amounts. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Federal Deposit Insurance Corporation.

The following table sets forth information with respect to our non-performing assets at the dates indicated.
	At December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Non-accrual loans:
Residential real estate loans:
Multifamily	$—	$—	$—	$—	$197
Mixed-use	—	415	1,762	1,585	1,567
Total residential real estate loans	—	415	1,762	1,585	1,764
Non-residential real estate loans	3,572	3,540	—	—	—
Construction loans	—	—	—	—	—
Commercial and industrial loans	—	—	—	2,919	2,691
Consumer loans	—	—	—	—	—
Total non-accrual loans	3,572	3,955	1,762	4,504	4,455
Accruing loans past due 90 days or more:
Residential real estate loans:
Multifamily	—	—	—	144	—
Total residential real estate loans	—	—	—	144	—
Non-residential real estate loans	—	—	—	—	481
Construction loans	—	—	—	—	400
Commercial and industrial loans	—	—	97	99	—
Consumer loans	—	—	—	1	—
Total accruing loans past due 90 days or more	—	—	97	244	881
Total non-performing loans	3,572	3,955	1,859	4,748	5,336
Real estate owned	1,996	2,164	2,164	2,491	6,272
Total non-performing assets	$5,568	$6,119	$4,023	$7,239	$11,608
Total non-performing loans to total loans	0.43%	0.53%	0.25%	0.67%	0.85%
Total non-performing assets to total assets	0.58%	0.64%	0.46%	0.89%	1.58%
During the year ended December 31, 2020, non-performing assets decreased by $551,000, or 9.0%, to $5.6 million from $6.1 million as of December 31, 2019. The decrease in non-performing assets was primarily due to the decrease in non-accrual loans as a result of the pay-off of one mixed-use loan totaling $415,000 and the write down of  $169,000 in the value of the one foreclosed property in 2020, partially offset by an increase in the amount of capitalized real estate taxes we paid for the non-accrual loans.
Total non-performing loans consisted of one loan at December 31, 2020, as compared to two loans at December 31, 2019. For the years ended December 31, 2020 and 2019, gross interest income of $236,000 and $317,000, respectively, would have been recorded had the non-accrual loans at the end of the period been on accrual status throughout the period. In 2020, we collected $85,000 in interest income from a loan that was in non-accrual status in 2019 and was satisfied in 2020. In 2019, we collected $177,000 in interest income from a loan that was in non-accrual status in 2018 and was satisfied in 2019.
At December 31, 2020, our one non-performing loan was a non-residential real estate loan with a balance of  $3.5 million that is secured by commercial real estate located in Greenwich, Connecticut. The loan was originated in 2016 as a two-year bridge loan and, upon the borrower’s failure to satisfy the loan at the maturity date, the loan was accelerated and a foreclosure action was instituted. At December 31, 2020, the loan remains in foreclosure but is subject to Connecticut’s continuing foreclosure moratorium. The property securing the loan is subject to a parking easement and we have ordered updated appraisals showing the property’s value both with and without the parking easement.

From time to time, as part of our loss mitigation strategy, we may renegotiate the loan terms based on the economic or legal reasons related to the borrower’s financial difficulties. There were no new troubled debt restructurings (“TDRs”) during the years ended December 31, 2020 and December 31, 2019. TDRs may be considered to be non-performing and if so are placed on non-accrual, except for those that have established a sufficient performance history (generally a minimum of six consecutive months of performance) under the terms of the restructured loan.
At December 31, 2020, five loans with aggregate balances of  $2.8 million were considered TDRs but were performing in accordance with their restructured terms for the requisite period of time (generally at least six consecutive months) to be returned to accrual status. At December 31, 2019, six loans with aggregate balances of  $3.1 million were considered TDRs but were performing in accordance with their restructured terms for the requisite period of time to be returned to accrual status.
Impaired loans at December 31, 2020 totaled $4.5 million and consisted of four non-residential mortgage loans. Three of these loans are performing according to their loan terms but we had charged-off  $67,000 on one of the loans and $65,000 on another loan. The remaining impaired loan is non-performing and is under foreclosure proceedings.
The following table summarizes classified and criticized assets of all portfolio types at the dates indicated:
	At December 31,
	2020	2019	2018	2017	2016
	(In thousands)
Classified loans:
Substandard	$3,722	$3,955	$1,859	$4,603	$4,855
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—
Total classified loans	3,722	3,955	1,859	4,603	4,855
Special mention	301	348	390	506	1,594
Total criticized loans	$4,023	$4,303	$2,249	$5,109	$6,449
On the basis of management’s review of our assets, we classified $301,000 of our assets at December 31, 2020 as special mention compared to $348,000 classified as special mention at December 31, 2019. In addition, we classified $3.7 million as substandard at December 31, 2020 compared to $4.0 million at December 31, 2019. There were no assets classified as doubtful or loss at December 31, 2020 or 2019. The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.
The decrease in special mention assets was due to the resumption of regular principal and interest payments on two loans during 2020. The decrease in substandard assets was due to one mixed-use mortgage loan totaling $415,000 that was paid-off, offset by the addition of one non-residential mortgage loan totaling $150,000 that has been performing but management decided to classified as substandard, and an increase in the amount of capitalized real estate taxes paid by us for the non-accrual loans.

Delinquent Loans
The following table provides information about delinquencies in our loan portfolio at the dates indicated:
	At December 31,
	2020			2019
	Days Past Due			Days Past Due
	30 – 59	60 – 89	90 or more	30 – 59	60 – 89	90 or more
	(In thousands)
Residential real estate loans:
Mixed-use	$—	$—	$—	$—	$—	$415
Non-residential real estate loans	—	—	3,572	—	—	3,540
Total	$—	$—	$3,572	$—	$—	$3,955
Analysis and Determination of the Allowance for Loan Losses
Our allowance for loan losses is maintained at a level necessary to absorb loan losses which are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We maintain a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Beginning in the fourth quarter of 2012, we discontinued the use of specific allowances. If an impairment is identified, we now charge off the impaired portion immediately. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Should full collection of principal be expected, cash collected on non-accrual loans can be recognized as interest income.
The general component consists of quantitative and qualitative factors and covers non-impaired loans. The quantitative factors are based on historical loss experience adjusted for qualitative factors. This actual loss experience is supplemented with other qualitative factors based on the risks present for each portfolio segment. These qualitative factors include consideration of the following:
•
Levels and trends in delinquencies and impaired loans;

•
Levels and trends in charge-offs and recoveries;

•
Trends in volume and terms of loans;

•
Effects of any changes in risk selection and underwriting standards;

•
Changes in the value of underlying collateral for collateral-dependent loans

•
Other changes in lending policies, procedures and practices;

•
Experience, ability and depth of lending management and other relevant staff;

•
National and local economic trends and conditions;

•
Industry conditions; and

•
Effects of changes in credit concentrations.

The allowance is increased through provisions charged against current earnings, and offset by recoveries of previously charged-off loans. Loans which are determined to be uncollectible are charged against the allowance. Management uses available information to recognize probable and reasonably estimable loan losses, but future loss provisions may be necessary based on changing economic conditions. The allowance for loan losses as of December 31, 2020 and 2019 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio. In addition, the Federal Deposit Insurance Corporation and the New York State Department of Financial Services, as an integral part of their examination process, periodically review our allowance for loan losses and could require us to increase our allowance for loan losses.
Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectability in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our market areas. First, we group loans by delinquency status. All loans 90 days or more delinquent and all loans classified as substandard or doubtful are evaluated individually, based primarily on the value of the collateral securing the loan. Loans are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management’s judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis.
This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at a level to absorb probable and estimable losses, additions may be necessary if economic or other conditions in the future differ from the current environment.
The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated:
	At December 31,
	2020			2019
	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate loans:
One- to four-family	$16	0.32%	0.75%	$42	0.91%	1.22%
Multifamily	602	11.83	10.97	396	8.59	13.12
Mixed-use	89	1.75	3.70	167	3.62	4.31
Non-residential real estate loans	519	10.20	7.36	503	10.91	8.89
Construction loans	3,068	60.30	66.18	2,692	58.38	61.85
Commercial and industrial	774	15.21	10.98	566	12.28	10.60
Consumer loans	—	—	0.01	—	0.00	0.01
Overdraft	20	0.39	0.05	71	1.54	0.00
Total general allowance	$5,088	100.00%		$4,437	96.23%
Unallocated	—	—		174	3.77
Total allowance for loan losses	$5,088	100.00%		$4,611	100.00%

	At December 31,
	2018			2017			2016
	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance Amount to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Residential real estate loans:
One- to four-family	$44	1.05%	1.71%	$—	0.00%	2.13%	$—	0.00%	2.18%
Multifamily	508	12.11	18.40	677	19.31	21.61	915	24.26	27.73
Mixed-use	270	6.43	6.05	320	9.13	8.18	359	9.52	9.93
Non-residential real estate loans	431	10.27	8.95	443	12.63	9.98	587	15.57	11.20
Construction loans	2,395	57.08	55.19	1,064	30.35	48.22	1,062	28.16	39.84
Commercial and industrial loans	522	12.44	9.69	1,002	28.58	9.87	848	22.49	9.10
Consumer loans	—	0.00	0.01	—	0.00	0.01	—	0.00	0.02
Overdraft	26	0.62	0.00	—	0.00	0.00	—	0.00	0.00
Total general and allocated allowance	$4,196	100.00%		$3,506	100.00%		$3,771	100.00%
Unallocated	—	0.00		—	0.00		—	0.00
Total allowance for loan losses	$4,196	100.00%		$3,506	100.00%		$3,771	100.00%

The following table sets forth an analysis of the activity in the allowance for loan losses for the periods indicated:
	At or For the Year Ended December 31,
	2020	2019	2018	2017	2016
	(Dollars in thousands)
Allowance at beginning of period	$4,611	$4,196	$3,506	$3,771	$3,895
Provision for loan losses	814	727	1,114	51	146
Charge-offs:
Residential real estate loans:
One- to four-family	—	—	—	—	—
Multifamily	—	—	10	202	246
Mixed-use	—	—	—	8	103
Total residential real estate loans	—	—	10	210	349
Non-residential real estate loans	65	67	—	125	5
Construction loans	—	—	—	—	—
Commercial and industrial loans	271	96	3,126	—	—
Consumer loans	28	157	—	—	—
Total charge-offs	364	320	3,136	335	354
Recoveries:
Residential real estate loans:
One- to four-family	—	—	—	—	—
Multifamily	—	—	—	12	61
Mixed-use	—	3	12	7	9
Total residential real estate loans	—	3	12	19	70
Non-residential real estate loans	9	—	—	—	14
Construction loans	—	—	—	—	—
Commercial and industrial loans	15	—	2,700	—	—
Consumer loans	3	5	—	—	—
Total recoveries	27	8	2,712	19	84
Allowance at end of period	$5,088	$4,611	$4,196	$3,506	$3,771
Total loans outstanding	$824,708	$752,488	$752,093	$707,445	$630,009
Average loans outstanding	797,735	767,309	739,880	654,494	563,405
Ratio of allowance to non-performing loans	142.44%	116.59%	225.71%	73.84%	70.67%
Ratio of allowance to total loans	0.62%	0.61%	0.56%	0.50%	0.60%
Ratio of net charge-offs to average loans	0.04%	0.04%	0.06%	0.05%	0.05%
Non-performing loans	$3,572	$3,955	$1,859	$4,748	$5,336
Net charge-offs (charge-offs less recoveries)	337	312	424	316	270
The allowance for loan losses increased by $477,000 to $5.1 million at December 31, 2020 from $4.6 million at December 31, 2019. The increase in the allowances for loan losses was due primarily to the increase in the provision for loan losses, which reflected the increase in the charge-off levels which had an unfavorable impact on the historical loss factors and an increase in the construction loan and commercial and industrial loan portfolio, partially offset by the reduction of the non-performing asset levels and a decrease in the residential, multifamily, mixed-use and non-residential mortgage loan portfolio.

The historical loss factor for non-residential loans and overdrafts declined while the historical loss percentage for commercial and industrial, multifamily, and mixed-use loans increased due to increasing charge-off levels of  $175,019 for commercial and industrial loans offset by charge-off levels decreasing in other loan categories, as well as movements in the qualitative factors as risks in each respective segment change. The historical loss factors decreased largely in consumer loans as charge-off levels decreased by $123,154 while the total balance of consumer loans was insignificant. Additionally, management increased the qualitative factors for most of the segments related to the economy to reflect the current economic conditions.
Loans evaluated collectively totaled $818.2 million at December 31, 2020 compared to $745.5 million at December 31, 2019. Loans evaluated individually totaled $6.5 million at December 31, 2020 compared to $7.0 million at December 31, 2019.
Interest Rate Risk Management
Interest rate risk is defined as the exposure to current and future earnings and capital that arises from adverse movements in interest rates. Depending on a bank’s asset/liability structure, adverse movements in interest rates could be either rising or falling interest rates. For example, a bank with predominantly long-term fixed-rate assets and short-term liabilities could have an adverse earnings exposure to a rising rate environment. Conversely, a short-term or variable-rate asset base funded by longer-term liabilities could be negatively affected by falling rates. This is referred to as re-pricing or maturity mismatch risk.
Interest rate risk also arises from changes in the slope of the yield curve (yield curve risk), from imperfect correlations in the adjustment of rates earned and paid on different instruments with otherwise similar re-pricing characteristics (basis risk), and from interest rate related options embedded in our assets and liabilities (option risk).
Our objective is to manage our interest rate risk by determining whether a given movement in interest rates affects our net interest income and the market value of our portfolio equity in a positive or negative way and to execute strategies to maintain interest rate risk within established limits. The results at December 31, 2020 indicate the level of risk within the parameters of our model. Our management believes that the December 31, 2020 results indicate a profile that reflects interest rate risk exposures in both rising and declining rate environments for both net interest income and economic value.
Model Simulation Analysis.   We view interest rate risk from two different perspectives. The traditional accounting perspective, which defines and measures interest rate risk as the change in net interest income and earnings caused by a change in interest rates, provides the best view of short-term interest rate risk exposure. We also view interest rate risk from an economic perspective, which defines and measures interest rate risk as the change in the market value of portfolio equity caused by changes in the values of assets and liabilities, which fluctuate due to changes in interest rates. The market value of portfolio equity, also referred to as the economic value of equity, is defined as the present value of future cash flows from existing assets, minus the present value of future cash flows from existing liabilities.
These two perspectives give rise to income simulation and economic value simulation, each of which presents a unique picture of our risk of any movement in interest rates. Income simulation identifies the timing and magnitude of changes in income resulting from changes in prevailing interest rates over a short-term time horizon (usually one or two years). Economic value simulation reflects the interest rate sensitivity of assets and liabilities in a more comprehensive fashion, reflecting all future time periods. It can identify the quantity of interest rate risk as a function of the changes in the economic values of assets and liabilities, and the corresponding change in the economic value of equity of NorthEast Community Bank. Both types of simulation assist in identifying, measuring, monitoring and controlling interest rate risk and are employed by management to ensure that variations in interest rate risk exposure will be maintained within policy guidelines.
We produce these simulation reports and discuss them with our management Asset and Liability Committee on at least a quarterly basis. The simulation reports compare baseline (no interest rate change) to the results of an interest rate shock, to illustrate the specific impact of the interest rate scenario tested on income and equity. The model, which incorporates asset and liability rate information, simulates the effect of various interest rate movements on income and equity value. The reports identify and measure our interest rate risk exposure present in our current asset/liability structure. Management considers both a static (current position) and dynamic (forecast changes in volume) analysis as well as non-parallel and gradual changes in interest rates and the yield curve in assessing interest rate exposures.
If the results produce quantifiable interest rate risk exposure beyond our limits, then the testing will have served as a monitoring mechanism to allow us to initiate asset/liability strategies designed to reduce and therefore mitigate interest rate risk. The table below sets forth an approximation of our interest rate risk exposure. The simulation uses projected repricing of assets and liabilities at December 31, 2020. The income simulation analysis presented represents a one-year impact of the interest scenario assuming a static balance sheet. Various assumptions are made regarding the prepayment speed and optionality of loans, investment securities and deposits, which are based on analysis and market information. The assumptions regarding optionality, such as prepayments of loans and the effective lives and repricing of non-maturity deposit products, are documented periodically through evaluation of current market conditions and historical correlations to our specific asset and liability products under varying interest rate scenarios.
Because the prospective effects of hypothetical interest rate changes are based on a number of assumptions, these computations should not be relied upon as indicative of actual results. While we believe such assumptions to be reasonable, assumed prepayment rates may not approximate actual future prepayment activity on mortgage-backed securities or agency issued collateralized obligations (secured by one- to four-family loans and multifamily loans). Further, the computation does not reflect any actions that management may undertake in response to changes in interest rates and assumes a constant asset base. Management periodically reviews the rate assumptions based on existing and projected economic conditions and consults with industry experts to validate our model and simulation results.
The table below sets forth, as of December 31, 2020, NorthEast Community Bank’s net portfolio value, the estimated changes in our net portfolio value and net interest income that would result from the designated instantaneous parallel changes in market interest rates.
	Twelve Month Net Interest Income	Net Portfolio Value
Change in Interest Rates (Basis Points)	Percent of Change	Estimated NPV	Percent of Change
+200	24.96%	$178,557	11.43%
+100	12.16	168,944	5.43
0	—	160,243	—
-100	(4.54)%	159,679	(0.35)%
As of December 31, 2020, based on the scenarios above, net interest income would increase by approximately 12.16% to 24.96%, over a one-year time horizon in a rising interest rate environment. One-year net interest income would decrease by approximately 4.54% in a declining interest rate environment over the same period.
Conversely, economic value at risk would be negatively impacted by a rise in interest rates. We have established an interest rate floor of zero percent for measuring interest rate risk. The difference between the two results reflects the relatively long terms of a portion of our assets which is captured by the economic value at risk but has less impact on the one year net interest income sensitivity.
Overall, our December 31, 2020 results indicate that we are adequately positioned with an acceptable net interest income and economic value at risk and that all interest rate risk results continue to be within our policy guidelines.
Liquidity and Capital Resources
We maintain liquid assets at levels we believe are adequate to meet our liquidity needs. We established a liquidity ratio policy that identify three liquidity ratios consisting of  (1) Cash/Deposits & Short Term Borrowings (“Cash Liquidity”), (2) Cash & Investments/Deposits & Short Term Borrowings (“On Balance Sheet Liquidity”), and (3) Cash & Investments & Borrowing Capacity/Deposits & Short Term Borrowings (“On Balance Sheet Liquidity & Borrowing Capacity”) to assist in the management of our liquidity. We also establish targets of 2.0% for the Cash Liquidity ratio, 8.0% for the On Balance Sheet Liquidity ratio, and 20.0% for the On Balance Sheet Liquidity & Borrowing Capacity ratio.

Our Cash Liquidity ratio, On Balance Sheet Liquidity ratio, and On Balance Sheet Liquidity & Borrowing Capacity ratio averaged 8.9%, 11.3%, and 19.9%, respectively, for the year ended December 31, 2020 compared to 15.9%, 17.8%, and 30.6%, respectively, for the year ended December 31, 2019. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on real estate loans, repay our borrowings, and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives. However, during the existing low interest rate environment, we have strategically allowed these metrics to fall below the minimum thresholds at times to provide for the effective management of extension risk and other interest rate risks.
Our liquidity ratios cannot be calculated using amounts disclosed in our consolidated financial statements, as many of the calculations involve monthly, quarterly or annual averages. To calculate our liquidity ratios, the average liquidity base from the prior month is used as the denominator to calculate a daily liquidity ratio. The liquidity base consists of savings account balances, certificates of deposit balances, checking and money market balances, deposit loans and borrowings. The daily balances of these components are averaged to arrive at the liquidity base for the month, and the daily cash balances in selected general ledger accounts are used to derive our liquidity position. A daily liquidity ratio is calculated using the liquidity for the day divided by the prior month’s average liquidity base. At the end of each month, a monthly liquidity position is calculated using the average liquidity position for the month divided by the prior month’s average liquidity base. To calculate quarterly and annual liquidity ratios, we take the average liquidity for the three- or twelve-month period, respectively, and average it.
Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, other short-term investments, earnings, and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.
Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included with the Consolidated Financial Statements which begin on page F-1 of the Consolidated Financial Statements in this prospectus.
Our primary investing activities are the origination of construction loans, commercial and industrial loans, multifamily loans, and to a lesser extent, mixed-use real estate loans and other loans. For the years ended December 31, 2020 and 2019, our loan originations totaled $389.7 million and $407.6 million, respectively. Cash received from the sales, calls, maturities and pay-downs on securities totaled $2.0 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively. We purchased $189,000 and $5.2 million in securities for the years ended December 31, 2020 and 2019, respectively.
Deposit flows are generally affected by the level of interest rates we offer, the interest rates and products offered by local competitors, and other factors. Total deposits decreased by $7.5 million at December 31, 2020 due to decreases in NOW/money market and certificates of deposits balances, offset by an increase in non-interest bearing demand deposits and savings balances.
Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York to provide advances. As a member of the Federal Home Loan Bank of New York, we are required to own capital stock in the Federal Home Loan Bank of New York and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to credit-worthiness have been met. We had an available borrowing limit of  $49.4 million and $80.3 million from the Federal Home Loan Bank of New York as of December 31, 2020 and 2019, respectively. There were $28.0 million and $21.0 million, of Federal Home Loan Bank advances at December 31, 2020 and 2019, respectively.
In addition, we have a borrowing agreement with Atlantic Community Bankers Bank (“ACBB”) to provide short-term borrowings of  $8.0 million at December 31, 2020 and 2019. There were no outstanding borrowings with ACBB at December 31, 2020 and 2019.

At December 31, 2020, we had unfunded commitments on construction loans of  $327.3 million, outstanding commitments to originate loans of  $129.1 million, unfunded commitments under lines of credit of  $101.9 million, and unfunded standby letters of credit of  $7.0 million. At December 31, 2020, certificates of deposit scheduled to mature in less than one year totaled $211.8 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained by us, we will have to utilize other funding sources, such as various types of sourced deposits, and/or Federal Home Loan Bank advances, in order to maintain our level of assets. Alternatively, we could reduce our level of liquid assets, such as our cash and cash equivalents. In addition, the cost of such deposits may be significantly higher or lower depending on market interest rates at the time of renewal.
The following table presents certain of our contractual obligations at December 31, 2020:
		Payments Due by Period
	Total	Less than One Year	One to Three Years	Three to Five Years	More Than Five Years
	(Dollars in thousands)
Borrowed funds	$30,331	$—	$15,600	$7,261	$7,470
Certificates of deposit	353,867	213,080	82,271	46,019	12,497
Commitments to fund loans	129,066	129,066	—	—	—
Construction LIPs	327,335	89,019	238,316	—	—
Unused lines of credit	101,855	72,816	28,730	301	8
Consumer Overdraft Unused Lines of Credit	94	94	—	—	—
Standby letters of credit	7,002	6,902	100	—	—
Operating lease obligations	7,536	575	1,032	696	5,233
Total	$957,086	$511,552	$366,049	$54,277	$25,208
NorthEast Community Bancorp is a separate legal entity from NorthEast Community Bank and must provide for its own liquidity. In addition to its operating expenses, NorthEast Community Bancorp is responsible for paying any dividends declared to its stockholders, and interest and principal on outstanding debt, if any. NorthEast Community Bancorp’s primary source of income is dividends received from NorthEast Community Bank. At December 31, 2020, NorthEast Community Bancorp had liquid assets of  $5.8 million.
Off-Balance Sheet Arrangements
For the year ended December 31, 2020, we did not engage in any off-balance sheet transactions reasonably likely to have a material adverse effect on our financial condition, results of operations or cash-flows.
Recent Accounting Pronouncements
For a discussion of the impact of recent accounting pronouncements, see note 23 in the notes to the consolidated financial statements of NorthEast Community Bancorp included in this prospectus.
Impact of Inflation and Changing Prices
The consolidated financial statements and related notes of NorthEast Community Bancorp have been prepared in accordance with GAAP, which generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

OUR MANAGEMENT
Board of Directors
The board of directors of NorthEast Community Bancorp, Inc. is comprised of nine individuals who are elected for terms of three years, approximately one-third of whom are elected annually. The directors of NorthEast Community Bancorp, Inc. are the same individuals that comprise the boards of directors of NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank. All of our directors are independent under the listing requirements of the Nasdaq Stock Market, Inc., except for (i) Kenneth A. Martinek, who serves as our Chairman and Chief Executive Officer, (ii) Jose Collazo, who serves as our President and Chief Operating Officer, and (iii) Charles Martinek, who serves as our Senior Vice President and Chief Compliance Officer. In determining the independence of our directors, the board considered transactions, relationships or arrangements between us and our directors that are not required to be disclosed in this prospectus under the heading “— Transactions with Related Persons,” including payments we have made to Community Development Fund Advisors, LLC, a limited liability company for which Kenneth H. Thomas serves as President.
Information regarding our directors is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated for each individual is as of December 31, 2020. The indicated period of service as a director includes the period of service as a director of NorthEast Community Bank.
The following directors have terms ending in 2021:
Diane B. Cavanaugh has served as a Principal Appellate Court Attorney for the First Judicial Department of the Appellate Division of the New York State Supreme Court since February 2019. Ms. Cavanaugh was an attorney with Lyons McGovern, LLP from January 2010 to January 2019. Age 64. Director since 1992.
Ms. Cavanaugh has the ability to provide the board with the legal knowledge necessary to assess issues facing the Board effectively.
Charles A. Martinek has served as Senior Vice President and Chief Compliance Officer of NorthEast Community Bank since September 2013. Prior to that time, Mr. Martinek served as Internal Loan Review and Community Reinvestment Officer of NorthEast Community Bank since May 2007, commercial loan officer with NorthEast Community Bank since 2001, and as an assistant vice president since 2002. Before serving with NorthEast Community Bank, Mr. Martinek was a quality control analyst with C. Cowles & Co. Mr. Martinek is also the owner of Martinek Investment Properties, LLC. Mr. Martinek’s brother, Kenneth Martinek, also serves on the Board of Directors. Age 59. Director since 2002.
Mr. Martinek’s commercial loan and compliance experience is crucial to the ability of the board of directors to comprehend the complex compliance issues facing us.
Kenneth H. Thomas has been an independent bank analyst and consultant since 1969 and has been President of K.H. Thomas Associates, LLC since 1975. Dr. Thomas is also a registered investment advisor and President of Community Development Fund Advisors, LLC. Dr. Thomas holds a Ph.D. in Finance from the Wharton School and has written extensively on the Community Reinvestment Act of 1977. Age 73. Director since 2001.
As an independent bank analyst for over 40 years, Dr. Thomas offers the board essential industry experience.
The following directors have terms ending in 2022:
Charles M. Cirillo is a certified public accountant and is a partner in the accounting firm Cirillo & Cirillo CPAs LLP. Age 55. Director since 2018.
Mr. Cirillo’s accounting and business experience provides the board of directors with valuable insight and expertise with regard to various financial and accounting matters affecting us.
Eugene M. Magier is an attorney and has been President of the Law Offices of Eugene M. Magier, P.C. since 1994. Mr. Magier is a licensed Massachusetts Real Estate Broker and has managed residential and commercial real estate. Prior to starting his own law firm, Mr. Magier served as Legal Counsel for CVS Corporation. Age 59. Director since 2012.
Mr. Magier’s experience and background as an attorney specializing in commercial real estate, acquisitions, workouts and contracts provides the board with valuable knowledge and expertise directly related to the business issues we face.
Kenneth A. Martinek has served as Chairman of the Board and Chief Executive Officer of NorthEast Community Bancorp since its formation in 2006 and previously served as President from 2006 until January 2013. He has served with NorthEast Community Bank since 1976 and has been the Chief Executive Officer of NorthEast Community Bank since 1991 and was the President from 1991 until January 2013. Mr. Martinek was first elected as a director of NorthEast Community Bank in 1983 and was appointed Chairman of the Board in 2002. Mr. Martinek’s brother, Charles A. Martinek, also serves on the board of directors. Age 68.
Since becoming Chief Executive Officer of NorthEast Community Bank in 1991, Mr. Martinek has successfully completed a mutual holding company reorganization and minority stock offering and navigated the issues facing a public company in the banking sector. Mr. Martinek’s knowledge of all aspects of the business and its history, combined with his success and strategic vision, position him well to continue to serve as our Chairman and Chief Executive Officer.
The following directors have terms ending in 2023:
Jose M. Collazo has served as President of NorthEast Community Bancorp and NorthEast Community Bank since January 2013 and Chief Operating Officer of NorthEast Community Bancorp and NorthEast Community Bank since February 2012. Mr. Collazo served as Senior Vice President and Chief Information Officer from 2002 until February 2012. Mr. Collazo joined NorthEast Community Bank in January 1986. Age 55. Director since 2013.
Mr. Collazo’s extensive knowledge of NorthEast Community Bank’s and NorthEast Community Bancorp’s business and history, combined with his strategic vision, position him well to continue to serve as our director, President and Chief Operating Officer.
John F. McKenzie is a retired insurance executive. Prior to his retirement in early 2008, Mr. McKenzie was the owner of an insurance agency in Orange, Connecticut, providing multiline personal and commercial insurance products. Age 77. Director since November 2006.
Mr. McKenzie provides the board with significant management, strategic and operational knowledge through his previous experience as owner of an insurance agency.
Kevin P. O’Malley is an attorney and is president of the Kevin P. O’Malley, P.C., a law firm located in Tappan, New York. Age 75. Director since 2016.
Mr. O’Malley is a critical member of the board of directors. As a practicing attorney, Mr. O’Malley provides knowledge and expertise directly related to the high absorption, homogeneous communities in which we operate.
Executive Officers
Our executive officers are elected annually by the board of directors and serve at the board’s discretion. The following individuals currently serve as our executive officers and will serve in the same positions following the conversion and offering:

Name	Position
Kenneth A. Martinek	Chairman and Chief Executive Officer of NorthEast Community Bancorp, Inc., NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank
Jose M. Collazo	President and Chief Operating Officer of NorthEast Community Bancorp, Inc., NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank
Donald S. Hom	Executive Vice President and Chief Financial Officer of NorthEast Community Bancorp, Inc, NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank
Below is information regarding our executive officer who is not also a director. Mr. Hom has held his current position for the period indicated below. Age presented is as of December 31, 2020.
Donald S. Hom joined NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank in 2007, serving as Chief Financial Officer since 2013. Prior to joining NorthEast Community Bancorp, Mr. Hom served for 23 years as a bank examiner and financial analyst for a Federal banking regulatory agency and six years as the chief executive officer of a New Jersey community bank. Age 66.
Board Leadership and the Board’s Role in Risk Oversight
Currently, Kenneth A. Martinek serves as our Chairman of the Board and as our Chief Executive Officer. Our board of directors believes that potential efficiencies result from having the Chief Executive Officer also serve in the role of Chairman of the Board, as the director most familiar with our current business operations and industry, is therefore best able to identify the strategic priorities to be discussed by the board of directors. The Chairman of the Board has no greater nor lesser vote on matters considered by the board than any other director, and the Chairman does not vote on any related party transaction. All of our directors, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders.
A fundamental part of our risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The full board of directors’ involvement in helping to set our business strategy is an important aspect of its assessment of management’s tolerance for risk and its determination of the appropriate level of risk for us. While the board of directors has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk by providing oversight of the quality and integrity of our financial reporting and internal controls, as well as our compliance with legal and regulatory requirements. Our Compensation Committee reviews our compensation policies and practices to help ensure there is a direct relationship between pay levels and corporate performance and return to stockholders.
Meetings and Committees of the Board of Directors
NorthEast Community Bancorp and NorthEast Community Bank conduct business through meetings of their boards of directors and their committees. NorthEast Community Bancorp’s board of directors held five regular meetings and three special meetings during the fiscal year ended December 31, 2020, and NorthEast Community Bank’s board of directors held twelve regular meetings and one special meeting during the fiscal year ended December 31, 2020. No director attended fewer than 100% of the total meetings of the board of directors of NorthEast Community Bancorp and the committees on which such director served during the fiscal year ended December 31, 2020.
The following table identifies our standing committees and their members as of May 10, 2021. All members of the Audit Committee, Compensation Committee and Nominating Committee are independent in accordance with the listing standards of the Nasdaq Stock Market and the rules and regulations of the Securities and Exchange Commission.

Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee
Diane B. Cavanaugh		X*	X
Charles M. Cirillo	X*
Eugene M. Magier	X		X
John F. McKenzie	X	X
Kevin P. O’Malley		X
Kenneth H. Thomas			X*
Number of Meetings in Fiscal 2020	5	1	1

*
Denotes Chair of Committee

In addition to the committees referenced above, the board of directors of NorthEast Community Bank also maintains a standing Bank Secrecy Act Committee (the “Director BSA Committee”), which is comprised of Charles M. Cirillo (Chair), Eugene M. Magier and Kevin P. O’Malley.
Audit Committee.   The Audit Committee meets periodically with our independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The board of directors has determined that Charles M. Cirillo is an “audit committee financial expert,” as such term is defined by the rules and regulations of the Securities and Exchange Commission. Mr. Cirillo is independent under the listing standards of the Nasdaq Stock Market. The Audit Committee acts under a written charter, a copy of which is available on NorthEast Community Bancorp’s website (www.necb.com).
Compensation Committee.   The Compensation Committee approves our compensation objectives and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for other executives. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Compensation Committee reviews all compensation components for our Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full board of directors. The Compensation Committee also assists the board of directors in evaluating potential candidates for executive positions. The Compensation Committee acts under a written charter, a copy of which is available on NorthEast Community Bancorp’s website (www.necb.com).
Nominating/Corporate Governance Committee.   The Nominating/Corporate Governance Committee is responsible for the annual selection of the board of directors’ nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to NorthEast Community Bancorp’s corporate governance policy. The Nominating/Corporate Governance Committee also considers and recommends the nominees for director to stand for election at our annual meeting of stockholders. When identifying nominees to serve as director, the Nominating/Corporate Governance Committee seeks to create a board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. The Nominating/Corporate Governance Committee acts under a written charter, a copy of which is available on NorthEast Community Bancorp’s website (www.necb.com).
Director Compensation
The following table sets forth the compensation received by non-employee directors for their service on our board of directors during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Total
Diane B. Cavanaugh	$52,375	$52,375
Charles M. Cirillo	72,375	72,375
Eugene M. Magier	51,875	51,875
John F. McKenzie	46,875	46,875
Kevin P. O’Malley	51,875	51,875
Kenneth H. Thomas	51,875	51,875
Director Board Fees.   Each director of NorthEast Community Bank also serves on the boards of directors of NorthEast Community Bancorp and NorthEast Community Bancorp, MHC. Each non-employee director of NorthEast Community Bank receives a $4,125 quarterly retainer plus $1,375 per meeting attended. Non-employee directors also receive a $750 quarterly retainer plus $750 per meeting attended for their service on the board of directors of NorthEast Community Bancorp, $500 per meeting attended for service on the Compensation, Nominating/Corporate Governance and Director BSA Committees of the board of directors of NorthEast Community Bancorp, and $1,000 per meeting attended for service on the Audit Committee and the Strategic Planning Committee. In addition, the Chairperson of the Audit Committee receives a $4,000 quarterly retainer and the Chairpersons of the Compensation, Nominating/Corporate Governance Committee and directors BSA Committee each receive a $1,250 quarterly retainer. Directors do not receive any fees for their service on the board of directors of NorthEast Community Bancorp, MHC.
Directors’ Deferred Compensation Plan.   NorthEast Community Bank has established a deferred compensation plan for directors of NorthEast Community Bank. Directors may elect on or before December 31st each year to defer all or part of their fees earned during the following year into the plan. NorthEast Community Bank credits fee deferrals with interest annually based on the prevailing rate on its 60-month certificate of deposit. Directors remain fully vested at all times in the fees deferred under the plan and the interest credited on their deferrals. Distributions from the plan are made in cash and may commence on a specified payment date or pursuant to a fixed payment schedule elected by the director. Generally, directors may receive distributions from the deferred compensation plan only following their separation from service, disability or death, upon a change in control, or upon the occurrence of an unforeseeable emergency. Each participating director may designate a beneficiary to receive payment of any amounts due from the plan upon the director’s death.
Outside Director Retirement Plan.   NorthEast Community Bank maintains the NorthEast Community Bank Outside Director Retirement Plan to provide non-employee directors with long standing service with a supplemental retirement benefit. All current non-employee directors are participants in the plan.
Participating directors are entitled to receive a retirement benefit calculated based on years of service and director fees paid during the 12 completed calendar months preceding a director’s termination of service multiplied by a vesting percentage. Participating directors with less than 10 years of service will receive no benefit under the plan. Participating directors with 10 years but less than 15 years of service will receive a benefit based on 50% of the total directors fees paid during the 12 completed calendar months preceding the director’s termination. Participating directors with 15 years but less than 20 years will receive 75% of the total directors fees paid during the 12 completed calendar months preceding the director’s termination. Participating directors with 20 or more years of service will receive a benefit calculated using 100% of the director fees paid during the 12 months preceding the directors termination. Participating directors vest in their retirement benefit at a rate of 20% per year for years of service after January 1, 2006. The annual director retirement benefit is generally paid monthly over a 120-month period following the month in which a director terminates his service on the Board of Directors.
In the event a participating director dies while in pay status, the director’s beneficiary will receive his or her remaining installments beginning in the month immediately following the director’s death. In the event a participating director is terminated in connection with a change in control (as defined in the plan), the director will receive a lump sum payment equal to the actuarial equivalent of the director’s monthly benefit. In the event a participating director is removed from the board of directors for cause, the director will forfeit all rights and benefits under the plan.
Stock-Based Deferral Plan.   In connection with the offering, we established a stock-based deferral plan for certain eligible officers and directors. Under the terms of new stock-based deferral plan, participants are permitted to make a one-time election to transfer all or a portion of their account balances from the director plans into the stock-based deferral plan to purchase common stock in the offering. For purposes of the stock purchase priorities in the offering, the stock purchases by participants through the new stock-based deferral plan will be treated in the same manner as an individual stock purchase outside the plan and will be subject to each participant’s individual eligibility to purchase stock in the offering. The new stock-based deferral plan also permits eligible officers and members of the board to make an election within 30 days of the effective date of the plan to defer future compensation into the plan and invest the deferrals in NorthEast Community Bancorp, Inc. common stock.
Executive Compensation
Summary Compensation Table.   The following information is furnished for all individuals serving as the principal executive officer of NorthEast Community Bancorp for the most recently completed fiscal year and our next two most highly compensated executive officers whose total compensation for the year ended December 31, 2020 exceeded $100,000.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)(2)	Total ($)
Kenneth A. Martinek	2020	$400,400	$166,500	$21,590	$588,490
Chairman and Chief Executive Officer
Jose M. Collazo	2020	312,000	135,000	32,419	479,419
President and Chief Operating Officer
Donald S. Hom	2020	245,000	109,600	17,371	371,971
Executive Vice President and Chief Financial Officer

(1)
Represents a discretionary bonus based on past practices and the financial performance of NorthEast Community Bank.

(2)
Details of the amounts reported in “All Other Compensation” for fiscal 2020 are provided in the table below. All perquisites, which, in the aggregate, were less than $10,000 for an individual were excluded from “All Other Compensation.”

	Mr. Martinek	Mr. Collazo	Mr. Hom
Employee stock ownership plan	$21,590	$20,419	$17,371
Perquisites	—(a)	12,000(b)	—(a)

(a)
Did not exceed $10,000

(b)
Represents an automobile allowance.

Annual Incentives.   During 2020, the Bank awarded discretionary bonuses to the named executive officers at levels consistent with past practice over the prior three fiscal years and in accordance with the financial performance of Northeast Community Bank.
Employment Agreements.   In connection with the offering, we have entered into new employment agreements with Messrs. Martinek and Collazo that replace their prior employments agreement in their entirety. The new employment agreements provide for a 36 month term. The term of the new employment agreements will extend for an additional 12 months on each anniversary of the effective date of the agreements, unless the boards of directors of NorthEast Community Bancorp, Inc., NorthEast Community Bank or Messrs. Martinek or Collazo decide not to extend the term. Current base salaries under the employment agreements for Messrs. Martinek and Collazo are $505,000 and $325,000, respectively. The Compensation Committee of the NorthEast Community Bank board of directors annually reviews the executives’ base salaries. In addition to base salary, the agreements provide that the executives will be eligible to participate in short-term and long-term incentive compensation, determined and payable at the discretion of the Compensation Committee of the NorthEast Community Bank board of directors. The executives will also be entitled to continue participation in any fringe benefit arrangements in which he was participating on the effective date of the employment agreement. In addition, the agreements provide for reimbursement of reasonable travel and other business expenses incurred in connection with the performance of the executive’s duties.
If the executive’s employment is terminated by NorthEast Community Bancorp, Inc. and NorthEast Community Bank during the term of the agreement, without cause, including a resignation for good reason (as defined in the agreement), but excluding termination for cause or due to death, disability, retirement or following a change in control, the executive would be entitled to a payment equal to a three times the sum of: (i) his annual base salary plus (ii) his target annual bonus in effect on the termination date. The severance payment will be paid to the executive as salary continuation in substantially equal installments over the 36 month period in accordance with NorthEast Community Bank’s customary payroll practices, subject to the receipt of a signed release of claims from the executive within the time frame set forth in the agreement. Assuming the executives elect continued medical and dental coverage under COBRA, NorthEast Community Bank will reimburse the executives in an after-tax amount equal to the monthly COBRA premium paid by the executive for such coverage, less the active employee premium for such coverage. Each executive will be eligible to receive said reimbursement for the earlier of: the date the executive is no longer eligible for COBRA, the period of time used to calculate the severance payments, or the date in which the executive becomes eligible to receive substantially similar coverage from another employer. In addition, each executive would receive any unpaid annual bonus for the completed fiscal year and, to the extent there are any outstanding equity plan awards made to the executives, the treatment of such awards upon termination would be determined in accordance with the terms of the applicable equity plan and award agreements.
If the executive’s employment is terminated during the term of the agreement by NorthEast Community Bancorp, Inc. and NorthEast Community Bank without cause, including a resignation for good reason (as defined in the agreements), within 24 months after a change in control (as also defined in the agreements), each executive would be entitled to a payment equal to a multiple of three times of the sum of: (i) his annual base salary (or his base salary in effect immediately before the change in control, if higher) plus (ii) his annual target bonus (or his target bonus in effect immediately before the change in control, if higher). The severance payment will be paid to the executive within 60 days of the termination date in a single lump sum payment. The payment will also include a sum equal to three times his prior year bonus in a lump sum on the date on which the bonus would have been paid to executive but for executive’s termination of employment. In addition, each executive will receive a lump sum payment equal to the cost of providing continued medical and dental coverage for 36 months following termination less the active employee charge for such coverage in effect on the termination date. Further, to the extent there are any outstanding equity plan awards made to executives, the treatment of such awards upon termination would be determined in accordance with the terms of the applicable equity plan and award agreements.
For purposes of the executive’s ability to resign and receive a payment under the agreement, “good reason” would include the occurrence of any of the following events: (i) a material reduction in the executive’s base salary, except for reductions proportionate with similar reductions to all other employees; (ii) a material adverse change in executive’s position that results in a demotion in the executive’s status within NorthEast Community Bancorp, Inc. and NorthEast Community Bank; (iii) a change in the primary location at which the executive is required to perform the duties of his employment with NorthEast Community Bancorp, Inc. and NorthEast Community Bank to a location that is more than 30 miles from the location of NorthEast Community Bank’s headquarters as of the date of the agreement; or (iv) a material breach by NorthEast Community Bancorp, Inc. and NorthEast Community Bank of any written agreement between the executive, on the one hand, and any of NorthEast Community Bancorp, Inc. and NorthEast Community Bank or any other affiliate of NorthEast Community Bancorp, Inc., on the other hand, unless arising from the executive’s inability to materially perform his duties contemplated hereunder.
The employment agreements provide for a “best net benefits” approach in the event that severance benefits under the agreements or otherwise result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended. The best net benefits approach reduces an executive’s payments and benefits to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made.

Under the employment agreements, if the executive is terminated due to disability, the employment agreement will terminate and the executive will receive an amount equal to one times the sum of his base salary and target bonus in effect on the termination date less the amount expected to be paid to executive under the NorthEast Community Bank long-term disability plan, payable as salary continuation in substantially equal installments over a twelve-month period. For these purposes, disability will occur on the date on which the insurer or administrator of NorthEast Community Bank’s long-term disability insurance determines that executive is eligible to commence benefits under such insurance. If the executive dies while employed, the employers will pay to his designated beneficiary an amount equal to one times the sum of the executive’s base salary and target bonus in effect on the termination date.
Upon retirement of an executive, the executive will be entitled to benefits under any retirement plans to which he is a party but shall not be entitled to any amount or benefits under the employment agreement.
The employment agreements provide that, except in the event of a change in control or involuntary termination of employment for reasons other than cause, the executives are each subject to a one-year non-compete in the event their employment is terminated. The employment agreements further require that the executives not solicit business, customers or employees of NorthEast Community Bancorp, Inc. and NorthEast Community Bank for a 12-month period following termination (other than a termination of employment following a change in control), and require the executives to maintain confidential information.
NorthEast Community Bank will pay or reimburse the executives for all reasonable costs and legal fees paid or incurred by the executives in any dispute or question of interpretation relating to the employment agreement if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that NorthEast Community Bancorp, Inc. and NorthEast Community Bank will indemnify the executives to the fullest extent legally allowable.
To the extent that a payment is made or a benefit is received from NorthEast Community Bank, the same payment or benefit will not be paid or received from NorthEast Community Bancorp, Inc.
Change in Control Agreement
Upon completion of the offering, NorthEast Community Bank will enter into change in control agreements with Donald S. Hom and certain other key executives. Mr. Hom’s change in control agreement will have a two-year term, subject to renewal by the board of directors for an additional year beyond the then current expiration date. If, within twenty-four months following a change in control of NorthEast Community Bank or NorthEast Community Bancorp, Inc., either party or their successors terminates Mr. Hom’s employment for reasons other than for cause, or if Mr. Hom voluntarily resigns upon the occurrence of circumstances specified in the agreement, Mr. Hom will receive a severance payment under the agreement. Mr. Hom’s severance benefit under his change in control agreement will be equal to two times the sum of his base salary and most recent bonus earned at the time of his termination of employment. In addition to the cash severance payment, Mr. Hom would be reimbursed for the amount equal to the monthly COBRA premium paid by him for such coverage less the active employee premium for such coverage. The change in control agreement limits payments made to Mr. Hom in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G of the Internal Revenue Code.
Tax-Qualified Retirement Plans
NorthEast Community Bank Employee Stock Ownership Plan (“ESOP”).   The ESOP is a tax-qualified defined contribution plan for all employees of NorthEast Community Bank who are 18 years of age or older and have completed one year of service with NorthEast Community Bank. Eligible employees can begin participation in the ESOP on the entry date (January 1 or July 1) that coincides or immediately follows their satisfaction of the ESOP eligibility requirements. All named executive officers participate in the ESOP.
In connection with the offering, the ESOP trustees plan to subscribe for and purchase, on behalf of the ESOP, 8% of the shares of NorthEast Community Bancorp, Inc. common stock sold in the offering (697,000, 820,000 and 943,000 at the minimum, midpoint and maximum of the offering range, respectively) and fund its stock purchase through a loan from NorthEast Community Bancorp, Inc. equal to 100% of the aggregate purchase price of the common stock. The ESOP trustees will be directed to repay the loan principally through NorthEast Community Bank’s contributions to the ESOP and, possibly, dividends paid on common stock held by the plan over a 15-year loan term. The fixed interest rate for the ESOP loan will be The Wall Street Journal prime rate as of the date of closing. See “Pro Forma Data.” We reserve the right to purchase shares of common stock in the open market following the offering to fund all or a portion of the intended purchases.
All shares purchased by the trustees on behalf of ESOP will be held in a loan suspense account. Shares will be released from the loan suspense account on a pro rata basis, as NorthEast Community Bank will make contributions to the ESOP sufficient to repay principal and interest on the loan. As shares are released from the loan suspense account, they will be allocated among participants on the basis of each participant’s proportional share of compensation. Participants vest ratably in their ESOP benefits over a six-year period. Participants also become fully vested in their account balances upon normal retirement, death or disability, a change in control, or the termination of the plan. Participants may generally receive distributions from the plan upon separation from service. Any unvested shares forfeited upon a participant’s termination of employment will be reallocated among the remaining participants, in accordance with the terms of the plan.
Participants may direct the trustee regarding the voting of common stock allocated to ESOP accounts. The trustees will vote all allocated shares held in the ESOP as directed by participants. The trustees will vote all unallocated shares, as well as allocated shares for which instructions are not received, in the same ratio as those shares for which participants provide voting instructions, subject to the fiduciary responsibilities of the trustees.
Under applicable accounting requirements, NorthEast Community Bank will record compensation expense for the leveraged ESOP at the fair market value of the shares when committed for release to participant accounts.
NorthEast Community Bank 401(k) Retirement Savings Plan (“401(k) Plan”).   The 401(k) Plan is a tax-qualified defined contribution plan for all employees of NorthEast Community Bank who are 18 years of age or older and completed one year of service with NorthEast Community Bank. All named executive officers are eligible to participate in the 401(k) Plan. Eligible employees may contribute to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code. For 2021, the limit is $19,500; provided, however, that participants over age 50 may contribute an additional $6,500 in “catch-up” contributions to the plan. Under the plan, NorthEast Community Bank may make discretionary matching contributions of 100% of the amount deferred, up to a maximum of 5% of each participant’s compensation, to the accounts of all participants, as well as discretionary profit-sharing contributions to the accounts of participants who are employed on the last day of the year and have completed at least 1,000 hours of service during the year. Northeast Community Bank provided no matching contributions in 2020.
Participants are always 100% percent vested in their salary deferrals; participants vest in NorthEast Community Bank’s matching and profit-sharing contributions at the rate of 20% per year following completion of their first year of service.
Supplemental Executive Retirement Plan.   NorthEast Community Bank maintains a supplemental executive retirement plan that provides for the payment of supplemental retirement benefits to Kenneth Martinek and Jose Collazo upon their termination of employment on or after the normal retirement age of 65. The normal retirement benefit under the supplemental executive retirement plan equals 50% of the executive’s average base salary over the three-year period preceding termination of employment. Upon retirement on or after attaining age 60 and completing a minimum of 20 years of service, the executive is eligible to receive an early retirement benefit equal to the normal retirement benefit, reduced by 0.25% for each month by which the executive’s age at termination is less than age 65. No benefit is payable under the supplemental executive retirement plan upon termination of employment prior to age 60, unless the termination is due to death, disability, or a change in control, as discussed below. Upon early or normal retirement, the executive receives the annual retirement benefit in equal monthly installments for the greater of the executive’s lifetime or 15 years immediately following the participant’s normal or early retirement or, in the case of disability, commencing at age 65. If a participant dies while receiving benefits under the plan, the executive’s beneficiary continues to receive any remaining installment payments (up to 15) due from the plan. If the executive dies while actively employed, his beneficiary receives an actuarially equivalent lump sum calculated as if the executive had attained normal retirement age immediately prior to death. If the executive has attained age 65 or is eligible for an early retirement benefit, he receives the applicable benefit upon termination of employment due to disability. If the executive is not eligible for an early or normal retirement benefit, the disability benefit under the plan is calculated as if the executive attained normal retirement age immediately prior to termination of employment. Upon termination of employment in connection with a change in control, the executive will receive a lump sum payment that is actuarially equivalent to the normal retirement benefit, calculated as of the date of termination and without regard to the participant’s age at termination. No benefits are payable under the supplemental executive retirement plan upon a participant’s termination for cause (as defined in the plan).
Future Equity Incentive Plan
Following the offering, NorthEast Community Bancorp, Inc. plans to adopt an equity incentive plan that will provide for grants of stock options, restricted stock and/or restricted stock units. In accordance with applicable regulations, NorthEast Community Bancorp, Inc. anticipates that the plan will authorize a number of stock options equal to 10.0% of the total shares sold in the offering, and a number of shares of restricted stock/restricted stock units equal to 4.0% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 1,219,750 shares, assuming 8,712,500 shares are issued in the offering, to 1,650,250 shares, assuming 11,787,500 shares are issued in the offering.
NorthEast Community Bancorp, Inc. may fund the future equity incentive plan through the purchase of common stock in the open market by a trust that may be established in connection with the plan or from authorized, but unissued, shares of NorthEast Community Bancorp, Inc. common stock. The issuance of additional shares for future equity grants would dilute the interests of existing stockholders. See “Pro Forma Data.”
Any stock options granted under a future equity incentive plan will be granted at an exercise price equal to 100% of the fair market value of NorthEast Community Bancorp, Inc. common stock on the date of grant. Future awards of restricted stock or restricted stock units will be made at no cost to recipients. The plan administrator will determine the terms and conditions of each equity award granted under the future equity incentive plan including, but not limited to, the type of and amount of an award, as well as vesting conditions for each award, subject to applicable regulations. Regulatory requirements may vary depending on whether NorthEast Community Bancorp, Inc. adopts the plan within one year following the completion of the offering or after one year following the completion of the offering. If NorthEast Community Bancorp, Inc. adopts the equity incentive plan more than one year after completion of the offering, the plan would not be subject to many existing regulatory requirements, including limiting the number of awards reserved or granted under the plan and the time period over which participants may vest in awards granted to them.
Transactions with Related Persons
Loans and Extensions of Credits.   The Sarbanes-Oxley Act generally prohibits loans by NorthEast Community Bank to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by NorthEast Community Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. NorthEast Community Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit NorthEast Community Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.
In accordance with banking regulations, the board of directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of  $25,000 or 5% of NorthEast Community Bancorp’s capital and surplus (up to a maximum of  $500,000) and such loan must be approved in advance by a majority of the disinterested members of the board of directors. Additionally, pursuant to NorthEast Community Bancorp’s Code of Ethics and Business Conduct, all executive officers and directors must disclose any existing or emerging conflicts of interest to our President and Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, the following: (i) our conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest; and (ii) the ownership of more than 1% of the outstanding securities (or that represents more than 5% of the total assets of the employee and/or family member) of any business entity that does business with or is in competition with NorthEast Community Bancorp.
NorthEast Community Bank had no loans to related parties at December 31, 2020.
Other Transactions.   Kevin P. O’Malley is an attorney with Kevin P. O’Malley, P.c., a law firm that provides construction loan closing services to borrowers of NorthEast Community Bank. During the fiscal year ended December 31, 2020, construction loan borrowers of NorthEast Community Bank paid $536,106 in legal fees to Mr. O’Malley’s law firm in connection with closing of construction loans. In addition, in fiscal year 2020, NorthEast Community Bank paid Mr. O’Malley’s law firm $3,000 for legal services provided on a corporate related matter.
Stockholder Agreement
On August 27, 2020, NorthEast Community Bancorp, NorthEast Community Bancorp, NorthEast Community Bancorp, MHC and NorthEast Community Bank entered into a written agreement with Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P. and Joseph Stillwell (collectively, “The Stilwell Group”) who, together, beneficially own 976,886 shares of NorthEast Community Bancorp common stock (representing 8.0% of NorthEast Community Bancorp’s outstanding shares and 19.6% of outstanding shares held by NorthEast Community Bancorp’s public stockholders with respect to certain voting and corporate matters).
Under the agreement, following completion of the second-step conversion through August 27, 2025 (the “effective period”), The Stilwell Group has agreed to vote all shares of NorthEast Community Bancorp, Inc. beneficially owned by The Stilwell Group: (i) in favor of the nominees for election as directors of NorthEast Community Bancorp, Inc. selected by the board of directors of NorthEast Community Bancorp, Inc.; and (ii) in accordance with the recommendations of our board of directors on all proposals at any meeting of our stockholders, including in favor of any future stock incentive plan submitted to shareholders for approval.
The stockholder agreement further provides that during the effective period, The Stilwell Group may not, without our prior written consent, directly or indirectly, sell, transfer or otherwise dispose of any block of shares of common stock of NorthEast Community Bancorp, Inc. to any person that The Group believes, after reasonable inquiry, would be the beneficial owns after such sale or transfer of more than 5.0% of the outstanding shares of NorthEast Community Bancorp, Inc.
During the effective period, The Stilwell Group has also agreed, among other things, not to: (i) solicit proxies in opposition to any recommendation or proposals of Northeast Community Bancorp, Inc.’s board of directors; (ii) initiate or solicit shareholders proposals or seek to place any representatives on Northeast Community Bancorp, Inc.’s board of directors; (iii) nominate or encourage for the election as director of Northeast Community Bancorp, Inc. any person who is not approved for nomination by the board of directors of Northeast Community Bancorp, Inc.; (iv) vote for any nominee or nominees for election to the board of directors of Northeast Community Bancorp, Inc. other than those nominated or supported by Northeast Community Bancorp, Inc.’s board of directors; (v) propose or seek to effect a merger or sale of Northeast Community Bancorp, Inc. or NorthEast Community Bank; (vi) seek to exercise any control or influence over the management of NorthEast Community Bancorp, Inc. or NorthEast Community Bank; or (vii) initiate or participate in any litigation against NorthEast Community Bancorp, Inc. or NorthEast Community Bank.
Indemnification for Directors and Officers
NorthEast Community Bancorp, Inc.’s articles of incorporation provide that NorthEast Community Bancorp, Inc. must indemnify all directors and officers of NorthEast Community Bancorp, Inc. against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of NorthEast Community Bancorp, Inc. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Except insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NorthEast Community Bancorp, Inc. pursuant to its articles of incorporation or otherwise, NorthEast Community Bancorp, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STOCK OWNERSHIP
The following table provides information as of May 10, 2021 about the persons known to NorthEast Community Bancorp to be the beneficial owners of more than 5% of its outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.
Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding(1)
NorthEast Community Bancorp, MHC(2) 325 Hamilton Avenue White Plains, New York 10601	7,273,750	59.6%
Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P. and Joseph Stillwell(3) 111 Broadway, 12th Floor New York, New York 10006	976,886(3)	8.0%

(1)
Based on 12,194,611 shares of NorthEast Community Bancorp common stock outstanding and entitled to vote as of May 10, 2021.

(2)
The members of the board of directors of NorthEast Community Bancorp and NorthEast Community Bank also constitute the board of directors of NorthEast Community Bancorp, MHC.

(3)
Based on information contained provided by The Stilwell Group, the investors listed above have shared voting and dispositive power over 976,886 shares. This is the most recent information that we have and the amount held by this stockholder as of May 10, 2021 may be more or less than the amount stated above.

The following table provides information as of May 10, 2021 about the shares of NorthEast Community Bancorp common stock that may be considered to be beneficially owned by each director and executive officer of NorthEast Community Bancorp, and by all directors and executive officers of NorthEast Community Bancorp as a group. A person may be considered to beneficially own any shares of common stock over which he or she has directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the listed individuals has sole voting and investment power with respect to the shares shown.
Name	Number of Shares Beneficially Owned(1)(2)	Percent of Common Stock Outstanding(3)
Directors:
Diane B. Cavanaugh	500	*
Charles M. Cirillo	10	*
Jose M. Collazo	28,567	*
Eugene M. Magier	9,000(4)	*
Charles A. Martinek	14,691	*
Kenneth A. Martinek	79,005	*
John F. McKenzie	5,000	*
Kevin P. O’Malley	2,020	*
Kenneth H. Thomas	10,000(5)	*
Executive Officers Who Are Not Directors:
Donald S. Hom	11,259	*
All Directors and Executive Officers as a Group (10 persons)	160,052	1.3%

*
Represents less than 1.0% of NorthEast Community Bancorp’s outstanding shares.

(1)
Includes shares allocated to the account of individuals under the ESOP with respect to which individuals have voting but not investment power as follows: Mr. Charles Martinek — 10,235 shares, Mr. Kenneth Martinek — 31,117 shares (including 6,612 shares allocated to Mr. Martinek’s spouse, who is an employee of NorthEast Community Bank), Mr. Collazo — 21,863 shares (including 6,363 shares allocated to Mr. Collazo’s spouse, who is an employee of NorthEast Community Bank) and Mr. Hom — 11,259 shares.

(2)
Includes shares held in trust in the 401(k) Plan as to which each individual has investment and voting power as follows: Mr. Charles Martinek — 4,425 shares, Mr. Kenneth Martinek — 47,887 shares, Mr. Collazo — 2,338 shares and Mr. Collazo’s spouse — 4,314 shares. These amounts reflect ownership units in the employer stock fund of the 401(k) Plan, which consists of both issuer stock and a reserve of cash. The actual number of shares held by the individual may vary when such units are actually converted into shares upon distribution of the units to the individual.

(3)
Based on 12,194,611 shares of NorthEast Community Bancorp common stock outstanding and entitled to vote as of May 10, 2021.

(4)
Includes 1,900 shares held jointly by Mr. Magier’s spouse.

(5)
Includes 370 shares held by Mr. Thomas’ spouse.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS
The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:
•
The number of shares of common stock of NorthEast Community Bancorp, Inc. to be received in exchange for shares of NorthEast Community Bancorp common stock upon consummation of the conversion and the offering, based upon their beneficial ownership of NorthEast Community Bancorp common stock as of May 10, 2021;

•
The proposed purchases of NorthEast Community Bancorp, Inc. common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•
The total amount of NorthEast Community Bancorp, Inc. common stock to be held upon consummation of the conversion and offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 25% of the shares sold in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories.
The proposed purchase of shares by directors and executive officers of NorthEast Community Bancorp, Inc. common stock in the offering does not constitute a recommendation or endorsement by such individuals that you should buy stock in the offering. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.”
		Proposed Purchases of Stock in the Offering		Total Common Stock to be Held
Name of Beneficial Owner	Number of Shares Received in Exchange for Shares of NorthEast Community Bancorp(1)	Number of Shares	Dollar Amount	Number of Shares(1)	Percentage of Total Outstanding(2)
Directors:
Diane B. Cavanaugh	702	500	$5,000	1,202	*
Charles M. Cirillo	14	3,500	35,000	3,514	*
Jose M. Collazo	40,110	3,000	30,000	43,110	*
Eugene M. Magier(3)	12,636	2,000	20,000	14,636	*
Charles A. Martinek	20,627	100	1,000	20,727	*
Kenneth A. Martinek(4)	110,930	20,000	200,000	130,930	*
John F. McKenzie(5)	7,020	7,000	70,000	14,020	*
Kevin P. O’Malley	2,836	10,000	100,000	12,836	*
Kenneth H. Thomas	14,041	10,000	100,000	24,041	*
Executive Officers Who are Not Also Directors:
Donald S. Hom	15,808	3,000	30,000	18,808	*
All Directors and Executive Officers as a Group	224,724	59,100	591,000	283,824	1.65%

*
Less than 1.0%.

(1)
Based on information presented in “Stock Ownership.”

(2)
If shares are sold and the exchange ratio is calculated at the minimum of the offering range, all directors and executive officers as a group would beneficially own 1.71% of the outstanding shares of NorthEast Community Bancorp, Inc. common stock.

(3)
Includes 1,000 shares to be purchased by Mr. Magier and 1,000 shares to be purchased by Mr. Magier’s spouse.

(4)
Includes 15,000 shares to be purchased by Mr. Martinek and 5,000 shares to be purchased by Mr. Martinek’s spouse, who is also an employee of NorthEast Community Bank.

(5)
Includes 5,000 shares to be purchased by Mr. McKenzie and 2,000 shares to be purchased by Mr. McKenzie’s spouse.

REGULATION AND SUPERVISION
General
NorthEast Community Bank is a New York-chartered savings bank. NorthEast Community Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. NorthEast Community Bank is subject to extensive regulation by the New York State Department of Financial Services, as its chartering agency, and by the Federal Deposit Insurance Corporation, as its primary federal regulator. NorthEast Community Bank is required to file reports with, and is periodically examined by, the Federal Deposit Insurance Corporation and the New York State Department of Financial Services concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other financial institutions. NorthEast Community Bank is a member of the Federal Home Loan Bank of New York.
The regulation and supervision of NorthEast Community Bank establish a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of depositors and borrowers and, for purposes of the Federal Deposit Insurance Corporation, the protection of the insurance fund. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.
NorthEast Community Bank has previously elected to be deemed a “savings association” under the Home Owners’ Loan Act, as amended. As a result, following the conversion, NorthEast Community Bancorp, Inc. will be a savings and loan holding company and will be required to comply with the rules and regulations of the Federal Reserve Board applicable to savings and loan holding companies. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. NorthEast Community Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
Any change in applicable laws or regulations, whether by the New York State Department of Financial Services, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the State of New York or Congress, could have a material adverse impact on the operations and financial performance of NorthEast Community Bancorp, Inc. and NorthEast Community Bank. In addition, NorthEast Community Bancorp, Inc. and NorthEast Community Bank will be affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve Board. In view of changing conditions in the national economy and in the money markets, it is impossible for management to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of the NorthEast Community Bancorp, Inc. and NorthEast Community Bank.
Set forth below is a brief description of material regulatory requirements that are or will be applicable to NorthEast Community Bank and NorthEast Community Bancorp, Inc. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on NorthEast Community Bank and NorthEast Community Bancorp, Inc.
COVID-19
Interagency Statement on Loan Modifications.   On March 22, 2020, the federal banking agencies issued an interagency statement to provide additional guidance to financial institutions who are working with borrowers affected by the coronavirus (“COVID-19”). The statement provided that agencies will not criticize institutions for working with borrowers and will not direct supervised institutions to automatically categorize all COVID-19 related loan modifications as troubled debt restructurings (“TDRs”). The agencies have confirmed with staff of the Financial Accounting Standards Board that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief, are not TDRs. This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented.
The statement further provided that working with borrowers that are current on existing loans, either individually or as part of a program for creditworthy borrowers who are experiencing short-term financial or operational problems as a result of COVID-19, generally would not be considered TDRs. For modification programs designed to provide temporary relief for current borrowers affected by COVID-19, financial institutions may presume that borrowers that are current on payments are not experiencing financial difficulties at the time of the modification for purposes of determining TDR status, and thus no further TDR analysis is required for each loan modification in the program.
The statement indicated that the agencies’ examiners will exercise judgment in reviewing loan modifications, including TDRs, and will not automatically adversely risk rate credits that are affected by COVID-19, including those considered TDRs.
In addition, the statement noted that efforts to work with borrowers of one- to-four family residential mortgages, where the loans are prudently underwritten, and not past due or carried on non-accrual status, will not result in the loans being considered restructured or modified for the purposes of their risk-based capital rules. With regard to loans not otherwise reportable as past due, financial institutions are not expected to designate loans with deferrals granted due to COVID-19 as past due because of the deferral.
The Coronavirus Aid, Relief and Economic Security Act.   The CARES Act, which became law on March 27, 2020, provided over $2 trillion to combat COVID-19 and stimulate the economy. The law had several provisions relevant to financial institutions, including:
•
Allowing institutions not to characterize loan modifications relating to the COVID-19 pandemic as a troubled debt restructuring and also allowing them to suspend the corresponding impairment determination for accounting purposes.

•
An option to delay the implementation of the accounting standard for current expected credit losses (CECL) until the earlier of December 31, 2020 or when the President declares that the coronavirus emergency is terminated.

•
The ability of a borrower of a federally backed mortgage loan (VA, FHA, USDA, Freddie and Fannie) experiencing financial hardship due, directly or indirectly, to the COVID-19 pandemic to request forbearance from paying their mortgage by submitting a request to the borrower’s servicer affirming their financial hardship during the COVID-19 emergency. Such a forbearance will be granted for up to 180 days, which can be extended for an additional 180-day period upon the request of the borrower. During that time, no fees, penalties or interest beyond the amounts scheduled or calculated as if the borrower made all contractual payments on time and in full under the mortgage contract will accrue on the borrower’s account. Except for vacant or abandoned property, the servicer of a federally backed mortgage is prohibited from taking any foreclosure action, including any eviction or sale action, for not less than the 60-day period beginning March 18, 2020.

•
The ability of a borrower of a multi-family federally backed mortgage loan that was current as of February 1, 2020, to submit a request for forbearance to the borrower’s servicer affirming that the borrower is experiencing financial hardship during the COVID-19 emergency. A forbearance will be granted for up to 30 days, which can be extended for up to two additional 30-day periods upon the request of the borrower. During the time of the forbearance, the multi-family borrower cannot evict or initiate the eviction of a tenant or charge any late fees, penalties or other charges to a tenant for late payment of rent. Additionally, a multi-family borrower that receives a forbearance may not require a tenant to vacate a dwelling unit before a date that is 30 days after the date on which the borrower provides the tenant notice to vacate and may not issue a notice to vacate until after the expiration of the forbearance.

Coronavirus Response and Relief Supplemental Appropriations Act of 2021.   On December 27, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 was signed into law, which also contains provisions that could directly impact financial institutions, including extending the time that insured depository institutions and depository institution holding companies have to comply with the current expected credit losses (“CECL”) accounting standard and extending the authority granted to banks under the CARES Act to elect to temporarily suspend the requirements under U.S. GAAP applicable to troubled debt restructurings for loan modifications related to the COVID-19 pandemic for any loan that was not more than 30 days past due as of December 31, 2019. The act directs financial regulators to support community development financial institutions and minority depository institutions and directs Congress to re-appropriate $429 billion in unobligated CARES Act funds. The PPP, which was originally established under the CARES Act, was also extended under the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.
Bank Regulation
New York Banking Law.   NorthEast Community Bank derives its lending, investment, and other authority primarily from the applicable provisions of New York State banking law and the regulations of the New York State Department of Financial Services, as limited by Federal Deposit Insurance Corporation regulations. Under these laws and regulations, banks, including NorthEast Community Bank, may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities (including certain corporate debt securities, and obligations of federal, state, and local governments and agencies), certain types of corporate equity securities, and certain other assets.
Under New York State banking law, New York State-chartered stock form savings banks and commercial banks may declare and pay dividends out of their net profits, unless there is an impairment of capital. Approval of the Superintendent is required if the total of all dividends declared by the bank in a calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years, less prior dividends paid.
New York State banking law gives the Superintendent authority to issue an order to a New York State-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices, and to keep prescribed books and accounts. Upon a finding by the New York State Department of Financial Services that any director, trustee, or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Superintendent to discontinue such practices, such director, trustee, or officer may be removed from office after notice and an opportunity to be heard. The Superintendent also has authority to appoint a conservator or a receiver for a savings or commercial bank under certain circumstances.
Capital Requirements.   Federal regulations require Federal Deposit Insurance Corporation-insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8%, and a Tier 1 capital to average assets leverage ratio of 4%.
For purposes of the regulatory capital requirements, common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that made such an election regarding the treatment of accumulated other comprehensive income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). NorthEast Community Bank exercised the opt-out and therefore does not include AOCI in its regulatory capital determinations. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.
In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (such as recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.
In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement began being phased in starting on January 1, 2016 at 0.625% of risk-weighted assets and increased each year until fully implemented at 2.5% on January 1, 2019. At December 31, 2020, NorthEast Community Bank exceeded the fully phased in regulatory requirement for the capital conservation buffer.
The Economic Growth, Regulatory Relief, and Consumer Protection Act enacted in May 2018 required the federal banking agencies, including the Federal Deposit Insurance Corporation, to establish for banks with assets of less than $10 billion of assets a community bank leverage ratio (the ratio of a bank’s tangible equity capital to average total consolidated assets) of 8 to 10%. A qualifying community bank with capital meeting the specified requirements (including off balance sheet exposures of 25% or less of total assets and trading assets and liabilities of 5% or less of total assets) and electing to follow the alternative framework is considered to meet all applicable regulatory capital requirements including the risk-based requirements. The community bank leverage ratio was established at 9%, effective January 1, 2020. A qualifying bank may opt in and out of the community bank leverage ratio framework on its quarterly call report. A bank that ceases to meet any qualifying criteria is provided with a two-quarter grace period to comply with the community bank leverage ratio requirements or the general capital regulations by the federal regulators. In addition, Section 4012 of the CARES Act required that the community bank leverage ratio be temporarily lowered to 8%. The federal regulators issued a rule making the lower ratio effective April 23, 2020. The rules also established a two-quarter grace period for a qualifying community bank whose leverage ratio falls below the 8% community bank leverage ratio requirement so long as the bank maintains a leverage ratio of 7% or greater. Another rule was issued providing for the transition back to the 9% community bank leverage ratio, increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter. As of December 31, 2020, NorthEast Community Bank had not elected the community bank leverage ratio alternative reporting framework.
The Federal Deposit Insurance Corporation Improvement Act required each federal banking agency to revise its risk-based capital standards for insured institutions to ensure that those standards take adequate account of interest-rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as to reflect the actual performance and expected risk of loss on multifamily residential loans. The Federal Deposit Insurance Corporation, along with the other federal banking agencies, adopted a regulation providing that the agencies will take into account the exposure of a bank’s capital and economic value to changes in interest rate risk in assessing a bank’s capital adequacy. The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon determination that an institution’s capital level is, or is likely to become, inadequate in light of the particular circumstances.
Standards for Safety and Soundness.   As required by statute, the federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness to implement safety and soundness standards. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, the internal audit system, credit underwriting, loan documentation, interest rate exposure, asset growth, asset quality, earnings and compensation, fees and benefits. The agencies have also established standards for safeguarding customer information. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

Investments and Activities.   Under federal law, all state-chartered banks insured by the Federal Deposit Insurance Corporation have generally been limited to activities as principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law. The Federal Deposit Insurance Corporation Improvement Act and the Federal Deposit Insurance Corporation permit exceptions to these limitations. For example, state-chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise grandfathered state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of an investment company registered under federal law. The maximum permissible investment is 100% of Tier 1 capital, as specified by the Federal Deposit Insurance Corporation’s regulations, or the maximum amount permitted by New York State banking law, whichever is less. Such grandfathering authority may be terminated upon the Federal Deposit Insurance Corporation’s determination that such investments pose a safety and soundness risk to NorthEast Community Bank or if NorthEast Community Bank converts its charter or undergoes a change in control In addition, the Federal Deposit Insurance Corporation is authorized to permit such institutions to engage in other state authorized activities or investments (other than non-subsidiary equity investments) that meet all applicable capital requirements if it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.
Interstate Banking and Branching.   Federal law permits well capitalized and well managed bank and savings and loan holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, amendments made by the Dodd-Frank Act to permit banks to establish de novo branches on an interstate basis to the extent that branching is authorized by the law of the host state for the banks chartered by that state.
Prompt Corrective Regulatory Action.   Federal law requires, among other things, that federal bank regulatory authorities take “prompt corrective action” with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.
The Federal Deposit Insurance Corporation has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%. As of December 31, 2020, NorthEast Community Bank was a “well capitalized” institution under the Federal Deposit Insurance Corporation regulations.
At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on the payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to an order by the Federal Deposit Insurance Corporation to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.
The previously referenced law establishing a “community bank leverage ratio” adjusted the referenced categories for qualifying institutions that opt into the alternative framework for regulatory capital requirements. Institutions that exceed the community bank leverage ratio are considered to have met the capital ratio requirements to be “well capitalized” for the agencies’ prompt corrective rules.
Transaction with Affiliates and Regulation W of the Federal Reserve Regulations.   Transactions between banks and their affiliates are governed by federal law. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. In a holding company context, the parent bank or savings and loan holding company and any companies which are controlled by such parent holding company are affiliates of the bank (although subsidiaries of the bank itself, except financial subsidiaries, are generally not considered affiliates). Generally, Section 23A of the Federal Reserve Act and the Federal Reserve Board’s Regulation W limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10.0% of such institution’s capital stock and surplus, and with all such transactions with all affiliates to an amount equal to 20.0% of such institution’s capital stock and surplus. Section 23B applies to “covered transactions” as well as to certain other transactions and requires that all such transactions be on terms substantially the same, or at least as favorable, to the institution or subsidiary as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from, and issuance of a guarantee to an affiliate, and other similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a bank to an affiliate. In addition, loans or other extensions of credit by the financial institution to the affiliate are required to be collateralized in accordance with the requirements set forth in Section 23A of the Federal Reserve Act.
Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to a bank’s insiders, i.e., executive officers, directors and principal stockholders. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a greater than 10.0% stockholder of a financial institution, and certain of their affiliated interests, together with all other outstanding loans to such persons and affiliated interests, may not exceed specified limits. Section 22(h) of the Federal Reserve Act also requires that loans to directors, executive officers and principal stockholders be made on terms and conditions substantially the same as offered in comparable transactions to persons who are not insiders and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a financial institution to insiders cannot exceed the institution’s unimpaired capital and surplus. Section 22(g) of the Federal Reserve Act places additional restrictions on loans to executive officers.
Enforcement.   The Federal Deposit Insurance Corporation has extensive enforcement authority over insured state-chartered savings banks, including NorthEast Community Bank. The enforcement authority includes, among other things, the ability to assess civil money penalties, issue cease and desist orders and remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations, breaches of fiduciary duty and unsafe or unsound practices.
Federal Insurance of Deposit Accounts.   NorthEast Community Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts in NorthEast Community Bank are insured up to a maximum of  $250,000 for each separately insured depositor.
The Federal Deposit Insurance Corporation imposes an assessment for deposit insurance on all depository institutions. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned and certain adjustments specified by Federal Deposit Insurance Corporation regulations, with less risky institutions paying lower rates. Assessment rates (inclusive of possible adjustments) for most banks with less than $10 billion of assets currently range from 1 1∕2 to 30 basis points of each institution’s total assets less tangible capital. The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s volume of deposits.
The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation was required to seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of  $10 billion or more were supposed to fund the increase. The Federal Deposit Insurance Corporation indicated in November 2018 that the 1.35% ratio was exceeded. Insured institutions of less than $10 billion of assets received credits for the portion of their assessments that contributed to raising the reserve ratio between 1.15% and 1.35% effective when the fund rate achieves 1.38%. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation and the Federal Deposit Insurance Corporation has exercised that discretion by establishing a long range fund ratio of 2%.
The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of NorthEast Community Bank. Future insurance assessment rates cannot be predicted.
Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or regulatory condition imposed in writing. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.
Privacy Regulations.   Federal Deposit Insurance Corporation regulations generally require that NorthEast Community Bank disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, NorthEast Community Bank is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. NorthEast Community Bank currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.
Community Reinvestment Act.   Under the Community Reinvestment Act, or CRA, as implemented by Federal Deposit Insurance Corporation regulations, a non-member bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA does require the Federal Deposit Insurance Corporation, in connection with its examination of a non-member bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications to acquire branches and other financial institutions. The CRA requires the Federal Deposit Insurance Corporation to provide a written evaluation of an institution’s CRA performance utilizing a four-tiered descriptive rating system. NorthEast Community Bank’s latest Federal Deposit Insurance Corporation CRA rating was “Outstanding.”
NorthEast Community Bank is also subject to provisions of the New York State banking law which imposes continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its local community (the “NYCRA”) which are substantially similar to those imposed by the federal CRA. Pursuant to the NYCRA, a bank must file copies of all federal CRA reports with the New York State Department of Financial Services. The NYCRA requires the New York State Department of Financial Services to make a written assessment of a bank’s compliance with the NYCRA every 24 to 36 months, utilizing a four-tiered rating system and make such assessment available to the public. The NYCRA also requires the Superintendent to consider a bank’s NYCRA rating when reviewing a bank’s application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. NorthEast Community Bank’s latest NYCRA rating was “Satisfactory.”
Consumer Protection and Fair Lending Regulations.   New York savings banks are subject to a variety of federal statutes and regulations that are intended to protect consumers and prohibit discrimination in the granting of credit. These statutes and regulations provide for a range of sanctions for non-compliance with their terms, including imposition of administrative fines and remedial orders, and referral to the Attorney General for prosecution of a civil action for actual and punitive damages and injunctive relief. Certain of these statutes authorize private individual and class action lawsuits and the award of actual, statutory and punitive damages and attorneys’ fees for certain types of violations.
USA PATRIOT Act.   NorthEast Community Bank is subject to the USA PATRIOT Act, which gave federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act provided measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents, and parties registered under the Commodity Exchange Act.
Other Regulations
Interest and other charges collected or contracted for by NorthEast Community Bank are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:
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Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

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Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of NorthEast Community Bank also are subject to, among others, the:
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Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

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Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

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Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Reserve System
The Federal Reserve Act authorizes the Federal Reserve Board to require depository associations to maintain noninterest-earning reserves against their transaction accounts (primarily negotiable order of withdrawal and regular checking accounts). The amounts are adjusted annually and, for 2019, the regulations provided that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $127.5 million; and a 10% reserve ratio is applied above $127.5 million. The first $16.9 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) were exempted from the reserve requirements. NorthEast Community Bank complied with the foregoing requirements during 2019. On March 15, 2020, the Federal Reserve Board reduced reserve requirement to 0% effective as of March 26, 2020, which eliminated reserve requirements for all depository institutions.
Federal Home Loan Bank System
NorthEast Community Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. At December 31, 2020, NorthEast Community Bank had a maximum borrowing capacity from the Federal Home Loan Bank of New York of  $49.4 million, of which it had $28.0 million in outstanding borrowings. NorthEast Community Bank, as a member of the Federal Home Loan Bank of New York, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. NorthEast Community Bank was in compliance with requirements for the Federal Home Loan Bank of New York with an investment of  $1.5 million at December 31, 2020.
Holding Company Regulation
As a savings and loan holding company, NorthEast Community Bancorp, Inc. will be subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to NorthEast Community Bank.
Pursuant to federal law and regulations and policy, a savings and loan holding company such as NorthEast Community Bancorp, Inc. may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.
Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds the convenience and needs of the community and competitive factors.
The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.
Capital Requirements.   NorthEast Community Bancorp, Inc. will be subject to the Federal Reserve Board’s capital adequacy guidelines for savings and loan holding companies (on a consolidated basis) which have historically been similar to, though less stringent than, those of the Federal Deposit Insurance Corporation for NorthEast Community Bank. The Dodd-Frank Act, however, required the Federal Reserve Board to promulgate consolidated capital requirements for depository institution holding companies that are no less stringent, both quantitatively and in terms of components of capital, than those applicable to institutions themselves. Consolidated regulatory capital requirements identical to those applicable to the subsidiary banks apply to savings and loan holding companies; as is the case with institutions themselves, the capital conservation buffer was phased in between 2016 and 2019. However, the Federal Reserve

Board has provided a “small bank holding company” exception to its consolidated capital requirements, and legislation and the related issuance of regulations by the Federal Reserve Board has increased the threshold for the exception to $3.0 billion. As a result, NorthEast Community Bancorp, Inc. will not be subject to the capital requirement until such time as its consolidated assets exceed $3.0 billion. See “Regulation and Supervision — Holding Company Regulation — Capital Requirements.”
Source of Strength.   The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.
Dividends and Stock Repurchases.   The Federal Reserve Board has the power to prohibit dividends by savings and loan holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank and savings and loan holding companies, which expresses the Federal Reserve Board’s view that a holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve Board also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations, the Federal Reserve Board may prohibit a bank or savings and holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”
Federal Reserve Board policy also provides that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.
Acquisition of NorthEast Community Bancorp, Inc.   Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control. Under the Change in Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.
Federal Securities Laws
NorthEast Community Bancorp, Inc. common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. NorthEast Community Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.
The registration under the Securities Act of 1933 of shares of common stock issued in NorthEast Community Bancorp, Inc.’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of NorthEast Community Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of NorthEast Community Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If NorthEast Community Bancorp, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of NorthEast Community Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of NorthEast Community Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future,

NorthEast Community Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.
Change in Control Regulations
Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a savings and loan holding company such as NorthEast Community Bancorp, Inc. unless the Federal Reserve Board has been given 60 days’ prior written notice and not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the applicable regulations, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a savings and loan holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with NorthEast Community Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.
In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.
Emerging Growth Company Status
NorthEast Community Bancorp, Inc. is an emerging growth company and, for so long as it continues to be an emerging growth company, NorthEast Community Bancorp, Inc. may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, NorthEast Community Bancorp, Inc. also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.
NorthEast Community Bancorp, Inc. will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion and offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year.

FEDERAL AND STATE TAXATION
Federal Income Taxation
General.   We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. The tax years corresponding to our fiscal years ended 2016 through 2019 remain subject to examination by New York State. The tax years corresponding to our fiscal years ended 2017 through 2019 remain subject to examination by federal, Massachusetts, Connecticut, Pennsylvania and New York City taxing authorities. For 2020, NorthEast Community Bank’s maximum federal income tax rate was 21.0%.
NorthEast Community Bancorp, Inc. and NorthEast Community Bank will enter into a tax allocation agreement. Because NorthEast Community Bancorp, Inc. will own 100% of the issued and outstanding capital stock of NorthEast Community Bank, NorthEast Community Bancorp, Inc. and NorthEast Community Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group NorthEast Community Bancorp, Inc. is the common parent corporation. As a result of this affiliation, NorthEast Community Bank may be included in the filing of a consolidated federal income tax return with NorthEast Community Bancorp, Inc. and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.
Bad Debt Reserves.   For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for non-qualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and required savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves as of December 31, 1987. Approximately $4.1 million as of December 31, 2020 of income tax related to our accumulated bad debt reserves will not be recognized unless NorthEast Community Bank makes a “non-dividend distribution” to NorthEast Community Bancorp, Inc. as described below.
Distributions.   If NorthEast Community Bank makes “non-dividend distributions” to NorthEast Community Bancorp, Inc., the distributions will be considered to have been made from NorthEast Community Bank’s un-recaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from NorthEast Community Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in NorthEast Community Bank’s taxable income. Non-dividend distributions include distributions in excess of NorthEast Community Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of NorthEast Community Bank’s current or accumulated earnings and profits will not be so included in NorthEast Community Bank’s taxable income.
The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if NorthEast Community Bank makes a non-dividend distribution to NorthEast Community Bancorp, Inc., approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 21.0% federal corporate income tax rate. NorthEast Community Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation
New York State Taxation.   Taxable income is apportioned to New York State based on the location of the taxpayer’s customers, with special rules for income from certain financial transactions. The location of the taxpayer’s offices and branches are not relevant to the determination of income apportioned to New York State. The statutory tax rate is currently 6.5%. An alternative tax on apportioned capital, capped at $5.0 million for a tax year, is imposed to the extent that it exceeds the tax on apportioned income. The New York State alternative tax rate is 0.05% for 2019, 0.025% for 2020 and completely phased out as of January 1, 2021. Qualified community banks and thrift institutions that maintain a qualified loan portfolio are entitled to a specially computed modification that reduces the income taxable to New York State.
Massachusetts Taxation.   We also report income on a calendar year basis to the Commonwealth of Massachusetts. Generally, Massachusetts imposes a tax of 9.0% on income taxable in Massachusetts. Massachusetts taxable income is based on federal taxable income after modifications pursuant to state tax law.

THE CONVERSION AND OFFERING
The boards of directors of NorthEast Community Bancorp, MHC and NorthEast Community Bancorp have approved the plan of conversion. The plan of conversion must also be approved by (1) the stockholders of NorthEast Community Bancorp (including NorthEast Community Bancorp, MHC), (2) the stockholders of NorthEast Community Bancorp excluding NorthEast Community Bancorp, MHC, voting separately as a single class, and (3) the members of NorthEast Community Bancorp, MHC (depositors of NorthEast Community Bank). Special meetings of stockholders and members have been called for this purpose. We have filed applications with the Federal Reserve Board and the New York State Department of Financial Services with respect to the conversion and with respect to NorthEast Community Bancorp, Inc. becoming the holding company for NorthEast Community Bank, and the approval of the Federal Reserve Board and the New York State Department of Financial Services is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the New York State Department of Financial Services does not constitute a recommendation or endorsement of the plan of conversion.
General
The boards of directors of NorthEast Community Bancorp, MHC and NorthEast Community Bancorp adopted the plan of conversion on October 29, 2020 and amended and restated the plan of conversion on March 3, 2021. Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. NorthEast Community Bancorp, MHC will be merged into NorthEast Community Bancorp. NorthEast Community Bancorp, which owns 100% of NorthEast Community Bank, will be merged into NorthEast Community Bancorp, Inc., a newly formed Maryland corporation. As part of the conversion, the 59.6% ownership interest of NorthEast Community Bancorp, MHC in NorthEast Community Bancorp, Inc. will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of NorthEast Community Bank will be owned by NorthEast Community Bancorp, Inc., and all of the outstanding common stock of NorthEast Community Bancorp, Inc. will be owned by public stockholders. NorthEast Community Bancorp and NorthEast Community Bancorp, MHC will cease to exist. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.
Under the plan of conversion, at the completion of the conversion and offering, each share of NorthEast Community Bancorp common stock owned by persons other than NorthEast Community Bancorp, MHC will be converted automatically into the right to receive shares of NorthEast Community Bancorp, Inc. common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of NorthEast Community Bancorp for new shares of NorthEast Community Bancorp, Inc. the public stockholders will own approximately the same aggregate percentage of shares of common stock of NorthEast Community Bancorp, Inc. that they owned in NorthEast Community Bancorp immediately prior to the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, adjusted downward to reflect certain assets held by NorthEast Community Bancorp, MHC.
We intend to retain 50% of the net proceeds of the offering (taking into account the loan to the employee stock ownership plan) and to invest the remaining 50% of the net proceeds in NorthEast Community Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.
The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee stock ownership plans, supplemental account holders and other members. In addition, we will offer common stock for sale in a community offering to members of the general public with a preference given to natural persons (including trusts of natural persons) residing in the Bronx, Kings, New York, Orange, Rockland, Sullivan and Westchester Counties in New York and Essex, Middlesex, Norfolk and Suffolk Counties in Massachusetts.
We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the termination of the subscription offering unless otherwise extended. See “— Community Offering.”
We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated offering in which Piper Sandler & Co. will be sole manager. See “— Syndicated Offering or Firm Commitment Offering” herein.
We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of NorthEast Community Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “— How We Determined the Offering Range and the $10.00 Purchase Price” for more information as to the determination of the estimated pro forma market value of the common stock.
No sale of common stock to be offered in the offering may be consummated unless the independent appraiser confirms that, to the best knowledge of the appraiser, nothing of a material nature has occurred which would cause the independent appraiser to conclude that the aggregate value of the common stock to be issued in the offering is incompatible with its estimate of the aggregate consolidated pro forma market value of NorthEast Community Bancorp.
The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch office of NorthEast Community Bank. The plan of conversion is also filed as an exhibit to NorthEast Community Bancorp, MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”
Reasons for the Conversion
Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are as follows:
•
Strengthen our capital position with the additional capital we will raise in the stock offering to support our planned growth.   A strong capital position is essential to achieving our long-term objectives of growing NorthEast Community Bank and building stockholder value. While NorthEast Community Bank exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth.

•
Enable us to more fully serve the borrowing and financial needs of the communities we serve.   The additional capital raised in the conversion will increase our lending limit and loans to one borrower limits and thereby enable us to more fully serve the borrowing needs of the communities we serve.

•
Transition us to a more familiar and flexible organizational structure.   The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors. The stock holding company structure will also give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans or arrangements for any such offerings. In addition, this structure will eliminate the current limitations imposed by the mutual holding company structure on dividend payments and make it less costly for us to pay dividends.

•
Improve the liquidity of our shares of common stock.   The larger number of shares that will be outstanding after completion of the conversion and offering, and the listing of the shares on the Nasdaq Capital Market, is expected to result in a more liquid and active market for NorthEast Community Bancorp common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.
•
Facilitate future mergers and acquisitions.   Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions as opportunities arise.

Approvals Required
The affirmative vote of a majority of the total votes eligible to be cast by the members of NorthEast Community Bancorp, MHC (depositors of NorthEast Community Bank) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of NorthEast Community Bancorp, MHC will also be approving the merger of NorthEast Community Bancorp, MHC into NorthEast Community Bancorp. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of NorthEast Community Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of NorthEast Community Bancorp held by the public stockholders of NorthEast Community Bancorp (stockholders other than NorthEast Community Bancorp, MHC) also are required to approve the plan of conversion. We have filed applications with the Federal Reserve Board and the New York State Department of Financial Services with respect to the conversion and with respect to NorthEast Community Bancorp, Inc. becoming the holding company for NorthEast Community Bank, and the approval of the Federal Reserve Board and the New York State Department of Financial Services is required before we can consummate the conversion and issue shares of common stock.
NorthEast Community Bancorp, MHC, which owns 59.6% of the outstanding shares of NorthEast Community Bancorp, intends to vote these shares in favor of the plan of conversion. In addition, as of December 31, 2020, directors and executive officers of NorthEast Community Bancorp and their associates beneficially owned 160,052 shares of NorthEast Community Bancorp or 1.3% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.
Effect of NorthEast Community Bancorp, MHC’s Assets on Minority Stock Ownership
In the exchange, the public stockholders of NorthEast Community Bancorp will receive shares of common stock of NorthEast Community Bancorp, Inc. in exchange for their shares of common stock of NorthEast Community Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, existing public stockholders with approximately the same ownership percentage of the common stock of NorthEast Community Bancorp, Inc. after the conversion as their ownership percentage in NorthEast Community Bancorp immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by NorthEast Community Bancorp, MHC (other than shares of stock of NorthEast Community Bancorp) at the completion of the conversion, which assets currently consist of cash. NorthEast Community Bancorp, MHC had net assets of  $370,000 as of December 31, 2020, not including its ownership of NorthEast Community Bancorp common stock. This adjustment will decrease NorthEast Community Bancorp’s public stockholders’ ownership interest in NorthEast Community Bancorp, Inc. from 40.4% to 40.27%, and will increase the ownership interest of persons who purchase stock in the offering from 59.6% (the amount of NorthEast Community Bancorp’s outstanding common stock held by NorthEast Community Bancorp, MHC) to 59.73%.
Share Exchange Ratio for Current Stockholders
At the completion of the conversion, each publicly held share of NorthEast Community Bancorp common stock will be converted automatically into the right to receive a number of shares of NorthEast Community Bancorp, Inc. common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in NorthEast Community Bancorp, Inc. after the conversion as they held in NorthEast Community Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, adjusted downward to reflect certain assets held by NorthEast Community Bancorp, MHC. The exchange ratio will not depend on the market value of NorthEast Community Bancorp common stock. The exchange ratio will be based on the percentage of NorthEast Community Bancorp common stock held by the public, the independent valuation of NorthEast Community Bancorp prepared by RP Financial and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.1935 shares for each publicly held share of NorthEast Community Bancorp at the minimum of the offering range to 1.6147 shares for each publicly held share of NorthEast Community Bancorp at the maximum of the offering range.
The following table shows the exchange ratio, based on the appraised value of NorthEast Community Bancorp as of February 5, 2021, assuming public stockholders of NorthEast Community Bancorp own 40.4% of NorthEast Community Bancorp common stock and NorthEast Community Bancorp, MHC has net assets of  $370,000 immediately prior to the completion of the conversion. The table also shows how many shares of NorthEast Community Bancorp, Inc. a hypothetical owner of NorthEast Community Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.
	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of NorthEast Community Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Equivalent per Share Value(1)	Shares to be Received for 100 Existing Shares(2)
	Amount	Percent	Amount	Percent
Minimum	8,712,500	59.6%	5,872,932	40.4%	14,585,432	1.1935	$11.93	119
Midpoint	10,250,000	59.6	6,909,332	40.4	17,159,332	1.4041	14.04	140
Maximum	11,787,500	59.6	7,945,731	40.4	19,733,231	1.6147	16.15	161

(1)
Represents the value of shares of NorthEast Community Bancorp, Inc. common stock received in the conversion by a holder of one share of NorthEast Community Bancorp common stock at the exchange ratio, assuming a market price of  $10.00 per share.

(2)
Cash will be paid instead of issuing any fractional shares.

Effects of Conversion
Continuity.   The conversion will not affect the normal business of NorthEast Community Bank of accepting deposits and making loans. NorthEast Community Bank will continue to be a New York state-chartered savings bank and will continue to be regulated by the Federal Deposit Insurance Corporation and the New York State Department of Financial Services. After the conversion, NorthEast Community Bank will continue to offer its existing services to depositors, borrowers and other customers. The directors of NorthEast Community Bancorp serving at the time of the conversion will be the directors of NorthEast Community Bancorp, Inc. upon the completion of the conversion.
Effect on Deposit Accounts.   Pursuant to the plan of conversion, each depositor of NorthEast Community Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, statements and other evidences of their accounts.
Effect on Loans.   No loan outstanding from NorthEast Community Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.
Effect on Voting Rights of Members.   At present, all depositors of NorthEast Community Bank have voting rights in NorthEast Community Bancorp, MHC as to all matters requiring member approval. Upon completion of the conversion, depositors will cease to be members of NorthEast Community Bancorp, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in NorthEast Community Bank will be vested in NorthEast Community Bancorp, Inc. as the sole stockholder of NorthEast Community Bank. The stockholders of NorthEast Community Bancorp, Inc. will possess exclusive voting rights with respect to NorthEast Community Bancorp, Inc. common stock.
Tax Effects.   We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to NorthEast Community Bancorp, MHC, NorthEast Community Bancorp, NorthEast Community Bank, the public stockholders of NorthEast Community Bancorp (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders or other members. See “— Material Income Tax Consequences.”
Effect on Liquidation Rights.   Each depositor in NorthEast Community Bank has both a deposit account in NorthEast Community Bank and a pro rata ownership interest in the net worth of NorthEast Community Bancorp, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of NorthEast Community Bancorp, MHC and NorthEast Community Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account receives a pro rata ownership interest in NorthEast Community Bancorp, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her deposit account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of NorthEast Community Bancorp, MHC, which is lost to the extent that the balance in the account is reduced or closed.
Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that NorthEast Community Bancorp, MHC and NorthEast Community Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of NorthEast Community Bancorp, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.
Under the plan of conversion, Eligible Account Holders and Supplemental Eligible Account Holders will receive an interest in liquidation accounts maintained by NorthEast Community Bancorp, Inc. and NorthEast Community Bank in an aggregate amount equal to (i) NorthEast Community Bancorp, MHC’s ownership interest in NorthEast Community Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (ii) the value of the net assets of NorthEast Community Bancorp, MHC as of the date of the latest statement of financial condition of NorthEast Community Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of NorthEast Community Bancorp). NorthEast Community Bancorp, Inc. and NorthEast Community Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in NorthEast Community Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with NorthEast Community Bank a liquidation interest in the residual net worth, if any, of NorthEast Community Bancorp, Inc. or NorthEast Community Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of  (a) NorthEast Community Bancorp, Inc. and NorthEast Community Bank or (b) NorthEast Community Bank. See “— Liquidation Rights.”
How We Determined the Offering Range and the $10.00 Purchase Price
Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value after the conversion (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent party experienced and expert in corporate appraisals. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial will receive fees totaling $115,000 for its appraisal report, plus $15,000 for each appraisal update (of which there will be at least one more) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.
RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Federal Reserve Board and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.
In connection with its appraisal, RP Financial reviewed the following factors, among others:
•
the economic make-up of our primary market area;

•
our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•
the specific terms of the offering of our common stock;

•
the pro forma impact of the additional capital raised in the offering;

•
our proposed dividend policy;

•
conditions of securities markets in general; and

•
the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of NorthEast Community Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of NorthEast Community Bancorp, Inc., including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plans and new equity incentive plan are assumed to purchase 8.0% and 4.0%, respectively, of the shares of NorthEast Community Bancorp, Inc. common stock sold in the offering. The new equity incentive plan also is assumed to grant options to purchase 10.0% of the shares of NorthEast Community Bancorp, Inc. common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.
Consistent with Federal Reserve Board appraisal guidelines, RP Financial applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between NorthEast Community Bancorp and the peer group.
In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of NorthEast Community Bancorp with the peer group. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of NorthEast Community Bancorp with the peer group. RP Financial made upward adjustments for financial condition and profitability, growth and viability of earnings.
The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approach in estimating pro forma market value. The peer group consisted of ten publicly traded, fully converted thrifts or thrift holding companies based in the Mid-Atlantic, New England and Midwest regions of the United States. The peer group included companies with:
•
average assets of  $1.1 billion;

•
average non-performing assets of 0.97% of total assets;

•
average loans of 73.7% of total assets;

•
average tangible equity of 11.2% of total assets; and

•
average core income of 0.90% of average assets.

The appraisal peer group consists of the companies listed below. Total assets are as of September 30, 2020.
Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets
			(in millions)
Elmira Savings Bank (ESBK)	Nasdaq	Elmira, New York	$674
ESSA Bancorp, Inc. (ESSA)	Nasdaq	Stroudsburg, Pennsylvania	1,894
HMN Financial, Inc. (HMNF)	Nasdaq	Rochester, Minnesota	898
HV Bancorp, Inc. (HVBC)	Nasdaq	Doylestown, Pennsylvania	508
IF Bancorp, Inc. (IROQ)	Nasdaq	Watseka, Illinois	726
PCSB Financial Corporation (PCSB)	Nasdaq	Yorktown Heights, New York	1,791
Provident Bancorp, Inc. (PVBC)	Nasdaq	Amesbury, Massachusetts	1,498
Prudential Bancorp, Inc. (PBIP)	Nasdaq	Philadelphia, Pennsylvania	1,223
Randolph Bancorp, Inc. (RNDB)	Nasdaq	Stoughton, Massachusetts	723
Severn Bancorp, Inc. (SVBI)	Nasdaq	Annapolis, Maryland	939
In accordance with the regulations of the Federal Reserve Board, a valuation range is established that ranges from 15% below to 15% above our pro forma market value. RP Financial has indicated that in its valuation as of February 5, 2021, our common stock’s estimated full market value was $171.6 million, resulting in a range from $145.9 million at the minimum to $197.3 million at the maximum. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 59.6% ownership interest that NorthEast Community Bancorp, MHC has in NorthEast Community Bancorp as adjusted to reflect the assets held by NorthEast Community Bancorp, MHC (other than shares of NorthEast Community Bancorp). The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of NorthEast Community Bancorp common stock owned by NorthEast Community Bancorp, MHC and the $10.00 price per share, the minimum of the offering range is 8,712,500 shares, the midpoint of the offering range is 10,250,000 shares and the maximum of the offering range is 11,787,500 shares. RP Financial will update its independent valuation before we complete our offering.
The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelve months ended December 31, 2020. Stock prices are as of February 5, 2021, as reflected in the appraisal report.
	Price to Core Earnings Multiple(1)	Price to Book Value Ratio	Price to Tangible Book Value Ratio
NorthEast Community Bancorp (pro forma):
Minimum	13.35x	63.82%	63.98%
Midpoint	16.03	70.92	71.12
Maximum	18.81	77.28	77.46
Peer group companies as of February 5, 2021:
Average	13.13x	90.10%	93.40%
Median	10.71	89.45	92.99

(1)
Price to core earnings multiples calculated by RP Financial in the independent appraisal are based on an estimate of  “core” or recurring earnings on a trailing twelve month basis through December 31, 2020. These ratios are different than presented in “Pro Forma Data.”

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of  $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our stock before adoption of the plan of conversion, the requirement under Federal Reserve Board regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock after the offering. Our board of directors also established that the exchange ratio would range from a minimum of 1.1935 to a maximum of 1.6147 shares of NorthEast Community Bancorp, Inc. common stock for each current share of NorthEast Community Bancorp common stock, with a midpoint of 1.4041. Based upon this exchange ratio, we expect to issue between 5,872,932 and 7,945,731 shares of NorthEast Community Bancorp, Inc. common stock to the holders of NorthEast Community Bancorp common stock, other than NorthEast Community Bancorp, MHC, outstanding immediately before the completion of the conversion and offering.
Our board of directors considered the appraisal when recommending that stockholders of NorthEast Community Bancorp and members of NorthEast Community Bancorp, MHC approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.
Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Federal Reserve Board, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.
No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range may be set, in which case all funds would be promptly returned and holds on funds authorized for withdrawal from deposit accounts will be released and all subscribers would be given the opportunity to place a new order. If the offering is terminated, all subscriptions will be canceled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Federal Reserve Board.
In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.
Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”
Subscription Offering and Subscription Rights
In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “— Additional Limitations on Common Stock Purchases.”
Priority 1: Eligible Account Holders.   Each depositor of NorthEast Community Bank with aggregate deposit account balances of  $50.00 or more (a “Qualifying Deposit”) at the close of business on September 30, 2019 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of  $400,000 (40,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. The balance of Qualifying Deposits of all Eligible Account Holders was approximately $867.4 million. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess will be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on September 30, 2019. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of NorthEast Community Bancorp or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding September 30, 2019, except as permitted by banking regulators.
Priority 2: Tax-Qualified Plan.   Our tax-qualified employee stock ownership plans will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our ESOP intends to purchase up to 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock benefit plans may instead elect to purchase some or all of such shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board and the other bank regulatory agencies responsible for reviewing the conversion.
Priority 3: Supplemental Eligible Account Holders.   To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock ownership plans, each depositor of NorthEast Community Bank (other than directors and executive officers of NorthEast Community Bank) with a Qualifying Deposit at the close of business on March 31, 2021, who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of  $400,000 (40,000 shares) of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. The balance of Qualifying Deposits of all Supplemental Eligible Account Holders was approximately $768.6 million. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess will be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.
To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at March 31,

2021. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.
Priority 4: Other Members.   To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock ownership plans and Supplemental Eligible Account Holders, each depositor of NorthEast Community Bank as of the close of business on April 30, 2021 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (collectively, the “Other Members”), will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of  $400,000 (40,000 shares) of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “— Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.
To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at April 30, 2021.
Expiration Date.   The subscription offering will expire at 4:00 p.m., Eastern time, on June 17, 2021, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.
We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 8,712,500 shares have not been sold in the offering by July 30, 2021 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.15% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond July 30, 2021, we will resolicit purchasers in the offering as described under “— Procedure for Purchasing Shares in the Subscription and Community Offerings — Expiration Date.”
Community Offering
To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock ownership plan, Supplemental Eligible Account Holder and Other Members, we will offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares will be offered in the community offering with the following preferences:
•
Natural persons (including trusts of natural persons) residing in the Bronx, Kings, New York, Orange, Rockland, Sullivan and Westchester Counties in New York and Essex, Middlesex, Norfolk and Suffolk Counties in Massachusetts; and

•
Other members of the general public.

Subscribers in the community offering may purchase up to $400,000 (40,000 shares) of common stock, subject to the overall purchase limitations. See “— Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.
If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Bronx, Kings, New York, Orange, Rockland, Sullivan and Westchester Counties in New York and Essex, Middlesex, Norfolk and Suffolk Counties in Massachusetts, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. Thereafter, to the extent any shares remain available, shares will be allocated to cover orders of other members of the general public. If an oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.
The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination will be in our sole discretion.
Expiration Date.   The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond July 30, 2021, in which event we will resolicit purchasers.
Syndicated Offering or Firm Commitment Offering
If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering or potentially a firm commitment offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.
If a syndicated offering or a firm commitment offering is held, Piper Sandler & Co. will serve as sole manager, and we will pay fees of 5.50% of the aggregate amount of common stock sold in the syndicated offering or firm commitment offering to Piper Sandler & Co. and any other broker-dealers included in the syndicated or firm commitment offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.
In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to NorthEast Community Bancorp, Inc. for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at NorthEast Community Bank or wire transfers). See “— Procedure for Purchasing Shares in the Subscription and Community Offerings.”
In the event of a firm commitment offering, the proposed underwriting agreement will not be entered into by and among Piper Sandler & Co., as representative of the underwriters named in the underwriting agreement, and NorthEast Community Bancorp, Inc., NorthEast Community Bancorp, NorthEast Community Bank and NorthEast Community Bancorp, MHC until immediately before the completion of the firm commitment offering. At that time, Piper Sandler & Co. and the other underwriters included in the firm commitment offering will represent that they have received sufficient indications of interest to complete the offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Piper Sandler & Co. and the other underwriters involved in the firm commitment offering will be obligated to purchase all the shares subject to the firm commitment offering.
If for any reason we cannot effect a syndicated offering or firm commitment offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will consider a firm commitment public offering, if feasible. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.
Additional Limitations on Common Stock Purchases
The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:
(i)
No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

(ii)
Our tax-qualified employee stock ownership plans may purchase in the aggregate up to 10% of the shares of common stock issued in the offering;

(iii)
Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $800,000 (80,000 shares) of common stock in all categories of the offering combined;

(iv)
The number of shares of common stock that an existing NorthEast Community Bancorp stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing NorthEast Community Bancorp common stock, may not exceed 9.9% of the shares of common stock of NorthEast Community Bancorp, Inc. to be issued and outstanding at the completion of the conversion and offering (provided that this limitation does not require a public stockholder of NorthEast Community Bancorp to divest any exchange shares or otherwise limit the number of exchange shares issuable to such public stockholder); and

(v)
The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of NorthEast Community Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of NorthEast Community Bancorp, MHC or stockholders of NorthEast Community Bancorp, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock will be given the opportunity to increase their orders up to the then applicable limit, and other large subscribers may be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.
The term “associate” of a person means:
(i)
any corporation or organization (other than NorthEast Community Bank, NorthEast Community Bancorp, Inc., NorthEast Community Bancorp or NorthEast Community Bancorp, MHC or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% or more beneficial stockholder;

(ii)
any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan of NorthEast Community Bank, NorthEast Community Bancorp, Inc., NorthEast Community Bancorp or NorthEast Community Bancorp, MHC in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)
any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of NorthEast Community Bank, NorthEast Community Bancorp, Inc., NorthEast Community Bancorp or NorthEast Community Bancorp, MHC.

The term “acting in concert” means:
(i)
knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.
We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address, will be deemed to be acting in concert unless we determine otherwise. Our directors are not treated as associates of each other solely because of their membership on the board of directors.
Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of NorthEast Community Bancorp, Inc. or NorthEast Community Bank and except as described below. Any purchases made by any associate of NorthEast Community Bancorp, Inc. or NorthEast Community Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering will be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “— Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of NorthEast Community Bancorp, Inc.”
Plan of Distribution; Selling Agent and Underwriter Compensation
Subscription and Community Offerings.   To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Piper Sandler & Co., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Piper Sandler & Co. will assist us on a best efforts basis in the subscription and community offerings by:
•
consulting as to the securities marketing implications of the plan of conversion;

•
reviewing with our board of directors the financial impact of the offering on us, based on the independent appraiser’s appraisal of the shares of common stock;

•
reviewing all offering documents, including this prospectus, stock order forms and related offering materials;

•
assisting in the design and implementation of a marketing strategy for the offering;

•
assisting management in scheduling and preparing for discussions or meetings with potential investors or other broker-dealers in connection with the offering; and

•
providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Piper Sandler & Co. will receive a fee equal to (i) 1.0% of the aggregate purchase price of the shares sold in the subscription offering (excluding shares purchased by or on behalf of any of our directors, officers or employees or members of their immediate families and shares purchased by any employee benefit plan established for the benefit of our directors, officers and employees) and (ii) 3.0% of the aggregate purchase price of the shares sold in the community offering.

Syndicated Offering or Firm Commitment Offering.   If shares of common stock are sold in a syndicated or firm commitment offering, we will pay fees or have an underwriting discount of 5.50% of the aggregate purchase price of the common stock sold in the syndicated or firm commitment offering by or to Piper Sandler & Co. and any other broker-dealers or underwriters included in the syndicated or firm commitment offering, as applicable. All fees payable with respect to the syndicated or firm commitment offering will be in addition to fees payable with respect to the subscription and community offerings.
Expenses.   Piper Sandler & Co., and to the extent a syndicated or firm commitment offering is conducted, the other broker-dealers or underwriters participating in such offering, will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services as marketing agent, including attorneys’ fees, regardless of whether the subscription, community or syndicated offering and/or firm commitment offerings are consummated, not to exceed $110,000 without our prior approval.
Records Management
We have also engaged Piper Sandler & Co. as records agent in connection with the conversion and the subscription and community offerings. In its role as records agent, Piper Sandler & Co. will assist us in the offering by:
•
consolidating deposit accounts for voting and subscription rights;

•
organizing and supervising our stock information center;

•
coordinating the proxy solicitation of members and special meeting services; and

•
providing necessary subscription processing services.

Piper Sandler & Co. will receive fees of  $60,000 for these services. In addition, in the event certain circumstances arise, such as a material delay in the offering, additional records management charges may be incurred. Of the fees for serving as records agent, $30,000 has been paid as of the date of this prospectus. Piper Sandler & Co. will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with its services as records agent, not to exceed $40,000 (plus additional expenses related to COVID-19 not to exceed $10,000) without our prior approval.
Indemnity
We will indemnify Piper Sandler & Co. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended, as well as certain other claims and litigation arising out of Piper Sandler & Co.’s engagement with respect to the conversion.
Solicitation of Offers by Officers and Directors
Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of NorthEast Community Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Piper Sandler & Co. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.
Lock-up Agreements
We and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Piper Sandler & Co., we will not, directly or indirectly

(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of NorthEast Community Bancorp, Inc. stock or any securities convertible into or exchangeable or exercisable for NorthEast Community Bancorp, Inc. stock, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of NorthEast Community Bancorp, Inc. stock, or (iii) announce any intention to take any of the foregoing actions, whether any such transaction is to be settled by delivery of stock or other securities, in cash or otherwise. In addition, our directors and executive officers have agreed that they will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any shares of NorthEast Community Bancorp, Inc. common stock or any security convertible into or exercisable or exchangeable for NorthEast Community Bancorp, Inc. common stock.
Procedure for Purchasing Shares in the Subscription and Community Offerings
Expiration Date.   The subscription and community offerings will expire at 4:00 p.m., Eastern time, on June 17, 2021, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond July 30, 2021 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.15% per annum. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.
We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.15% per annum from the date of receipt as described above.
Use of Order Forms in the Subscription and Community Offerings.   To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 4:00 p.m., Eastern time, on June 17, 2021. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our drop box located at 325 Hamilton Avenue, White Plains, New York 10601 between 10:00 a.m. and 4:00 p.m., Monday through Friday. Hand-delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other offices. Please do not mail stock order forms to NorthEast Community Bank’s offices.
Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by NorthEast Community Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Payment for Shares.   Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:
(i)
personal check, bank check or money order, made payable to NorthEast Community Bancorp, Inc.; or

(ii)
authorization of withdrawal of available funds from your NorthEast Community Bank deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at NorthEast Community Bank are provided on the order form. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificates of deposit will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings account rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at NorthEast Community Bank and will earn interest at 0.15% per annum from the date payment is processed until the offering is completed or terminated.
You may not remit cash, NorthEast Community Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to NorthEast Community Bancorp, Inc.). You may not designate on your stock order form direct withdrawal from a NorthEast Community Bank retirement account. See “— Using Individual Retirement Account Funds.” If permitted by the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “— Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. No wire transfer will be accepted without our prior approval.
Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by July 30, 2021. If the subscription and community offerings are extended past July 30, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.15% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.
Regulations prohibit NorthEast Community Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.
We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.
If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or NorthEast Community Bancorp, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds.   If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, NorthEast Community Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a NorthEast Community Bank retirement account, you may not designate on the order form that you wish funds to be withdrawn from that account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at NorthEast Community Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the June 17, 2021 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.
Delivery of Shares of Common Stock.   All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.
Other Restrictions.   Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:
(i)
a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)
the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)
such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares
Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. On your order form, you cannot add the names of other individuals for your stock registration unless they are also named on the qualifying deposit account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.
We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.
Stock Information Center
Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is (844) 304-2265. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on bank holidays.
Liquidation Rights
Liquidation Prior to the Conversion.   In the unlikely event that NorthEast Community Bancorp, MHC is liquidated prior to the conversion, all claims of creditors of NorthEast Community Bancorp, MHC would be paid first. Thereafter, if there were any assets of NorthEast Community Bancorp, MHC remaining, these assets would be distributed to depositors of NorthEast Community Bank pro rata based on the value of their accounts in NorthEast Community Bank.
Liquidation Following the Conversion.   The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by NorthEast Community Bancorp, Inc. for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) NorthEast Community Bancorp, MHC’s ownership interest in NorthEast Community Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of NorthEast Community Bancorp, MHC as of the date of the latest statement of financial condition of NorthEast Community Bancorp, MHC prior to the consummation of the conversion (excluding its ownership of NorthEast Community Bancorp). The plan of conversion also provides for the establishment of a parallel liquidation account in NorthEast Community Bank to support the NorthEast Community Bancorp, Inc. liquidation account in the event NorthEast Community Bancorp, Inc. does not have sufficient assets to fund its obligations under the NorthEast Community Bancorp, Inc. liquidation account.
In the unlikely event that NorthEast Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in NorthEast Community Bancorp, Inc., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of NorthEast Community Bank or NorthEast Community Bancorp, Inc. above that amount.
The liquidation account established by NorthEast Community Bancorp, Inc. is intended to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in NorthEast Community Bancorp, MHC) after the conversion in the event of a complete liquidation of NorthEast Community Bancorp, Inc. and NorthEast Community Bank or a liquidation solely of NorthEast Community Bank. Specifically, in the unlikely event that either (i) NorthEast Community Bank or (ii) NorthEast Community Bancorp, Inc. and NorthEast Community Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of September 30, 2019 and March 31, 2021 of their interests in the liquidation account maintained by NorthEast Community Bancorp, Inc. Also, in a complete liquidation of both entities, or of NorthEast Community Bank only, when NorthEast Community Bancorp, Inc. has insufficient assets (other than the stock of NorthEast Community Bank) to fund the liquidation account distribution owed to Eligible Account Holders, and NorthEast Community Bank has positive net worth, then NorthEast Community Bank will immediately make a distribution to fund NorthEast Community Bancorp, Inc.’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by

NorthEast Community Bancorp, Inc. as adjusted from time to time pursuant to the plan of conversion and federal regulations. If NorthEast Community Bancorp, Inc. is completely liquidated or sold apart from a sale or liquidation of NorthEast Community Bank, then the NorthEast Community Bancorp, Inc. liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the NorthEast Community Bank liquidation account, subject to the same rights and terms as the NorthEast Community Bancorp, Inc. liquidation account.
Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, NorthEast Community Bancorp, Inc. will transfer, or upon the prior written approval of the Federal Reserve NorthEast Community Bancorp, Inc. may transfer, the liquidation account and the depositors’ interests in such account to NorthEast Community Bank and the liquidation account will thereupon be subsumed into the liquidation account of NorthEast Community Bank.
Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which NorthEast Community Bancorp, Inc. or NorthEast Community Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.
Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of  $50.00 or more held in NorthEast Community Bank on September 30, 2019 or March 31, 2021, respectively, equal to the proportion that the balance of such account holder’s deposit account on September 30, 2019 or March 31, 2021, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in NorthEast Community Bank on such dates.
If, however, on any annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2019 or March 31, 2021, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.
Material Income Tax Consequences
Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to (i) NorthEast Community Bancorp, MHC, (ii) NorthEast Community Bancorp, (iii) NorthEast Community Bank, (iv) NorthEast Community Bancorp, Inc., (v) Eligible Account Holders, (vi) Supplemental Eligible Account Holders and (vii) Other Members. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that NorthEast Community Bancorp, Inc. or NorthEast Community Bank would prevail in a judicial proceeding.
NorthEast Community Bancorp, MHC, NorthEast Community Bancorp, NorthEast Community Bank and NorthEast Community Bancorp, Inc. have received an opinion of counsel, Kilpatrick Townsend & Stockton LLP, regarding the material federal income tax consequences of the conversion, which includes the following:
1.
The merger of NorthEast Community Bancorp, MHC with and into NorthEast Community Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.
The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account

Holders’ liquidation interests in NorthEast Community Bancorp, MHC for liquidation interests in NorthEast Community Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.
3.
None of NorthEast Community Bancorp, MHC, NorthEast Community Bancorp, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of NorthEast Community Bancorp, MHC to NorthEast Community Bancorp and the assumption by NorthEast Community Bancorp of NorthEast Community Bancorp, MHC’s liabilities, if any, in constructive exchange for liquidation interests in NorthEast Community Bancorp.

4.
The basis of the assets of NorthEast Community Bancorp, MHC and the holding period of such assets to be received by NorthEast Community Bancorp will be the same as the basis and holding period of such assets in NorthEast Community Bancorp, MHC immediately before the exchange.

5.
The merger of NorthEast Community Bancorp with and into NorthEast Community Bancorp, Inc. will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither NorthEast Community Bancorp nor NorthEast Community Bancorp, Inc. will recognize gain or loss as a result of such merger.

6.
The basis of the assets of NorthEast Community Bancorp and the holding period of such assets to be received by NorthEast Community Bancorp, Inc. will be the same as the basis and holding period of such assets in NorthEast Community Bancorp immediately before the exchange.

7.
Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in NorthEast Community Bancorp for interests in the liquidation account in NorthEast Community Bancorp, Inc.

8.
The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in NorthEast Community Bancorp for interests in the liquidation account established in NorthEast Community Bancorp, Inc. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.
Each stockholder’s aggregate basis in shares of NorthEast Community Bancorp, Inc. common stock (including fractional share interests paid in cash) received in the exchange will be the same as the aggregate basis of NorthEast Community Bancorp common stock surrendered in the exchange.

10.
Each stockholder’s holding period in his or her NorthEast Community Bancorp, Inc. common stock received in the exchange will include the period during which the NorthEast Community Bancorp common stock surrendered was held, provided that the NorthEast Community Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.
Except with respect to cash received in lieu of fractional shares, current stockholders of NorthEast Community Bancorp will not recognize any gain or loss upon their exchange of NorthEast Community Bancorp common stock for NorthEast Community Bancorp, Inc. common stock.

12.
Cash received by any current stockholder of NorthEast Community Bancorp in lieu of a fractional share interest in shares of NorthEast Community Bancorp, Inc. common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of NorthEast Community Bancorp, Inc. common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.
It is more likely than not that the fair market value of the non-transferable subscription rights to purchase NorthEast Community Bancorp, Inc. common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of NorthEast Community Bancorp, Inc. common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.
14.
It is more likely than not that the fair market value of the benefit provided by the liquidation account of NorthEast Community Bank supporting the payment of the NorthEast Community Bancorp, Inc. liquidation account in the event NorthEast Community Bancorp, Inc. lacks sufficient net assets or in the event that NorthEast Community Bancorp, Inc. were to liquidate after the conversion (including a liquidation of NorthEast Community Bancorp, Inc. following a purchase and assumption transaction with a credit union) is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the NorthEast Community Bank liquidation account as of the effective date of the merger of NorthEast Community Bancorp with and into NorthEast Community Bancorp, Inc.

15.
It is more likely than not that the basis of the shares of NorthEast Community Bancorp, Inc. common stock purchased in the offering by the exercise of non-transferable subscription rights will be the purchase price. The holding period of the NorthEast Community Bancorp, Inc. common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.
No gain or loss will be recognized by NorthEast Community Bancorp, Inc. on the receipt of money in exchange for NorthEast Community Bancorp, Inc. common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to NorthEast Community Bancorp, MHC, NorthEast Community Bancorp, NorthEast Community Bank, NorthEast Community Bancorp, Inc. and persons receiving subscription rights and stockholders of NorthEast Community Bancorp, Inc. With respect to items 13 and 15 above, Kilpatrick Townsend & Stockton LLP noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Kilpatrick Townsend & Stockton LLP believes that it is more likely than not that the non-transferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the non-transferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (in certain cases, whether or not the rights are exercised) in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.
The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to such interest in a liquidation account (other than in the case of the purchase of assets and assumption of liabilities of a holding company and subsidiary bank, which comprises only a few of the hundreds of transactions involving mergers, acquisitions, and purchases of banks every year); (ii) the interests in the NorthEast Community Bancorp, Inc. liquidation account and the NorthEast Community Bank liquidation account are not transferable; (iii) the amounts due under the NorthEast Community Bancorp, Inc. liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in NorthEast Community Bank are reduced; and (iv) the NorthEast Community Bank liquidation account payment obligation arises only if NorthEast

Community Bancorp, Inc. lacks sufficient assets to fund the NorthEast Community Bancorp, Inc. liquidation account or if NorthEast Community Bancorp, Inc. enters into a transaction to transfer NorthEast Community Bank’s assets and liabilities to a credit union.
In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the NorthEast Community Bank liquidation account supporting the payment of the NorthEast Community Bancorp, Inc. liquidation account does not have any economic value at the time of the Mid-Tier Merger or upon the completion of the Conversion, including in the event that (i) NorthEast Community Bancorp, Inc. lacks sufficient net assets or (ii) NorthEast Community Bancorp, Inc. or NorthEast Community Bank enters into a transaction to transfer NorthEast Community Bank’s assets and liabilities to a credit union. Based on the foregoing, Kilpatrick Townsend & Stockton LLP believes it is more likely than not that such rights in the NorthEast Community Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.
The opinion of Kilpatrick Townsend & Stockton LLP, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion and stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.
We have also received an opinion from BDO USA, LLP that the New York state income tax consequences of the conversion are consistent with the federal income tax consequences.
The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to NorthEast Community Bancorp, Inc.’s registration statement.
Certain Restrictions on Purchase or Transfer of Our Shares after the Conversion
All shares of common stock purchased in the offering by a director or certain officers of NorthEast Community Bank, NorthEast Community Bancorp, Inc., NorthEast Community Bancorp, or NorthEast Community Bancorp, MHC generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the individual. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of NorthEast Community Bancorp, Inc. also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.
Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS
As a result of the conversion, current holders of NorthEast Community Bancorp common stock will become stockholders of NorthEast Community Bancorp, Inc. following the conversion. There are certain differences in stockholder rights arising from distinctions between the federal stock charter and bylaws of NorthEast Community Bancorp prior to the conversion and the Maryland articles of incorporation and bylaws of NorthEast Community Bancorp, Inc. following the conversion, and from distinctions between laws with respect to federally chartered savings and loan holding companies and Maryland law.
In some instances, the rights of stockholders of NorthEast Community Bancorp, Inc. following the conversion will be less than the rights stockholders of NorthEast Community Bancorp currently have. The decrease in stockholder rights under the Maryland articles of incorporation and bylaws are not mandated by Maryland law but have been chosen by management as being in the best interest of NorthEast Community Bancorp, Inc. In some instances, the differences in stockholder rights may increase management rights. In other instances, the provisions in NorthEast Community Bancorp, Inc.’s Maryland articles of incorporation and bylaws described below may make it more difficult to pursue a takeover attempt that management opposes. These provisions will also make the removal of the board of directors or management, or the appointment of new directors, more difficult. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of NorthEast Community Bancorp, Inc. and its stockholders.
This description below is intended to be a summary of the material differences affecting the rights of stockholders. You are encouraged to reference the actual Maryland articles of incorporation and bylaws of NorthEast Community Bancorp, Inc. and Maryland law for additional information.
Authorized Capital Stock.   The authorized capital stock of NorthEast Community Bancorp under its federal charter consists of 19,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. The authorized capital stock of NorthEast Community Bancorp, Inc. under its Maryland articles of incorporation consists of 75,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.
NorthEast Community Bancorp’s federal charter and NorthEast Community Bancorp, Inc.’s Maryland articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Although neither board of directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.
Issuance of Capital Stock.   Currently, pursuant to applicable laws and regulations, NorthEast Community Bancorp, MHC is required to own not less than a majority of the outstanding common stock of NorthEast Community Bancorp. There will be no such restriction applicable to NorthEast Community Bancorp, Inc. following consummation of the conversion, as NorthEast Community Bancorp, MHC will cease to exist.
NorthEast Community Bancorp, Inc.’s Maryland articles of incorporation following the conversion do not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of NorthEast Community Bancorp, Inc., whereas NorthEast Community Bancorp’s current federal charter provides that no shares may be issued to directors, officers or controlling persons other than as part of a general public offering, or to directors for purposes of qualifying for service as directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Neither the Maryland articles of incorporation of NorthEast Community Bancorp, Inc. nor the current federal charter and bylaws of NorthEast Community Bancorp provide for preemptive rights to stockholders in connection with the issuance of capital stock.

Voting Rights.   Neither the current federal stock charter of NorthEast Community Bancorp nor the Maryland articles of incorporation of NorthEast Community Bancorp, Inc. following the conversion permits cumulative voting in the election of directors. Cumulative voting entitles you to a number of votes equaling the number of shares you hold multiplied by the number of directors to be elected. Cumulative voting allows you to cast all your votes for a single nominee or apportion your votes among any two or more nominees. For example, when three directors are to be elected, cumulative voting allows a holder of 100 shares to cast 300 votes for a single nominee, apportion 100 votes for each nominee, or apportion 300 votes in any other manner.
Payment of Dividends.   The ability of NorthEast Community Bank to pay dividends on its capital stock is restricted by the New York State Department of Financial Services and Federal Deposit Insurance Corporation regulations and by tax considerations related to savings banks. NorthEast Community Bank will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect NorthEast Community Bancorp, Inc. because dividends from NorthEast Community Bank will be a primary source of funds for the payment of dividends to the stockholders of NorthEast Community Bancorp, Inc.
Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to stockholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.
Board of Directors.   The current federal charter of NorthEast Community Bancorp and the Maryland articles of incorporation of NorthEast Community Bancorp, Inc. following the conversion each require the board of directors to be divided into three classes as nearly equal in number as reasonably possible and that the members of each class be elected for a term of three years to serve until their successors are elected and qualified, with one class being elected annually. Under both the current federal bylaws of NorthEast Community Bancorp and the Maryland bylaws of NorthEast Community Bancorp, Inc., any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors remaining in office, whether or not a quorum is present. Under both the federal bylaws of NorthEast Community Bancorp and the Maryland bylaws of NorthEast Community Bancorp, Inc., any director of NorthEast Community Bancorp or NorthEast Community Bancorp, Inc. so chosen shall hold office until the next annual meeting of stockholders.
Both the federal bylaws of NorthEast Community Bancorp and the Maryland bylaws of NorthEast Community Bancorp, Inc. provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.
Under both the federal bylaws of NorthEast Community Bancorp and Maryland bylaws of NorthEast Community Bancorp, Inc., directors may be removed only for cause by the vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.
Limitations on Liability.   The articles of incorporation of NorthEast Community Bancorp, Inc. provide that, to the fullest extent permitted under Maryland law, the directors and officers of NorthEast Community Bancorp, Inc. will have no personal liability to NorthEast Community Bancorp, Inc. or its stockholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by Maryland General Corporation Law.

Indemnification of Directors, Officers, Employees and Agents.   The federal charter of NorthEast Community Bancorp provides that NorthEast Community Bancorp will indemnify any person who was or is a party or is threatened to be made a party to an action by reason of being a director or officer of NorthEast Community Bancorp, or serving at the request of NorthEast Community Bancorp as a director, officer or representative of another corporation or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such action. NorthEast Community Bancorp will also indemnify any person who was or is a party or is threatened to be made a party to an action by or in the right of NorthEast Community Bancorp to procure a judgment in its favor by reason of being a director or officer of NorthEast Community Bancorp, or serving at the request of NorthEast Community Bancorp as a director, officer or representative of another corporation or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with such action, except that in no case will a person be indemnified where the act or failure to act giving rise to the claim for indemnification is determined by an appropriate court to have constituted willful misconduct or recklessness.
The articles of incorporation of NorthEast Community Bancorp, Inc. provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of NorthEast Community Bancorp, Inc. also provide that NorthEast Community Bancorp, Inc. will indemnify its employees and agents to such extent as shall be authorized by the board of directors and be permitted by law.
Special Meetings of Stockholders.   The federal charter and bylaws of NorthEast Community Bancorp provide that, except for meetings pertaining to amending the charter or a change of control of NorthEast Community Bancorp (which may only be called by the board of directors), special meetings of the stockholders of NorthEast Community Bancorp may be called by the Chairman, the President, a majority of the board of directors or upon the written request of the holders of not less than one tenth of the outstanding capital stock of NorthEast Community Bancorp entitled to vote at the meeting. The Maryland bylaws of NorthEast Community Bancorp, Inc. provide that special meetings of stockholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of stockholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.
Stockholder Nominations and Proposals.   The federal bylaws of NorthEast Community Bancorp provide an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of NorthEast Community Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of NorthEast Community Bancorp’s board of directors or by a stockholder who has given appropriate notice to NorthEast Community Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given NorthEast Community Bancorp appropriate notice of its intention to bring that business before the meeting. NorthEast Community Bancorp’s secretary must receive notice of the nomination or proposal in writing at least 30 days before the date of the annual meeting. If 30 days’ prior written notice of the nomination or proposal is not given to the Secretary, a stockholder may still make a proposal at the annual meeting and the proposal may be discussed and considered, but the proposal will be laid over for action at an adjourned, special or annual meeting of the stockholders taking place 30 days or more after the meeting.
NorthEast Community Bancorp, Inc.’s Maryland bylaws also establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of NorthEast Community Bancorp, Inc. A person may not be nominated for election as a director unless that person is nominated by or at the direction of NorthEast Community Bancorp, Inc. board of directors or by a stockholder who has given appropriate notice to NorthEast Community Bancorp, Inc. before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given NorthEast Community Bancorp, Inc. appropriate notice of its intention to bring that business before the meeting. NorthEast Community Bancorp, Inc.’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to NorthEast Community Bancorp, Inc. concerning the nature of the new business, the stockholder, the stockholder’s ownership in NorthEast Community Bancorp, Inc. and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide NorthEast Community Bancorp, Inc. with certain information concerning the nominee and the proposing stockholder.
Advance notice of nominations or proposed business by stockholders gives NorthEast Community Bancorp, Inc.’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.
Stockholder Action Without a Meeting.   Under Maryland law, action may be taken by stockholders of NorthEast Community Bancorp, Inc. without a meeting if all stockholders entitled to vote on the action give written consent to taking such action without a meeting. The federal bylaws of NorthEast Community Bancorp provide that action may be taken by stockholders without a meeting if all stockholders entitled to vote on the matter consent to the taking of such action without a meeting.
Stockholders’ Right to Examine Books and Records.   Federal law provides that stockholders of corporations such as NorthEast Community Bancorp may inspect and make extracts from the books and records of account, minutes and record of stockholders of the corporation upon making written demand stating a proper purpose. This right is limited to stockholders or group of stockholders with voting shares having a cost of not less than $100,000 or constituting not less than one percent of the total outstanding voting shares, provided the holder or holders have held the shares for not less than six months prior to the request, or hold not less than five percent of the total outstanding voting shares.
Under Maryland law, a stockholder who has been a stockholder of record for at least six months or who holds, or is authorized in writing by holders of, at least 5% of the outstanding shares of any class or series of stock of a corporation has the right, for any proper purpose and upon at least 20 days’ written notice, to inspect in person or by agent, the corporation’s books of account and its stock ledger. In addition, under Maryland law, any stockholder or his agent, upon at least seven days’ written notice, may inspect and copy during usual business hours, the corporation’s bylaws, minutes of the proceedings of stockholders, annual statements of affairs and voting trust agreements. In addition, any stockholder or his agent, upon at least 20 days’ written notice, may request a statement showing all stock and securities issued by the corporation during a specified period of not more than 12 months before the date of the request.
Limitations on Voting Rights.   The Maryland articles of incorporation of NorthEast Community Bancorp, Inc. provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of such 10% limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of NorthEast Community Bancorp, Inc. or any subsidiary or a trustee of a plan. The federal charter of NorthEast Community Bancorp provides that no person other than NorthEast Community Bancorp, MHC will directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of NorthEast Community Bancorp.
In addition, Federal Reserve Board regulations provide that for a period of three years following the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of NorthEast Community Bancorp, Inc.’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.
Mergers, Consolidations and Sales of Assets.
Under Maryland law, a merger or consolidation of NorthEast Community Bancorp, Inc. requires approval of two-thirds of all votes entitled to be cast by stockholders, except that no approval by stockholders is required for a merger where NorthEast Community Bancorp is the surviving corporation if:
•
The plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the stockholders;

•
Each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•
The number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

The articles of incorporation of NorthEast Community Bancorp, Inc. reduce the vote required for a merger or consolidation to a majority of the total shares outstanding.
In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of NorthEast Community Bancorp, Inc.
Under Maryland law, a sale of all or substantially all of NorthEast Community Bancorp, Inc.’s assets other than in the ordinary course of business, or a voluntary dissolution of NorthEast Community Bancorp, Inc., requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.
Business Combinations with Interested Stockholders.   Under Maryland law, “business combinations” between NorthEast Community Bancorp, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (1) any person who beneficially owns 10% or more of the voting power of NorthEast Community Bancorp, Inc.’s voting stock after the date on which NorthEast Community Bancorp, Inc. had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of NorthEast Community Bancorp, Inc. at any time after the date on which NorthEast Community Bancorp, Inc. had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of NorthEast Community Bancorp, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between NorthEast Community Bancorp, Inc. and an interested stockholder generally must be recommended by the board of directors of NorthEast Community Bancorp, Inc. and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of NorthEast Community Bancorp, Inc. and (2) two-thirds of the votes entitled to be cast by holders of voting stock of NorthEast Community Bancorp, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if NorthEast Community Bancorp, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Neither the current federal charter or bylaws of NorthEast Community Bancorp nor the federal laws applicable to NorthEast Community Bancorp contain a provision that restricts business combinations between NorthEast Community Bancorp and any interested stockholder in the manner set forth above.
Dissenters’ Rights of Appraisal.   Under Maryland law, stockholders of NorthEast Community Bancorp, Inc. have the right to dissent from any plan of merger or consolidation to which NorthEast Community Bancorp, Inc. is a party, and to demand payment for the fair value of their shares unless the articles of incorporation provide otherwise or certain other conditions are met. NorthEast Community Bancorp, Inc.’s Maryland articles of incorporation provide that stockholders will not be entitled to exercise any rights of an objecting stockholder provided for under Maryland General Corporation Law unless the board of directors, pursuant to a resolution approved by a majority of the directors then in office, provides for such rights in connection with a transaction.
Evaluation of Offers; Other Corporate Constituencies.   The Maryland articles of incorporation of NorthEast Community Bancorp, Inc. provide that its directors, in discharging their duties to NorthEast Community Bancorp, Inc. and in determining what they reasonably believe to be in the best interest of NorthEast Community Bancorp, Inc., may, in addition to considering the effects of any action on stockholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon NorthEast Community Bancorp, Inc.’s stockholders, including stockholders, if any, choosing not to participate in the transaction; (b) the effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, NorthEast Community Bancorp, Inc. and its subsidiaries and on the communities in which NorthEast Community Bancorp, Inc. and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of NorthEast Community Bancorp, Inc.; (d) whether a more favorable price could be obtained for NorthEast Community Bancorp, Inc.’s stock or other securities in the future; (e) the reputation and business practices of the offer or and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of NorthEast Community Bancorp, Inc.; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire NorthEast Community Bancorp, Inc. is not in the best interest of NorthEast Community Bancorp, Inc., it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors will have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.
By having these standards in the Maryland articles of incorporation of NorthEast Community Bancorp, Inc., the board of directors may be in a stronger position to oppose such a transaction if the board of directors concludes that the transaction would not be in the best interest of NorthEast Community Bancorp, even if the price offered is greater than the market price of any equity security of NorthEast Community Bancorp, Inc.
The current federal charter of NorthEast Community Bancorp does not contain a similar provision.
Amendment of Governing Instruments.   Under the federal charter of NorthEast Community Bancorp, no amendment of the charter will be made unless proposed by the board of directors and approved by the stockholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required under applicable law. The Maryland articles of incorporation of NorthEast Community Bancorp, Inc. generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to the fullest extent allowed under Maryland law.
The federal bylaws of NorthEast Community Bancorp may be amended after approval of the amendment by a majority vote of the board of directors, or by a majority vote of the votes cast by the stockholders of the corporation at any legal meeting, subject to any applicable regulatory approvals. The Maryland bylaws of NorthEast Community Bancorp may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of NorthEast Community Bancorp entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the stockholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

RESTRICTIONS ON ACQUISITION OF NORTHEAST COMMUNITY BANCORP, INC.
General
Certain provisions in the articles of incorporation and bylaws of NorthEast Community Bancorp, Inc. may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.
Articles of Incorporation and Bylaws of NorthEast Community Bancorp, Inc.
Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.
Limitation on Voting Rights.   Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of such 10% limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of NorthEast Community Bancorp, Inc. or any subsidiary or a trustee of a plan.
Board of Directors.
Classified Board.   Our board of directors is divided into three classes as nearly as equal in number as possible. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of NorthEast Community Bancorp, Inc.
Filling of Vacancies; Removal.   Our bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next the next election of directors by stockholders. Our bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.
Qualification.   Our bylaws provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency. These provisions contained in our bylaws may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.
Prohibition of Cumulative Voting.   Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a stockholder group to elect a director nominee.
Special Meetings of Stockholders.   Our stockholders must act only through an annual or special meeting. Special meetings of stockholders may only be called by the Chairman, the President, by two-thirds of the total number of directors or by the Secretary upon the written request of the holders of a majority of all the shares entitled to vote at a meeting. The limitations on the calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Amendment of Articles of Incorporation.   Our articles of incorporation provide that certain amendments to our articles of incorporation relating to a change in control of us must be approved by at least 75% of the outstanding shares entitled to vote.
Amendment of Bylaws.   Our articles of incorporation provide that our bylaws may not be adopted, repealed, altered, amended or rescinded by stockholders except by the affirmative vote of the holders of at least 75% of the voting stock.
Advance Notice Provisions for Stockholder Nominations and Proposals.   Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 90 days before the date of the meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder, the stockholder’s ownership of NorthEast Community Bancorp, Inc. and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.
Advance notice of nominations or proposed business by stockholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about those matters.
Authorized but Unissued Shares of Capital Stock.   Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Regulatory Restrictions
Maryland Corporate Law and Business Combinations with Interested Stockholders.   Under Maryland law, “business combinations” between NorthEast Community Bancorp, Inc. and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (1) any person who beneficially owns 10% or more of the voting power of NorthEast Community Bancorp, Inc.’s voting stock after the date on which NorthEast Community Bancorp, Inc. had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of NorthEast Community Bancorp, Inc. at any time after the date on which NorthEast Community Bancorp, Inc. had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of NorthEast Community Bancorp, Inc. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
After the five-year prohibition, any business combination between NorthEast Community Bancorp, Inc. and an interested stockholder generally must be recommended by the board of directors of NorthEast Community Bancorp, Inc. and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of NorthEast Community Bancorp, Inc. and (2) two-thirds of the votes entitled to be cast by holders of voting stock of NorthEast Community Bancorp, Inc. other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if NorthEast Community Bancorp, Inc.’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
Federal Reserve Board Regulations.   Federal Reserve Board regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.
Under the Change in Bank Control Act, no person, or group of persons acting in concert, may acquire control of a savings and loan holding company such as NorthEast Community Bancorp, Inc. unless the Federal Reserve Board has been given 60 days’ prior written notice and has not disapproved the proposed acquisition. The Federal Reserve Board considers several factors in evaluating a notice, including the financial and managerial resources of the acquirer and competitive effects. Control, as defined under the Change in Bank Control Act, means the power, directly or indirectly, to direct the management or policies of the company or to vote 25% or more of any class of voting securities of the company. Acquisition of more than 10% of any class of a savings and loan holding company’s voting securities constitutes a rebuttable presumption of control under certain circumstances, including where, as will be the case with NorthEast Community Bancorp, Inc., the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

DESCRIPTION OF NORTHEAST COMMUNITY BANCORP, INC. CAPITAL STOCK
The common stock of NorthEast Community Bancorp, Inc. represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.
General
NorthEast Community Bancorp, Inc. is authorized to issue 75,000,000 shares of common stock having a par value of  $0.01 per share and 25,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of NorthEast Community Bancorp, Inc.’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. NorthEast Community Bancorp, Inc. will not issue any shares of preferred stock in the conversion and offering.
Common Stock
Dividends.   NorthEast Community Bancorp, Inc. can pay dividends if, as and when declared by its board of directors. The payment of dividends by NorthEast Community Bancorp, Inc. is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of NorthEast Community Bancorp, Inc. will be entitled to receive and share equally in dividends declared by the board of directors of NorthEast Community Bancorp, Inc. If NorthEast Community Bancorp, Inc. issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.
Voting Rights.   The holders of common stock of NorthEast Community Bancorp, Inc. will possess exclusive voting rights in NorthEast Community Bancorp, Inc. They will elect NorthEast Community Bancorp, Inc.’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of NorthEast Community Bancorp, Inc.,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If NorthEast Community Bancorp, Inc. issues preferred stock, holders of NorthEast Community Bancorp, Inc. preferred stock may also possess voting rights.
Liquidation.   If there is any liquidation, dissolution or winding up of NorthEast Community Bank, NorthEast Community Bancorp, Inc., as the sole holder of NorthEast Community Bank’s capital stock, would be entitled to receive all of NorthEast Community Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of NorthEast Community Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of NorthEast Community Bancorp, Inc., the holders of its common stock would be entitled to receive all of the assets of NorthEast Community Bancorp, Inc. available for distribution after payment or provision for payment of all its debts and liabilities. If NorthEast Community Bancorp, Inc. issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.
Preemptive Rights; Redemption.   Holders of the common stock of NorthEast Community Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.
Preferred Stock
NorthEast Community Bancorp, Inc. will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Exclusive Forum for Certain Stockholder Litigation Matters
The bylaws of NorthEast Community Bancorp, Inc. provide that, unless NorthEast Community Bancorp, Inc. consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NorthEast Community Bancorp, Inc., (ii) any action asserting a claim of breach of a fiduciary duty owed to NorthEast Community Bancorp, Inc. or NorthEast Community Bancorp, Inc.’s stockholders by any director, officer or other employee of NorthEast Community Bancorp, Inc., (iii) any action asserting a claim arising pursuant to any provision of Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be a state or federal court located within the State of Maryland. This exclusive forum provision does not apply to claims arising under the federal securities laws.
TRANSFER AGENT AND REGISTRAR
The transfer agent and registrar for the common stock of NorthEast Community Bancorp, Inc. will be Continental Stock Transfer & Trust Company.
REGISTRATION REQUIREMENTS
In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.
LEGAL AND TAX OPINIONS
The legality of our common stock has been passed upon for us by Kilpatrick Townsend & Stockton LLP. The federal income tax consequences of the conversion have been opined upon by Kilpatrick Townsend & Stockton LLP. BDO USA, LLP has provided an opinion to us regarding the New York income tax consequences of the conversion. Kilpatrick Townsend & Stockton LLP and BDO USA, LLP have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Piper Sandler & Co. and, in the event of a syndicated offering or a firm commitment offering, for any other co-managers, by Luse Gorman, PC.
EXPERTS
The consolidated financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.
RP Financial has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. The registration statement is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.
NorthEast Community Bancorp, MHC has filed an application for approval of the plan of conversion with the Federal Reserve Board and NorthEast Community Bancorp, Inc. has filed an application to become a savings and loan holding company, and acquire all of NorthEast Community Bank’s outstanding common stock, with the Federal Reserve Board. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Board of Governors of the Federal Reserve System, 20th Street and Constitution Avenue, NW, Washington, DC 20551 and at the Federal Reserve Bank of Philadelphia, Ten Independence Mall, Philadelphia, Pennsylvania 19106.
NorthEast Community Bancorp, Inc. also has filed an application with the New York State Department of Financial Services to acquire control of NorthEast Community Bank. The application may be examined at the principal office of the New York State Department of Financial Services located 1 State Street, New York, New York 10004. This prospectus omits certain information contained in that application.
A copy of the plan of conversion is available without charge from NorthEast Community Bank by contacting the Stock Information Center.
The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Federal Reserve Board. The appraisal report has been filed electronically with the Securities and Exchange Commission and is available on its website as described above. The appraisal report is also available at the offices of the Federal Reserve Board as described above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
NORTHEAST COMMUNITY BANCORP
All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.
Separate financial statements for NorthEast Community Bancorp, Inc. have not been included in this prospectus because NorthEast Community Bancorp, Inc., which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm
Northeast Community Bancorp, Inc.
White Plains, New York
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial condition of Northeast Community Bancorp, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2013.
New York, New York
March 8, 2021

Northeast Community Bancorp, Inc.
Consolidated Statements of Financial Condition
	December 31,
	2020	2019
	(In thousands, except share and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$7,613	$17,160
Interest-bearing deposits	61,578	110,515
Cash and cash equivalents	69,191	127,675
Certificates of deposit	100	100
Equity Securities	10,332	10,044
Securities available-for-sale, at fair value	2	5
Securities held-to-maturity (fair value of $7,519 and $9,215, respectively)	7,382	9,149
Loans receivable, net of allowance for loan losses of $5,088 and $4,611 respectively	819,733	747,882
Premises and equipment, net	18,675	18,624
Investments in restricted stock, at cost	1,595	1,348
Bank owned life insurance	24,691	24,082
Accrued interest receivable	3,838	3,955
Goodwill	651	749
Real estate owned	1,996	2,164
Property held for investment	1,518	1,555
Right of Use Assets – Operating	3,094	1,150
Right of Use Assets – Financing	363	366
Other assets	5,060	6,323
Total assets	$968,221	$955,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$221,371	$140,001
Interest bearing	550,335	639,157
Total deposits	771,706	779,158
Advance payments by borrowers for taxes and insurance	2,258	2,828
Federal Home Loan Bank advances	28,000	21,000
Lease Liability – Operating	3,115	1,156
Lease Liability – Financing	460	424
Accounts payable and accrued expenses	8,857	8,492
Total liabilities	814,396	813,058
Commitments and contingencies (Note 3)
See notes to consolidated financial statements.

Northeast Community Bancorp, Inc.
Consolidated Statements of Financial Condition (continued)
	December 31,
	2020	2019
	(In thousands, except share and per share amounts)
Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 19,000,000 shares authorized; 13,225,000 shares issued; and 12,194,611 shares outstanding at December 31, 2020 and 2019	$132	$132
Additional paid-in capital	56,901	56,902
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(1,296)	(1,555)
Retained earnings	105,305	93,767
Treasury stock – at cost, 1,030,389 shares at December 31, 2020 and 2019	(7,032)	(7,032)
Accumulated other comprehensive loss	(185)	(101)
Total stockholders’ equity	153,825	142,113
Total liabilities and stockholders’ equity	$968,221	$955,171

See notes to consolidated financial statements.

Northeast Community Bancorp, Inc.
Consolidated Statements of Income
	Years Ended December 31,
	2020	2019
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$48,202	$50,918
Interest-earning deposits	360	2,413
Securities – taxable	415	485
Total Interest Income	48,977	53,816
INTEREST EXPENSE:
Deposits	9,254	14,291
Borrowings	687	708
Financing Lease	36	35
Total Interest Expense	9,977	15,034
Net Interest Income	39,000	38,782
PROVISION FOR LOAN LOSSES	814	727
Net Interest Income after Provision for Loan Losses	38,186	38,055
NON-INTEREST INCOME:
Other loan fees and service charges	1,045	1,326
(Loss) Gain on disposition of equipment	(61)	37
Earnings on bank owned life insurance	609	567
Investment advisory fees	425	466
Unrealized gain on equity securities	288	291
Other	207	132
Total Non-Interest Income	2,513	2,819
NON-INTEREST EXPENSES:
Salaries and employee benefits	13,809	12,646
Occupancy expense	1,932	1,771
Equipment	917	949
Outside data processing	1,771	1,599
Advertising	168	385
Impairment loss on goodwill	98	—
Real estate owned expense	313	155
Other	6,080	6,439
Total Non-Interest Expenses	25,088	23,944
INCOME BEFORE PROVISION FOR INCOME TAXES	15,611	16,930
PROVISION FOR INCOME TAXES	3,282	3,977
NET INCOME	$12,329	$12,953
NET INCOME PER COMMON SHARE – BASIC AND DILUTED	$1.02	$1.08
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	12,053	12,026
DIVIDENDS DECLARED PER COMMON SHARE	$0.12	$0.12
See notes to consolidated financial statements.

Northeast Community Bancorp, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
	Years Ended December 31,
	2020	2019
	(In thousands)
Net Income	$12,329	$12,953
Other comprehensive income (loss):
Unrealized loss on securities available-for-sale arising during the year	—	—
Defined benefit pension:
Reclassification adjustments out of accumulated other comprehensive loss:
Amortization of prior service cost(1)	15	21
Amortization of actuarial loss(1)	14	16
Actuarial gain arising during period	(136)	2
Total	(107)	39
Income tax effect(2)	23	(8)
Total other comprehensive (loss) income	(84)	31
Total Comprehensive Income	$12,245	$12,984

(1)
Amounts are included in salaries and employees benefits in the audited consolidated statements of operations as part of net periodic pension cost. See Note 16 for further information.

(2)
Amounts are included in provision for income taxes in the audited consolidated statements of operations.

See notes to consolidated financial statements.

Northeast Community Bancorp, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2020 and 2019
	Common Stock	Additional Paid- in Capital	Unearned ESOP Shares	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total
	(In thousands, except share and per share amounts)
Balance – January 1, 2019	$132	$56,862	$(1,814)	$81,792	$(7,032)	$(322)	$129,618
Net income	—	—	—	12,953	—	—	12,953
Other comprehensive loss	—	—	—	—	—	31	31
Cash dividend declared ($0.12 per share)	—	—	—	(788)	—	—	(788)
ESOP shares earned	—	40	259	—	—	—	299
Reclassification adjustment due to adoption of ASU 2016-01	—	—	—	(190)	—	190	—
Balance – December 31, 2019	$132	$56,902	$(1,555)	$93,767	$(7,032)	$(101)	$142,113
Net income	—	—	—	12,329	—	—	12,329
Other comprehensive loss	—	—	—	—	—	(84)	(84)
Cash dividend declared ($0.12 per share)	—	—	—	(791)	—	—	(791)
ESOP shares earned	—	(1)	259	—	—	—	258
Balance – December 31, 2020	$132	$56,901	$(1,296)	$105,305	$(7,032)	$(185)	$153,825
See notes to consolidated financial statements.

Northeast Community Bancorp, Inc.
Consolidated Statements of Cash Flows
	Years Ended December 31,
	2020	2019
	(In thousands)
Cash Flows from Operating Activities:
Net income	$12,329	$12,953
Adjustments to reconcile net income to net cash provided by operating activities:
Net amortization of securities premiums and discounts, net	(3)	7
Provision for loan losses	814	727
Depreciation	1,067	875
Net accretion of deferred loan fees and costs	(165)	(391)
Amortization of intangible assets	—	41
Deferred income tax expense	(33)	(256)
Unrealized gain recognized on equity securities	(288)	(291)
Impairment of goodwill	98	—
Impairment of real estate owned	168	—
Earnings on bank owned life insurance	(609)	(567)
Loss (Gain) on dispositions of premises and equipment	61	(37)
ESOP compensation expense	257	299
Decrease in accrued interest receivable	116	171
Decrease in other assets	1,754	482
Increase in accounts payable and accrued expenses	97	330
Net Cash Provided by Operating Activities	15,663	14,343
Cash Flows from Investing Activities:
Net increase in loans	(72,500)	(9,948)
Proceeds from sale of loan participations	—	12,810
Purchase of loans	—	(3,240)
Principal repayments on securities available-for-sale	3	12
Principal repayments on securities held-to-maturity	1,959	1,075
Purchase of marketable equity securities	—	(1,000)
Purchase of securities held-to-maturity	(189)	(4,190)
Proceeds from sale of fixed assets	120	65
Net (Purchase) redemptions of restricted stock	(247)	1,012
Purchases of premises and equipment	(1,262)	(4,044)
Net Cash Used in Investing Activities	(72,116)	(7,448)
Cash Flows from Financing Activities:
Net (decrease) increase in deposits	(7,453)	92,062
Proceeds from FHLB of NY advances	7,000	—
Repayment of FHLB of NY advances	—	(21,461)
Decrease in advance payments by borrowers for taxes and insurance	(570)	(385)
Cash dividends paid	(1,008)	(788)
Net Cash (Used in) Provided by Financing Activities	(2,031)	69,428
Net Increase in Cash and Cash Equivalents	(58,484)	76,323
Cash and Cash Equivalents – Beginning	127,675	51,352
Cash and Cash Equivalents – Ending	$69,191	$127,675
See notes to consolidated financial statements.

Northeast Community Bancorp, Inc.
Consolidated Statements of Cash Flows (continued)
	Years Ended December 31,
	2020	2019
	(In thousands)
Supplementary Cash Flows Information:
Income taxes paid	$3,425	$4,761
Interest paid	$9,984	$15,159
Supplementary Disclosure of Non-Cash Investing and Financing Activities:
Recognition of right of use asset – operating	$2,694	$1,464
Recognition of lease liability – operating	$2,694	$1,464
Recognition of right of use asset – finance	$—	$368
Recognition of lease liability – finance	$—	$368
Dividends declared and not paid	$143	$360

See notes to consolidated financial statements.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies
The following is a description of the Company’s business and significant accounting and reporting policies:
Nature of Business:
Northeast Community Bancorp, Inc. (the “Company”) is a Federally-chartered corporation that was organized to be a mid-tier holding company for Northeast Community Bank (the “Bank”) in conjunction with the Bank’s reorganization from a mutual savings bank to a mutual holding company structure on July 5, 2006. The Bank is a New York State-chartered savings bank and completed its conversion from a federally-chartered savings bank effective as of the close of business on June 29, 2012. The Company’s primary activity is the ownership and operation of the Bank.
The Bank is principally engaged in the business of attracting deposits and investing those funds into mortgage and commercial loans. When demand for loans is low, the Bank invests in debt securities. Currently the Bank conducts banking operations from its headquarters in White Plains, New York, its three full service branches in New York City, New York, its three full service branches in the Boston, Massachusetts suburban area, its one full service branch in Rockland County, New York, its two full service branch offices in Orange County, New York and its loan production office in New City, New York, gathering deposits and lending from Massachusetts to New Jersey.
The Bank also offers investment advisory and financial planning services under the name Harbor West Financial Planning Wealth Management (formerly known as Hayden Wealth Management Group), a division of the Bank, through a networking arrangement with a registered broker-dealer and investment advisor.
New England Commercial Properties LLC (“NECP”), a New York limited liability company and wholly owned subsidiary of the Bank, was formed in October 2007 to facilitate the purchase or lease of real property by the Bank. New England Commercial Properties, LLC currently owns one foreclosed property located in Pennsylvania.
NECB Financial Services Group, LLC (“NECB Financial”), a New York limited liability company and wholly owned subsidiary of the Bank, was formed in the third quarter of 2012 as a complement to Harbor West Financial Planning Wealth Management. NECB Financial has not conducted any business.
72 West Eckerson LLC (“72 West Eckerson”), a New York limited liability company and wholly owned subsidiary of the Bank, was formed in April 2015 to facilitate the purchase or lease of real property by the Bank. 72 West Eckerson currently owns the branch locations in Spring Valley, New York and Monroe, New York.
Principles of Consolidation:
The consolidated financial statements include the accounts of the Company, the Bank, NECP, NECB Financial and 72 West Eckerson (collectively the “Company”) and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant inter-company accounts and transactions have been eliminated in consolidation. When necessary, certain reclassifications were made to prior year amounts to conform with current year presentation. The Company identified an immaterial error related to its Consolidated Statement of Income for costs incurred to underwrite loans. The Company determined the impact of the error increased interest income by $864,000 and increased the salaries and employee benefits by an equivalent amount for the year ended December 31, 2019. The Company reviewed the impact of this error on the prior period and determined that the error was not material to the prior period consolidated financial statements. The Company has corrected the Consolidated Statement of Income for the year ended December 31, 2019 by reducing interest income and salaries and employee benefits. Such reclassification had no impact on net income or stockholders’ equity as previously reported.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
Use of Estimates:
The preparation of consolidated financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect certain recorded amounts and disclosures. Accordingly, actual results could differ from those estimates.
The most significant estimate pertains to the allowance for loan losses. The borrowers’ abilities to meet contractual obligations and collateral value are the most significant assumptions used to arrive at the estimate. The risks associated with such estimates arise when unforeseen conditions affect the borrowers’ abilities to meet the contractual obligations of the loan and result in a decline in the value of the supporting collateral. Such unforeseen changes may have an adverse effect on the consolidated results of operations and financial position of the Company.
In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.
Additionally, the Company is exposed to significant changes in market interest rates. Such changes could have an adverse effect on consolidated earnings and consolidated financial position, particularly in those situations in which the maturities or re-pricing of assets are different than the maturities or re-pricing of the supporting liabilities.
Cash and Cash Equivalents:
Cash and cash equivalents include cash and amounts due from depository institutions and interest-bearing deposits in other banks, all with original maturities of 90 days or less.
Certificates of Deposit:
Certificates of deposit are carried at cost which approximates fair value and have maturities of less than one year.
Securities:
The Company classifies its debt securities as held to maturity or available for sale at the time of purchase. Held to maturity securities are those debt securities which management has the intent and the Company has the ability to hold to maturity and are reported at amortized cost (unless there is other than temporary impairment). Available for sale securities are those debt securities which are neither held to maturity securities nor trading securities and are reported at fair value, with unrealized gains and losses, net of the related income tax effect, excluded from earnings and reported in a separate component of stockholders’ equity.
If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or other-than-temporary. Temporary impairments on available for sale securities are recognized, on a tax-effected basis, through other comprehensive income (loss) (“OCI”) with offsetting adjustments to the carrying value of the security and the balance of related deferred taxes. Temporary impairments on held to maturity securities are not recorded in the consolidated financial statements; however, information concerning the amount and duration of unrealized losses on held to maturity securities is disclosed.
Other-than-temporary impairments on debt securities that the Company has decided to sell, or will, more likely than not, be required to sell prior to the full recovery of fair value to a level equal to or exceeding amortized cost, are recognized in earnings. If either of these conditions regarding the likelihood of sale apply for a debt security, the other-than-temporary impairment is bifurcated into credit-related and

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
noncredit-related components. Credit-related impairment generally represents the amount by which the present value of the cash flows that are expected to be collected on a debt security fall below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. The Company recognizes credit-related other-than-temporary impairments in earnings. Noncredit-related other-than-temporary impairments on debt securities are recognized in OCI. Premiums and discounts on all securities are amortized/accreted to maturity by use of the level-yield method. Gain or loss on sales of securities is based on the specific identification method.
Equity securities are carried at fair value with changes in fair value reported in income beginning in 2019.
Loans are stated at unpaid principal balances plus net deferred loan origination fees and costs less an allowance for loan losses. Interest on loans receivable is recorded on the accrual basis. An allowance for uncollected interest is established on loans where management has determined that the borrowers may be unable to meet contractual principal and/or interest obligations or where interest or principal is 90 days or more past due, unless the loans are well secured with a reasonable expectation of collection. When a loan is placed on nonaccrual, an allowance for uncollected interest is established and charged against current income. Thereafter, interest income is not recognized unless the financial condition and payment record of the borrower warrant the recognition of interest income. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Interest on loans that have been restructured is accrued according to the renegotiated terms. Net loan origination fees and costs are deferred and amortized into interest income over the contractual lives of the related loans by use of the level yield method. Past due status of loans is based upon the contractual due date.
Prepayment penalties received on loans which pay in full prior to the scheduled maturity are included in interest income in the period the prepayment penalties are collected.
Allowance for Loan Losses:
The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.
The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.
Risk characteristics associated with the types of loans we underwrite are as follows:
Multi-family, Mixed-use and Non-residential Real Estate Loans.   Loans secured by multi-family, mixed-use and non-residential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family, mixed-use and non-residential real estate lending is the current and potential cash flow of the property and the borrower’s demonstrated ability to operate that type of property. Payments on loans secured by income properties

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy.
Commercial and Industrial Loans.   Unlike residential mortgage loans, which are generally made on the basis of a borrower’s ability to make repayment from the operation and cash flow from the real property whose value tends to be more ascertainable, commercial and industrial loans are of higher risk and tend to be made on the basis of a borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.
Construction Loans.   Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate due to (1) the increased difficulty and costs of monitoring the loan; and (2) the increased difficulty of working out loan problems. We minimize this risk by concentrating on multi-family and mixed-use projects and by limiting the Company’s activity to known borrowers in areas considered unique communities with very strong demand for residential housing.
Consumer Loans.   We offer personal loans, loans secured by passbook savings accounts, certificates of deposit accounts or statement savings accounts, and overdraft protection for checking accounts. We do not believe these loans represent a significant risk of loss to the Company.
The allowance consists of specific and general reserves. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, a specific allowance is established or a partial charge-off is taken when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. If an impairment is identified, the Company charges off the impaired portion immediately. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.
Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment records, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis.
The Company does not evaluate individual 1 – 4 family residential real estate and consumer loans for impairment, unless such loans are part of a larger relationship that is impaired, or are classified as a troubled debt restructuring.
The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral or discounted cash flows.
For loans secured by real estate, estimated fair values are determined primarily through in-house or third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values might be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.
The general component covers pools of loans by loan class including loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate and consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates, adjusted for qualitative factors. These qualitative risk factors include:
1.
Changes in policies and procedures in underwriting standards and collections.

2.
Changes in economic conditions.

3.
Changes in nature and volume of lending.

4.
Experience of origination team.

5.
Changes in past due loan volume and severity of classified assets.

6.
Quality and scope of the loan review system.

7.
Debt coverage ratios and loan-to-value averages in existing portfolio.

8.
Concentrations of credit.

9.
Legal and regulatory issues.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial, residential and consumer loans. Credit quality risk ratings include regulatory classifications of pass, special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that may be inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any.
Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.
The allowance calculation for each pool of loans is also based on the loss factors that reflect the Company’s historical charge-off experience adjusted for current economic conditions applied to loan groups with similar characteristics or classifications in the current portfolio. To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type of collateral and financial condition of the borrowers.
Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date at a below market rate. In measuring the impairment

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
associated with restructured loans that qualify as troubled debt restructurings, the Company compares the present value of the cash flows that are expected to be received in accordance with the loan’s modified terms, discounted at the loan’s original contractual interest rate, with the pre-modification carrying value to measure impairment. Adversely classified, non-accrual troubled debt restructurings may be returned to accrued status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. All troubled debt restructured loans are classified as impaired.
Based on management’s comprehensive analysis of the loan portfolio, management believes the allowance for loan losses is appropriate as of December 31, 2020 and 2019, respectively.
Concentration of Risk:
The Company’s lending activity is concentrated in construction and permanent loans secured by multi-family and non-residential real estate located primarily in the Northeast and Mid-Atlantic regions of the United States. As of December 31, 2020 and 2019, the Company had construction loans located in New York State totaling $181.9 million and $107.5 million in the Bronx, $96.1 million and $108.5 million in the Village of Spring Valley, $69.5 million and $59.8 million in the Town of Palm Tree, $66.9 million and $55.0 million in the Hamlet of Monsey, $63.3 million and $85.4 million in Brooklyn and $18.6 million and $26.0 million in the Town of Monroe.
The Company also had deposits in excess of the FDIC insurance limit at other financial institutions. At December 31, 2020 and 2019, such deposits totaled $47.2 million and $99.9 million held by the Federal Reserve Bank of New York, $10.0 million and $15.6 million held by the Federal Home Loan Bank of New York, and $4.4 million and $4.4 million held by Atlantic Community Bankers Bank (“ACBB”). Generally, deposits in excess of  $250,000 are not insured by the FDIC.
Premises and Equipment:
Land is stated at cost. Buildings and improvements, leasehold improvements and furnishings and equipment are stated at cost less accumulated depreciation and amortization computed on the straight-line method over the following useful lives:
Years
Buildings	30 – 50
Building improvements	10 – 50
Leasehold improvements	1 – 15
Furnishings and equipment	3 – 5
Maintenance and repairs are charged to operations in the years incurred.
Property and equipment are evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable. In evaluating property and equipment for recoverability, we use our best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than the carrying amount, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value. The Company did not have impairment recorded for property and equipment in 2020 and 2019.
Bank Owned Life Insurance (“BOLI”):
The Company owns life insurance on the lives of certain of its officers. The cash surrender value is recorded as an asset and the change in cash surrender value is included in non-interest income and is tax-exempt. The BOLI can be liquidated, if necessary, with tax consequences. However, the Company intends to hold these policies and, accordingly, the Company has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
Investments in Restricted Stock:
Federal law requires a member institution of the Federal Home Loan Bank (“FHLB”) system to hold stock of its district FHLB according to a predetermined formula. The Company also owns restricted stock in Atlantic Community Bancshares, Inc. (ACBI), holding company of ACBB, a correspondent banker’s bank. These stocks are carried at cost. At December 31, 2020 and 2019, the Company had $1.5 million and $1.3 million in FHLB stock, and $70,000 and $70,000 in ACBB stocks.
Goodwill:
Goodwill at December 31, 2020 and 2019 totaled $651,000 and $749,000, respectively, and consists of goodwill acquired in the business combination completed by the Company in November 2007. The Company tests goodwill during the fourth quarter of each year for impairment, or more frequently if certain indicators are present or changes in circumstances suggest that impairment may exist. The Company utilizes a two-step approach. The first step requires a comparison of the carrying value of the reporting unit to the fair value of the unit. The Company estimates the fair value of the reporting unit through internal analyses and external valuation, which utilizes an income approach based on the present value of future cash flows. If the carrying value of the reporting unit exceeds its fair value, impairment exists and the Company will perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any. The second step of the goodwill impairment test, if necessary, compares the implied fair value of a reporting unit’s goodwill with its carrying value.
The implied fair value of goodwill is determined in the same manner that the amount of goodwill recognized in a business combination is determined. The Company allocates the fair value of the reporting unit to all of the assets and liabilities of that unit, including identifiable intangible assets, as if the reporting unit had been acquired in a business combination. Any excess of the value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. Impairment charges of  $98,000 were recorded in 2020 due to a decrease in the assets under management resulting in an expected decrease in fee revenue from this division. No impairment charges were recorded in 2019.
Other Intangible Assets:
Other intangible assets were fully amortized at December 31, 2019. The intangible assets consisted of the value of customer relationships acquired in a business combination completed by the Company in November 2007. The Company amortized these assets, using the straight-line method, over the remaining useful life of 11.7 years. Amortization expense is included in other non-interest expenses. The Company evaluates the remaining useful life of intangible assets on an annual basis to determine whether events and circumstances warrant a revision to the remaining useful life. If the estimate of an intangible asset’s remaining useful life is changed, the Company will amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life. The Company reviews intangible assets subject to amortization for impairment on an annual basis or whenever events or circumstances indicate that the carrying value of these assets may not be recoverable. If intangible assets are found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and fair value. The fair value is estimated based upon the present value of discounted future cash flows or other reasonable estimates of fair value. No impairment charges were recorded in 2019.
Real Estate Owned:
Real estate owned is carried at the lower of cost or fair value of the related property, as determined by current appraisals less estimated costs to sell. Foreclosed real estate is initially recorded at the fair value of property acquired minus estimated costs to sell at the date of foreclosure, establishing a new cost basis. Write-downs on these properties, which occur after the initial transfer from the loan portfolio, are recorded as operating expenses. Costs of holding such properties are charged to non-interest expense

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
in the current period. Gains, to the extent allowable, and losses on the disposition of these properties are reflected in the real estate owned expense in the consolidated statement of income.
Property Held for Investment:
Land is stated at cost. Buildings and improvements are stated at cost less accumulated depreciation computed on the straight-line method over the useful lives between 30 to 50 years for buildings and 10 to 50 years for building improvements.
Property held for investment is evaluated for impairment periodically whenever events or changes in circumstances indicate that their related carrying amounts may not be recoverable. In evaluating property held for investment for recoverability, we use our best estimate of future cash flows expected to result from the use of the asset and its eventual disposition. To the extent that estimated future undiscounted net cash flows attributable to the asset are less than the carrying amount, an impairment loss is recognized equal to the difference between the carrying value of such asset and its fair value. The Company did not have impairment recorded for property held for investment in 2020 and 2019.
Income Taxes:
The Company files a consolidated federal income tax return. Income taxes are allocated to the Company, Bank, NECP, and NECB Financial based upon their respective income or loss included in the consolidated income tax return. The Company, the Bank, NECP, and NECB Financial file combined or separate state and city income tax returns depending on the particular requirements of each jurisdiction.
Federal, state and city income tax expense has been provided on the basis of reported income. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax base. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset, which is not more likely than not to be realized.
The Company accounts for uncertainty in income taxes recognized in its consolidated financial statements in accordance with ASC Topic 740, Income Taxes, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has not identified any significant income tax uncertainties through the evaluation of its income tax positions for the years ended December 31, 2020 and 2019, and has not recognized any liabilities for tax uncertainties as of December 31, 2020 and 2019. The Company’s policy is to recognize income tax related interest and penalties in income tax expense; such amounts were not significant during the years ended December 31, 2020 and 2019. The tax years subject to examination by federal, state, and city taxing authorities are 2017 through 2020.
Other Comprehensive Income (Loss):
The Company records in accumulated other comprehensive income (loss), net of related deferred income taxes, unrealized gains and losses on available for sale securities and the prior service cost and actuarial gains and losses related to the Outside Directors Retirement Plan (“DRP”) that have not yet been recognized in expense.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
Gains and losses on the sale of securities, if any, are reclassified to non-interest income upon the sale of the related securities or upon the recognition of a security impairment loss and a portion of the prior service cost and actuarial gains and losses of the DRP are reclassified to non-interest expense.
At December 31, 2020, accumulated other comprehensive loss totaled $185,000 and included $241,000 in prior service cost and actuarial losses of the DRP net of  $56,000 of related deferred income taxes. At December 31, 2019, accumulated other comprehensive loss totaled $101,000 and included $135,000 in prior service cost and actuarial losses of the DRP net of  $34,000 of related deferred income taxes.
Net Income Per Common Share:
Basic net income per common share is calculated by dividing the net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Unallocated common shares held by the Employee Stock Ownership Plan (“ESOP”) are not included in the weighted-average number of common shares outstanding for purposes of calculating basic net income per common share until they are committed to be released. There were no dilutive common share equivalents at December 31, 2020 or 2019.
Stockholders’ Equity:
The authorized capital stock of the Company under its federal charter consists of 19,000,000 shares of common stock, par value of  $0.01 per share, and 1,000,000 shares of preferred stock, par value of $0.01 per share. Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. At December 31, 2020 and 2019, the Company has issued 13,225,000 shares of common stock with 12,194,611 shares outstanding. The Company has not issued any preferred stock.
Employee Stock Ownership Plan (ESOP):
The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders’ equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated ESOP shares are recorded as a reduction of the ESOP loan.
Treasury Stock:
The Company records treasury stock at cost.
Segment Information:
The Company reports certain financial information about significant revenue-producing segments of the business for which such information is available and utilized by the chief operating decision makers. Substantially most of the Company’s operations occur through the bank and involve the delivery of loan and deposit products to customers. Small portion of the Company’s operations occurs through wealth management advisory service to customers. Management makes operating decisions and assesses performance based on an ongoing review of its banking and advisory service. The wealth management operation does not meet the quantitative threshold requirement to be disclosed separately.
Off-Balance-Sheet Financial Instruments:
In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated statement of financial condition when funded.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
COVID-19 Pandemic:
On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”) originating in Wuhan, China and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020 and based on the rapid increase in exposure globally, WHO classified COVID-19 as a global pandemic indicating that almost all public commerce and related business activities must be, to varying degrees, curtailed with the goal of decreasing the rate of new infections.
The full impact of COVID-19 continues to evolve as of the date of this report. The outbreak of COVID-19 has, and is anticipated to continue to, adversely impact a broad range of industries in which customers of the Company operate and impair their ability to fulfill their financial obligations to the Company. In addition, the spread of COVID-19 has caused and will likely continue to cause significant disruptions in the U.S. economy and is highly likely to continue to disrupt banking and other financial activities in the areas in which the Company operates. The Company’s business is dependent upon the willingness and ability of its employees and customers to conduct banking and other financial transactions and the ability of borrowers to repay their obligations to us on a timely basis or if at all. If the global response to contain COVID-19 escalates or is unsuccessful, the Company could experience a material adverse effect on its business, financial condition, results of operations, and cash flows.
Although the full magnitude of the pandemic is uncertain, management is actively monitoring the impact of the global situation on the banking industry and the Company’s financial condition, liquidity, future results of operations, and workforce. Given the daily evolution of COVID-19 and the global responses to curb the spread of COVID-19, the Company is currently unable to estimate and quantify the effects of this crisis on the Company’s results of operations, financial condition, or liquidity for 2021.
Nevertheless, the adverse economic effects of COVID-19 might lead to an increase in credit risk on the Company’s construction loan, commercial and industrial loan, and multi-family, mixed-use, and non-residential real estate loan portfolios. Likewise, the Company is also monitoring the fluctuations in the markets as it pertains to interest rates and the impact on deposits and fair value of our securities portfolio for other than temporary impairment.
To curtail the spread of COVID-19, the Company temporarily closed one branch due to its location in an enclosed shopping mall and the lobby, except by appointment only, of the other eight branches. Currently, all our nine branches have resumed normal operations in servicing our customers.
On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief and Economic Security (“CARES”) Act in response to the COVID-19 pandemic. This legislation aims at providing relief for individuals and businesses that have been negatively impacted by the COVID-19 pandemic.
The CARES Act includes a provision for the Company to opt out of applying the “troubled-debt restructuring” (“TDR”) accounting guidance in ASC 310-40 for certain loan modifications. Loan modifications made between March 1, 2020 and the earlier of  (1) December 30, 2020 or (2) 60 days after the President declares a termination of the COVID-19 national emergency are eligible for this relief if the related loans were not more than 30 days past due as of December 31, 2019.
On December 27, 2020, the Coronavirus Response and Relief Supplemental Appropriations Act of 2021 was signed into law, which also contains provisions that could directly impact financial institutions, including extending the time that insured depository institutions and depository institution holding companies have to comply with the current expected credit losses (“CECL”) accounting standard and extending the authority granted to banks under the CARES Act to elect to temporarily suspend the requirements under U.S. GAAP applicable to troubled debt restructurings for loan modifications related to the COVID-19 pandemic for any loan that was not more than 30 days past due as of December 31, 2019. The act directs financial regulators to support community development financial institutions and

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 1 — Summary of Significant Accounting Policies (continued)
minority depository institutions and directs Congress to re-appropriate $429 billion in unobligated CARES Act funds. The Payroll Protection Program (PPP), which was originally established under the CARES Act, was also extended under the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.
Due to the impact of COVID-19 on our borrowers, we granted during the year ended December 31, 2020 eligible loan modifications under the CARES Act in the form of payment deferral of principal and interest to 194 loans totaling $182.0 million at the time payment deferral was requested. Subsequently, 55 loans totaling $56.7 million were paid off and 137 loans totaling $124.0 million are no longer on deferral status. As of December 31, 2020, we had two loans totaling $1.2 million still in deferral status. The granting of the payment deferrals had no significant impact on our evaluation of the allowance for loan losses. We did not grant any PPP loans pursuant to the CARES Act or the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.
While the Company considers these disruptions to be temporary, if the disruptions continue, this might have an adverse effect on the Company’s results of operations, financial position, and liquidity in 2021. Further, a decrease in the results of future operations might place a strain on the Company’s regulatory capital ratios.
Note 2 — Mutual Holding Company Reorganization and Regulatory Matters
On July 5, 2006, the Bank reorganized from a mutual savings bank to a mutual holding company structure. In the reorganization, the Company sold 5,951,250 shares of its common stock to the public and issued 7,273,750 shares of its common stock to Northeast Community Bancorp, MHC (“MHC”). The MHC, which owned 59.6% of the Company’s common stock as of December 31, 2020, must hold at least 50.1% of the Company’s stock so long as the MHC exists.
Due to the conversion of the Bank to a New York State-chartered savings bank on June 29, 2012, the Federal Deposit Insurance Corporation (“FDIC”) and the New York State Department of Financial Services (“NYS”) are now the Bank’s primary regulator replacing the OCC. Under New York State Banking Law, New York state-chartered stock-form savings banks may declare and pay dividends out of their net profits, unless there is an impairment of capital, but approval of the NYS Superintendent is required if the total of all dividends declared by the bank in a calendar year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less prior dividends paid. The FDIC also has authority to use its enforcement powers to prohibit a savings bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe and unsound practice.
The Board of Governors of the Federal Reserve System (“Federal Reserve”), the federal regulator of the MHC, has adopted regulations which require the MHC to notify the Federal Reserve if it proposes to waive receipt of dividends from the Company. In addition, the regulations also require that the MHC obtain the approval of a majority of the eligible votes of members of the MHC (generally Bank depositors) before it can waive dividends. For a grandfathered company such as the MHC that waived dividends prior to December 1, 2009, the Federal Reserve may not object to a dividend waiver request if the board of directors of the mutual holding company expressly determines that a waiver of the dividend is consistent with its fiduciary duties to members and the waiver would not be detrimental to the safe and sound operation of the savings association subsidiaries of the holding company. Northeast Community Bancorp, MHC has waived receipt of all dividends from Northeast Community Bancorp in prior years, except when Northeast Community Bancorp, MHC received $218,000 in 2020, 2019 and 2012 in dividends from Northeast Community Bancorp. Dividends declared by the Company in 2020 and 2019 and waived by the MHC totaled approximately $655,000 and $655,000, respectively. As of December 31, 2020 and 2019, total dividends waived by the MHC aggregated $10,911,000 and $10,256,000, respectively.
The Company and its subsidiary Bank are subject to regulatory capital requirements promulgated by the federal banking agencies. The Federal Reserve establishes capital requirements, including well capitalized

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 2 — Mutual Holding Company Reorganization and Regulatory Matters (continued)
standards, for the consolidated financial holding company, and the FDIC has similar requirements for the Company’s subsidiary bank. Prior to January 1, 2015, quantitative measures were established by regulation to ensure capital adequacy which required the Bank to maintain minimum amounts and ratios of Total, Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Core tier 1 capital to adjusted total assets (as defined).
Effective January 1, 2015, the Company adopted the Basel III final rule. Based on the Company’s capital levels and statement of condition composition at December 31, 2019, the implementation of the new rule had no material impact on our regulatory capital level or ratios at the Bank level. The new rule established limits at the Company level and increased the minimum Tier 1 capital to risk based assets requirement from 4% to 6% of risk-weighted assets; established a new common equity Tier 1 capital; and assigned a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The new rule has a capital conservation buffer requirement that was phased in at a rate of 0.625% annually beginning January 1, 2016 through January 1, 2019, when full capital conservation buffer requirement of 2.50% became effective. The Bank met all capital adequacy requirements to which it was subject as of December 31, 2020 and 2019.
The following table presents information about the Bank’s capital levels at the dates presented:
			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy(1)			For Classification as Well-Capitalized
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in Thousands)
As of December 31, 2020:
Total capital (to risk-weighted assets)	$143,021	13.72%	$	≥83,399	≥8.00%	$	≥104.249	≥10.00%
Tier 1 capital (to risk-weighted assets)	137,962	13.23		≥62,550	≥6.00		≥83,399	≥8.00
Common equity tier 1 capital (to risk-weighted assets)	137,962	13.23		≥46,912	≥4.50		≥67,762	≥6.50
Core (Tier 1) capital (to adjusted total assets)	137,962	14.79		≥37,304	≥4.00		≥46,629	≥5.00
As of December 31, 2019:
Total capital (to risk-weighted assets)	$130,408	14.56%	$	≥71,675	≥8.00%	$	≥89,594	≥10.00%
Tier 1 capital (to risk-weighted assets)	125,815	14.04		≥53,757	≥6.00		≥71,675	≥8.00
Common equity tier 1 capital (to risk-weighted assets)	125,815	14.04		≥40,317	≥4.50		≥58,236	≥6.50
Core (Tier 1) capital (to adjusted total assets)	125,815	12.68		≥39,688	≥4.00		≥49,611	≥5.00

(1)
Ratios do not include the capital conservation buffer.

Based on the most recent notification by the FDIC, the Bank was categorized as “well capitalized” under the regulatory framework for prompt corrective action. There have been no conditions or events that have occurred since notification that management believes have changed the Bank’s category.
Note 3 — Financial Instruments with Off-Balance Sheet Risk
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 3 — Financial Instruments with Off-Balance Sheet Risk (continued)
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
	December 31,
	2020	2019
	(In Thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$129,066	$73,495
Construction loans in process	327,336	269,976
Stand-by letters of credit	7,002	5,799
Commitments to fund unused lines of credit:
Commercial and industrial lines	101,855	85,591
Multi-family real estate equity lines	—	—
Consumer lines	94	99
	$565,353	$434,960
Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The amount of collateral obtained, if deemed necessary by the Company, is based on management’s credit evaluation of the borrower.
Note 4 — Equity Securities
The following table is the schedule of Equity Securities at December 31, 2020 and 2019.
	December 31,
	2020	2019
	(In Thousands)
Equity Securities, at Fair Value	$10,332	$10,044
The following is a summary of unrealized gains recognized in net income on equity securities during the year ended December 31, 2020 and 2019:
	December 31,
	2020	2019
	(In Thousands)
Unrealized net gain recognized during the reporting period on equity securities still held at the reporting date	$288	$291

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 5 — Securities Available-for-Sale
The following table summarized the Company’s portfolio of securities available-for-sale at December 31, 2020 and 2019.
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Mortgage-backed securities – residential:
Federal Home Loan Mortgage Corporation	$2	$—	$—	$2
	$2	$—	$—	$2
	December 31, 2019
	(In Thousands)
Mortgage-backed securities – residential:
Federal Home Loan Mortgage Corporation	$4	$—	$—	$4
Federal National Mortgage Association	1	—	—	1
	$5	$—	$—	$5
There were no sales of securities available-for-sale during the years ended December 31, 2020 and 2019.
Contractual final maturities of mortgage-backed securities were as follows:
	December 31, 2020
	Amortized Cost	Fair Value
	(In Thousands)
Due after one year but with five years	$2	$2
	$2	$2
The maturities shown above are based upon contractual final maturity. Actual maturities will differ from contractual maturities due to scheduled monthly repayments and due to the underlying borrowers having the right to prepay their obligations. At December 31, 2020 and 2019, the Company had no unrealized loss.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 6 — Securities Held-to-Maturity
The following table summarized the Company’s portfolio of securities held-to-maturity at December 31, 2020 and 2019.
	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Municipal Bonds	$4,189	$—	$—	$4,189
Mortgage-backed securities – residential:
Government National Mortgage Association	$933	$25	$—	$958
Federal Home Loan Mortgage Corporation	59	—	1	58
Federal National Mortgage Association	1,097	45	—	1,142
Collateralized mortgage obligations – GSE	1,104	68	—	1,172
	$3,193	$138	$1	$3,330
	$7,382	$138	$1	$7,519
	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Municipal Bonds	$4,190	$—	$—	$4,190
Mortgage-backed securities – residential:
Government National Mortgage Association	$1,416	$28	$—	$1,444
Federal Home Loan Mortgage Corporation	66	1	—	67
Federal National Mortgage Association	1,563	13	—	1,576
Collateralized mortgage obligations – GSE	1,914	24	—	1,938
	4,959	66	—	5,025
	$9,149	$66	$—	$9,215
Contractual final maturities of mortgage-backed securities and municipal bonds were as follows at December 31, 2020:
	2020
	Amortized Cost	Fair Value
	(In Thousands)
Due within one year	$3,241	$3,241
Due after one but within five years	980	980
Due after five but within ten years	11	11
Due after ten years	3,150	3,287
	$7,382	$7,519
The maturities shown above are based upon contractual final maturity. Actual maturities will differ from contractual maturities due to scheduled monthly repayments and due to the underlying borrowers having the right to prepay their obligations.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 6 — Securities Held-to-Maturity (continued)
The age of unrealized losses and the fair value of related securities held-to-maturity were as follows:
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
December 31, 2020:
Federal Home Loan Mortgage Corporation	$42	$1	$—	$—	$42	$1
	$42	$1	$—	$—	$42	$1
	Less than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
(In Thousands)
December 31, 2019:
Federal Home Loan Mortgage Corporation	$—	$—	$—	$—	$—	$—
	$—	$—	$—	$—	$—	$—
At December 31, 2020, one mortgage-backed security had unrealized loss. Management concluded that the unrealized loss reflected above for the mortgage-backed security was temporary in nature since the loss was related primarily to market interest rates and not related to the underlying credit quality of the issuer of the security. Additionally, the Company has the ability and intent to hold the security for the time necessary to recover the amortized cost. At December 31, 2019, there were no investment securities with unrealized loss.
Note 7 — Loans Receivable and the Allowance for Loan Losses
The composition of loans were as follows at December 31:
	December 31,
	2020	2019
	(In Thousands)
Residential real estate:
One-to-four family	$6,170	$9,188
Multi-family	90,506	98,751
Mixed-use	30,508	32,460
Total residential real estate	127,184	140,399
Non-residential real estate	60,665	66,894
Construction	545,788	465,379
Commercial and industrial	90,577	79,765
Overdrafts	452	—
Consumer	42	51
Total Loans	824,708	752,488
Allowance for loan losses	(5,088)	(4,611)
Deferred loan (fees) costs, net	113	5
	$819,733	$747,882

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 7 — Loans Receivable and the Allowance for Loan Losses (continued)
Loans serviced for the benefit of others totaled approximately $11,876,000 and $20,969,000 at December 31, 2020 and 2019, respectively. The value of mortgage servicing rights was not material at December 31, 2020 and 2019. The Company did not issue PPP loans associated with the CARES Act in 2020.
The Company had no loans to related parties at December 31, 2020 and 2019. In addition, the Company did not originate any loans to related parties in 2020 and 2019.
The Company sold no loan participations in 2020 and sold loan participations totaling $12.8 million in 2019.
The following is an analysis of the activity in the allowance for loan losses and related information concerning loan balances:
As of and For the Year Ended December 31, 2020:
	Residential Real Estate	Non- residential Real Estate	Construction	Commercial and Industrial	Consumer	Overdraft	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Beginning balance	$605	$503	$2,692	$566	$—	$71	$174	$4,611
Charge-offs	—	(65)	—	(271)	—	(28)	—	(364)
Recoveries	3	9	—	15	—	—	—	27
Provision (Benefit)	99	72	376	464	—	(23)	(174)	814
Ending balance	$707	$519	$3,068	$774	$—	$20	$—	$5,088
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$707	$519	$3,068	$774	$—	$20	$—	$5,088
Loans receivable:
Ending balance	$127,184	$60,665	$545,788	$90,577	$42	$452	$—	$824,708
Ending balance: individually evaluated for impairment	$2,009	$4,461	$—	$—	$—	$—	$—	$6,470
Ending balance: collectively evaluated for impairment	$125,175	$56,204	$545,788	$90,577	$42	$452	$—	$818,238

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 7 — Loans Receivable and the Allowance for Loan Losses (continued)
The following is an analysis of the activity in the allowance for loan losses and related information concerning loan balances:
As of and For the Year Ended December 31, 2019:
	Residential Real Estate	Non- residential Real Estate	Construction	Commercial and Industrial	Consumer	Overdraft	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Beginning balance	$822	$431	$2,395	$522	$—	$26	$—	$4,196
Charge-offs	—	(67)	—	(96)	—	(157)	—	(320)
Recoveries	3	—	—	—	—	5	—	8
Provision (Benefit)	(220)	139	297	140	—	197	174	727
Ending balance	$605	$503	$2,692	$566	$—	$71	$174	$4,611
Ending balance: individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Ending balance: collectively evaluated for impairment	$605	$503	$2,692	$566	$—	$71	$174	$4,611
Loans receivable:
Ending balance	$140,399	$66,894	$465,379	$79,765	$51	$—	$—	$752,488
Ending balance: individually evaluated for impairment	$2,730	$4,280	$—	$—	$—	$—	$—	$7,010
Ending balance: collectively evaluated for impairment	$137,669	$62,614	$465,379	$79,765	$51	$—	$—	$745,478
The following table shows our recorded investment, unpaid principal balance and allocated allowance for loan losses for loans that were considered impaired at:

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 7 — Loans Receivable and the Allowance for Loan Losses (continued)
As of and for the Year Ended December 31, 2020:
2020	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Residential real estate-Multi-family	$2,009	$2,009	$—	$2,666	$87
Non-residential real estate	4,461	4,526	—	4,371	50
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
	6,470	6,535	—	7,037	137
With an allowance recorded	—	—	—	—	—
Total:
Residential real estate-Multi-family	2,009	2,009	—	2,666	87
Non-residential real estate	4,461	4,526	—	4,371	50
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
	$6,470	$6,535	$—	$7,037	$137
As of and for the Year Ended December 31, 2019:
2019	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Residential real estate-Multi-family	$2,730	$2,730	$—	$2,076	$96
Non-residential real estate	4,280	4,347	—	1,872	31
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
	7,010	7,077	—	3,948	127
With an allowance recorded	—	—	—	—	—
Total:
Residential real estate-Multi-family	2,730	2,730	—	2,076	96
Non-residential real estate	4,280	4,347	—	1,872	31
Construction	—	—	—	—	—
Commercial and industrial	—	—	—	—	—
	$7,010	$7,077	$—	$3,948	$127

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 7 — Loans Receivable and the Allowance for Loan Losses (continued)
The following table sets forth the composition of our nonaccrual loans at the dates indicated.
Loans Receivable on Nonaccrual Status as of December 31:
	2020	2019
	(In Thousands)
Residential real estate:
Mixed-use	$—	$415
Non-residential real estate	3,572	3,540
	$3,572	$3,955
On non-accrual loans, the Company did not recognized any interest income during the year ended December 31, 2020 and 2019. Interest income that would have been recorded had the loans been on accrual status would have amounted to approximately $236,000 and $317,000 for the years ended December 31, 2020 and 2019, respectively. The Company is not committed to lend additional funds to borrowers whose loans have been placed on non-accrual status. In 2020, the Company collected $85,000 in interest income from a loan that was in non-accrual status in 2019 and was satisfied in 2020. In 2019, the Company collected $177,000 in interest income from a loan that was in non-accrual status in 2018 and was satisfied in 2019.
The following tables provide information about delinquencies in our loan portfolio at the dates indicated.
Age Analysis of Past Due Loans as of December 31, 2020:
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
	(In Thousands)
Residential real estate:
One- to four-family	$—	$—	$—	$—	$6,170	$6,170	$—
Multi-family	—	—	—	—	90,506	90,506	—
Mixed-use	—	—	—	—	30,508	30,508	—
Non-residential real estate	—	—	3,572	3,572	57,093	60,665	—
Construction loans	—	—	—	—	545,788	545,788	—
Commercial and industrial loans	—	—	—	—	90,577	90,577	—
Overdrafts	—	—	—	—	452	452	—
Consumer	—	—	—	—	42	42	—
	$—	$—	$3,572	$3,572	$821,136	$824,708	$—

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 7 — Loans Receivable and the Allowance for Loan Losses (continued)
Age Analysis of Past Due Loans as of December 31, 2019:
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivable	Recorded Investment > 90 Days and Accruing
	(In Thousands)
Residential real estate:
One- to four-family	$—	$—	$—	$—	$9,188	$9,188	$—
Multi-family	—	—	—	—	98,751	98,751	—
Mixed-use	—	—	415	415	32,045	32,460	—
Non-residential real estate	—	—	3,540	3,540	63,354	66,894	—
Construction loans	—	—	—	—	465,379	465,379	—
Commercial and industrial loans	—	—	—	—	79,765	79,765	97
Overdrafts	—	—	—	—	—	—	—
Consumer	—	—	—	—	51	51	—
	$—	$—	$3,955	$3,955	$748,533	$752,488	$97
The following tables provide certain information related to the credit quality of our loan portfolio.
Credit Risk Profile by Internally Assigned Grade as of December 31, 2020:
	Residential Real Estate	Non-residential Real Estate	Construction	Commercial and Industrial	Consumer	Overdrafts	Total
	(In Thousands)
Grade:
Pass	$127,184	$56,943	$545,788	$90,276	$42	$452	$820,685
Special Mention	—	—	—	301	—	—	301
Substandard	—	3,722	—	—	—	—	3,722
Doubtful	—	—	—	—	—	—	—
	$127,184	$60,665	$545,788	$90,577	$42	$452	$824,708
Credit Risk Profile by Internally Assigned Grade as of December 31, 2019:
	Residential Real Estate	Non-residential Real Estate	Construction	Commercial and Industrial	Consumer	Overdrafts	Total
	(In Thousands)
Grade:
Pass	$139,984	$63,354	$465,379	$79,417	$51	$—	$748,185
Special Mention	—	—	—	348	—	—	348
Substandard	415	3,540	—	—	—	—	3,955
Doubtful	—	—	—	—	—	—	—
	$140,399	$66,894	$465,379	$79,765	$51	—	$752,488

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 7 — Loans Receivable and the Allowance for Loan Losses (continued)
Troubled Debt Restructuring:
The following table shows our recorded investment for loans classified as Trouble Debt Restructuring (TDR) that are performing according to their restructured terms at the periods indicated:
	December 31,
	2020		2019
	Number of contracts	Recorded Investment	Number of contracts	Recorded Investment
	(Dollars in Thousands)
Multi-family	1	$1,098	2	$1,377
Mixed-use	2	911	2	939
Non-residential real estate	2	739	2	739
Total performing	5	$2,748	6	$3,055
The following is a summary of interest foregone on loans classified as TDR for the years ended December 31:
	2020	2019
	(In Thousands)
Interest income that would have been recognized had the loans performed in accordance with their original terms	$185	$198
Less: Interest income included in the results of operations	125	133
Total foregone interest	$60	$65
There were no loans modified that were deemed troubled debt restructuring during the years ended December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, none of the loans that were modified during the previous twelve months had defaulted.
Note 8 — Premises and Equipment, Net
Premises and equipment at December 31 are summarized as follows:
	2020	2019
	(In Thousands)
Land	$3,872	$3,872
Buildings and improvements	16,782	16,698
Leasehold improvements	1,737	1,653
Furnishings and equipment	7,179	6,767
	29,570	28,990
Accumulated depreciation and amortization	(10,895)	(10,366)
	$18,675	$18,624
Depreciation expense on premises and equipment for the fiscal years ended December 31, 2020 and 2019 totaled $1.0 million and $858,000, respectively.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 9 — Accrued Interest Receivable, Net
Accrued interest receivable, net at December 31 is summarized as follows:
	2020	2019
	(In Thousands)
Loans receivable	$4,420	$4,363
Securities	16	22
	4,436	4,385
Allowance for uncollected interest	(598)	(430)
	$3,838	$3,955
Note 10 — Goodwill and Intangible Assets
Goodwill and intangible assets at December 31 are summarized as follows:
	2020	2019
	(In Thousands)
Goodwill	$1,310	$1,310
Accumulative goodwill impairment	(659)	(561)
Goodwill, net of charge-off	651	749
Customer relationships intangible	—	—
	$651	$749
The Company identified $98,000 in goodwill impairment during the year ended December 31, 2020. The Company did not identify any impairment of goodwill during the year ended December 31, 2019. Amortization expense of customer relationships intangible was $40,000 for the year ended December 31, 2019. The customer relationships intangible of  $40,000 was fully amortized in 2019.
Note 11 — Real Estate Owned (“REO”)
The Company owned one foreclosed property valued at approximately $1,996,000 and $2,164,000 at December 31, 2020 and 2019, respectively, consisting of an office building located in Pennsylvania. The property was acquired through foreclosure in December 2014.
Further declines in real estate values may result in impairment charges in the future. Routine holding costs are charged to expense as incurred and improvements to real estate owned that enhance the value of the real estate are capitalized. REO expense recorded in the consolidated statements of income, including loss on sales and write-downs, amounted to $313,000 and $155,000 during the years ended December 31, 2020 and 2019.
Note 12 — Property Held For Investment
Property held for investment at December 31 are summarized as follows:
	2020	2019
	(In Thousands)
Land	$500	$500
Buildings and improvements	1,442	1,442
	1,942	1,942
Accumulated depreciation and amortization	(424)	(387)
	$1,518	$1,555

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 12 — Property Held For Investment (continued)
The Company owned one property at December 31, 2020 and 2019 consisting of a former branch office located in Plymouth, Massachusetts. The property is currently leased to a car rental company to generate current income for the Company.
Note 13 — Deposits
Total deposits at December 31, 2020 and 2019 and the weighted average rate of deposits are as follows:
	December 31,
	2020		2019
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(Dollars in Thousands)
Demand deposits:
Non-interest bearing	$221,371	0.00%	$140,001	0.00%
NOW and money market	100,945	0.50%	116,613	1.21%
Total	322,316	0.16%	256,614	0.55%
Savings accounts	101,693	0.33%	98,283	0.98%
Certificates of deposit maturing in:
One year or less	211,834	1.38%	348,363	2.63%
After one to two years	71,381	1.39%	43,454	2.59%
After two to three years	8,962	1.95%	18,741	2.51%
After three to four years	10,516	2.43%	4,992	2.91%
After four years	45,004	0.81%	8,711	2.87%
Total	347,697	1.35%	424,261	2.63%
	$771,706	0.72%	$779,158	1.73%
As of December 31, 2020 and 2019, certificates of deposits equal to or in excess of  $250,000 totaled approximately $158,092,000 and $170,546,000, respectively. At December 31, 2020, the demand deposit overdrafts totaled $452,000.
The aggregate amount of brokered deposits was $70.7 million and $78.2 million as of December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, the Company also had $8.5 million and $5.6 million, respectively, in Insured Cash Sweep (“ICS”) reciprocal money market deposits, which are no longer considered fully-insured brokered deposits as defined in the FDIC call report instructions.
The ICS money market deposits were obtained from six retail depositors and then transferred into the ICS Network in order to obtain full FDIC insurance coverage for our customers. These types of deposits are known in the ICS Network as reciprocal deposits, which the Company considers as core deposits and not brokered deposits.
Interest expense on deposits consists of the following:
	Years Ended December 31,
	2020	2019
	(In Thousands)
Demand deposits	$734	$1,637
Savings accounts	626	832
Certificates of deposit	7,894	11,822
	$9,254	$14,291

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 14 — Federal Home Loan Bank of New York (“FHLB”) Advances
FHLB advances are summarized as follows at December 31:
	December 31,
	2020		2019
	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
	(Dollars in Thousands)
Advances maturing in:
After two to three years	$14,000	2.81%	$7,000	2.79%
After three to four years	7,000	2.86%	7,000	2.83%
After four to five years	—	—%	7,000	2.86%
After five years (due 2030)	7,000	1.61%	—	—%
	$28,000	2.52%	$21,000	2.83%
At December 31, 2020, none of the above advances were subject to early call or redemption features. All advances had fixed interest rates and the term of the advance ranges between 2 and 10 years. At December 31, 2020, the advances were secured by a pledge of the Company’s investment in the capital stock of the FHLB and a blanket assignment of the Company’s otherwise unpledged qualifying mortgage loans. At December 31, 2020, these unpledged qualifying mortgage loans were not pledged to any company other than the FHLB. At December 31, 2020, the Company had the ability to borrow $49.4 million, net of  $28.0 million in outstanding advances, from the FHLB and $8.0 million from ACBB.
Note 15 — Income Taxes
The Bank qualifies as a savings institution under the provisions of the Internal Revenue Code and was, therefore, prior to January 1, 1996, permitted to deduct from taxable income an allowance for bad debts based upon eight percent of taxable income before such deduction, less certain adjustments. Retained earnings at December 31, 2020 and 2019, include approximately $4.1 million of such bad debt deductions which, in accordance with U.S. GAAP is considered a permanent difference between the book and income tax basis of loans receivable, and for which deferred income taxes have not been provided. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.
The components of provision for income taxes are summarized as follows:
	Years Ended December 31,
	2020	2019
	(In Thousands)
Current tax expense	$3,315	$4,233
Deferred tax expense	(33)	(256)
	$3,282	$3,977

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 15 — Income Taxes (continued)
The following table presents a reconciliation between the reported income taxes and the income taxes, which would be computed by applying the existing federal income tax rate of 21% for 2020 and 2019 to income before taxes:
	Years Ended December 31,
	2020	2019
	(Dollars In Thousands)
Federal income tax at statutory rates	$3,278	$3,555
State and city tax, net of federal income tax effect	183	515
Non-taxable income on bank owned life insurance	(128)	(119)
Other	(51)	26
	$3,282	$3,977
Effective Income Tax Rate	21.0%	23.5%
The tax effects of significant items comprising the net deferred tax asset are as follows:
	December 31,
	2020	2019
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$1,207	$1,322
State net operating loss carryforwards	89	425
Reserve for uncollected interest	141	122
Depreciation	—	86
Benefit plans	1,449	1,623
Accumulated other comprehensive loss – DRP	56	34
Unrealized loss on available-for-sale securities	—	—
Total Deferred Tax Assets	2,942	3,612
Deferred tax liability:
Depreciation	297	—
Goodwill	112	138
Other	240	183
Total Deferred Tax Liabilities	649	321
Valuation Allowance – State Deferred Tax Assets	—	(1,053)
Net Deferred Tax Assets Included in Other Assets	$2,293	$2,238
The Company has state net operating loss (NOL) carryforwards totaling approximately $3,400,000 at December 31, 2020 that are available to be carried forward to future years. These NOL carryforwards will start to expire beginning in 2035 if not fully utilized.
At December 31, 2020, the Company had no valuation allowance because the Company determined there will be enough future New York State taxable income to utilize the New York State deferred tax assets. The Company had a valuation allowance of  $1,1 million against the New York State deferred tax assets in 2019.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 16 — Other Non-Interest Expenses
The following is an analysis of other non-interest expenses:
	Years Ended December 31,
	2020	2019
	(In Thousands)
Other	$2,047	$1,768
Service contracts	807	874
Consulting expense	763	975
Telephone	551	531
Directors compensation	520	529
Audit and accounting	361	432
Insurance	329	317
Director, officer, and employee expense	286	404
Legal fees	283	316
Office supplies and stationary	128	133
Recruiting expense	5	160
	$6,080	$6,439
Note 17 — Benefits Plans
Outside Director Retirement Plan (“DRP”)
The DRP is an unfunded non-contributory defined benefit pension plan covering all non-employee directors meeting eligibility requirements as specified in the plan document. The following table sets forth the funded status of the DRP and components of net pension periodic expense measured as of December 31:
	Years Ended December 31,
	2020	2019
	(Dollars In Thousands)
Projected benefit obligation – beginning	$1,851	$1,789
Service cost	125	99
Interest cost	39	69
Actuarial (gain) loss	135	(2)
Prior service cost	—	—
Benefits Paid	(104)	(104)
Projected benefit obligation – ending	$2,046	$1,851
Funded status – accrued liability included in accounts payable and accrued expenses	$2,046	$1,789
Accumulated benefit obligation	$1,900	$1,776
Discount rate	2.02%	3.99%
Rate of increase in future compensation levels	2.00%	2.00%

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 17 — Benefits Plans (continued)
	Years Ended December 31,
	2020	2019
	(Dollars In Thousands)
Net periodic pension expense:
Service cost	$125	$99
Interest cost	39	69
Actuarial loss recognized	14	16
Prior service cost recognized	15	21
Total net periodic pension expense included in other non-interest expenses	$193	$205
Discount rate	2.02%	3.99%
Rate of increase in future compensation levels	2.00%	2.00%
Benefit payments, which reflect expected future service as appropriate, are expected to be paid for the years ending December 31 as follows (in thousands):
2021	$104
2022	104
2023	104
2024	205
2025	190
2026 to 2030	1,015
At December 31, 2020 and 2019, unrecognized net loss of  $136,000 and unrecognized net gain of $2,000, respectively, were included in accumulated other comprehensive income.
Supplemental Executive Retirement Plan (“SERP”)
The SERP is a non-contributory defined benefit plan that covers certain officers of the Company. Under the SERP, each of these individuals will be entitled to receive upon retirement an annual benefit paid in monthly installments equal to 50% of his average base salary in the three-year period preceding retirement. Each individual may also retire early and receive a reduced benefit upon the attainment of certain age and years of service combination. Additional terms related to death while employed, death after retirement, disability before retirement and termination of employment are fully described within the plan document. The benefit payment term is the greater of 15 years or the executives remaining life. No benefits are expected to be paid during the next five years.
During the years ended December 31, 2020 and 2019, expenses of  $303,000 and $209,000, respectively, were recorded for this plan and are reflected in the Consolidated Statements of Operations under Salaries and Employee Benefits. At December 31, 2020 and 2019, a liability for this plan of $3,322,000 and $3,020,000, respectively, is included in the Consolidated Statements of Financial Condition under Accounts Payable and Accrued Expenses.
401(k) Plan
The Company maintains a 401(k) plan for all eligible employees. Participants are permitted to contribute from 1% to 15% of their annual compensation up to the maximum permitted under the Internal Revenue Code. The Company provided no matching contribution in 2020 and 2019.
Employee Stock Ownership Plan (“ESOP”)
In conjunction with Company’s initial public stock offering, the Bank established an ESOP for all eligible employees (substantially all full-time employees). The ESOP borrowed $5,184,200 from the

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 17 — Benefits Plans (continued)
Company and used those funds to acquire 518,420 shares of Company common stock at $10.00 per share. The loan from the Company carries an interest rate of 8.25% and is repayable in twenty annual installments through 2025. Each year, the Bank makes discretionary contributions to the ESOP equal to the principal and interest payment required on the loan from the Company. The ESOP may further pay down the principal balance of the loan by using dividends paid, if any, on the shares of Company common stock it owns. The balance remaining on the ESOP loan was $2,051,000 and $2,372,000 at December 31, 2020 and 2019, respectively.
Shares purchased with the loan proceeds serve as collateral for the loan and are held in a suspense account for future allocation among ESOP participants. As the loan principal is repaid, shares will be released from the suspense account and become eligible for allocation. The allocation among plan participants will be as described in the ESOP governing document.
ESOP shares initially pledged as collateral were recorded as unearned ESOP shares in the stockholders’ equity section of the consolidated statement of financial condition. Thereafter, on a monthly basis over a 240 month period, approximately 2,160 shares are committed to be released and compensation expense is recorded equal to the shares committed to be released multiplied by the average closing price of the Company’s stock during that month. ESOP expense during the years ended December 31, 2020 and 2019, totaled approximately $258,000 and $299,000, respectively. Dividends on unallocated shares, which totaled approximately $19,000 and $23,000 during 2020 and 2019, respectively, are recorded as a reduction of the ESOP loan. Dividends on allocated shares, which totaled approximately $43,000 and $40,000 during 2020 and 2019, respectively, are charged to retained earnings.
ESOP shares are summarized as follows:
	December 31,
	2020	2019
Allocated shares	362,894	336,973
Shares committed to be released	25,921	25,921
Unearned shares	129,605	155,526
Total ESOP Shares	518,420	518,420
Less allocated shares distributed to former or retired employees	(76,509)	(76,509)
Total ESOP Shares Held by Trustee	441,911	441,911
Fair value of unearned shares	$1,684,865	$1,866,312
Note 18 — Leases
The Company has operating leases and finance lease all comprised of real estate property. The operating leases comprise substantially all of the Company’s obligations in which the Company is the lessee, with remaining lease terms ranging between 2 and 9 years. Most operating lease agreements consist of initial lease terms ranging between 5 and 10 years, with options to renew the leases or extend the term. The finance lease has a remaining lease term of 96 years. The payment structure of all leases is fixed rental payments with lease payments increasing on pre-determined dates at either a predetermined amount or change in the consumer price index.
The Company adopted ASU 2016-02 on January 1. 2019. As a result of the adoption, the Company recognized operating and financing lease assets and corresponding lease liabilities related to office facilities and retail branches. The operating and financing lease assets represent the Company’s right to use an underlying asset for the lease term, and the lease liability represents the Company’s obligation to make lease payments over the lease term. The Company has elected that any short term leases would be expensed as incurred.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 18 — Leases (continued)
The operating and financing lease asset and lease liability are determined at the commencement date of the lease based on the present value of the lease payments. Our leases do not provide an implicit interest rate. The company used its incremental borrowing rate, the rate of interest to borrow in a collateralized basis for a similar term, at the lease commencement date. For leases in existence prior to January 1, 2019, the rate for the remaining lease term as of January 1, 2019 was used.
All of the leases are net leases and, therefore, do not contain non-lease components. The Company either pays directly or reimburses the lessor for property and casualty insurance cost and the property taxes assessed on the property, as well as a portion of the common area maintenance associated with the property which are categorized as non-components as outlined in the applicable guidance.
At December 31, 2020, the quantitative data relates to the Company’s leases are as follows (in thousands):
	December 31, 2020	December 31, 2019
Finance Lease Amounts:
ROU asset	$363	$366
Lease liability	$460	$424
Operating Lease Amounts:
ROU assets	$3,094	$1,150
Lease liabilities	$3,115	$1,156
Finance Lease Cost
Amortization of ROU asset	$4	$4
Interest on lease liability	$36	$35
Operating Lease Costs	$487	$326
Cash paid for amounts included in the measurement of lease liabilities
Finance lease	$(36)	$(35)
Operating leases	$472	$300
Weighted-average remaining lease term
Finance lease	96 years	97 years
Operating leases	7.61	3.06 years
Weighted-average discount rate
Finance lease	9.50%	9.50%
Operating leases	1.34%	2.35%

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 18 — Leases (continued)
Maturities of lease liabilities at December 31, 2020 are as follows (in thousands):
	Operating Leases	Finance Lease
2021	$545	$30
2022	549	30
2023	423	30
2024	333	30
2025	302	30
Thereafter	1,110	4,167
Total lease payments	$3,262	$4,317
Interest	(147)	(3,857)
Lease liability	$3,115	$460
Note 19 — Contingencies
The Company and Bank are also subject to claims and litigation that arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing the Company and Bank in connection with such claims and litigation, it is the opinion of management that the disposition or ultimate determination of such claims and litigation will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.
Note 20 — Fair Value Disclosures
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The Company’s securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company has to record at fair value other assets and liabilities on a non-recurring basis, such as securities held to maturity, impaired loans and other real estate owned. U.S. GAAP has established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
The three levels of the fair value hierarchy are as follows:
Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2:
Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:
Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 20 — Fair Value Disclosures (continued)
An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The following table sets forth the Company’s assets that are carried at fair value on a recurring basis and the level that was used to determine their fair value at December 31:
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Carried at Fair Value on a Recurring Basis
Description	2020	2019	2020	2019	2020	2019	2020	2019
Assets:
Marketable equity securities:
Mutual funds	$10,332	$10,044	$—	$—	$—	$—	$10,332	$10,044
Mortgage-backed securities
FHLMC	—	—	2	4	—	—	2	4
FNMA	—	—	—	1	—	—	—	1
Total assets	$10,332	$10,044	$2	$5	$—	$—	$10,334	$10,049
There were no transfers between Level 1 and 2 during the years ended December 31, 2020 and 2019. The Company did not have any liabilities that were carried at fair value on a recurring basis at December 31, 2020 and 2019.
The following table sets forth the Company’s assets that are carried at fair value on a non-recurring basis and the level that was used to determine their fair value, at December 31:
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Carried at Fair Value on a Non-Recurring Basis
Description	2020	2019	2020	2019	2020	2019	2020	2019
	(In Thousands)
Assets:
Impaired loans	$—	$—	$—	$—	$150	$699	$150	$699
Real estate owned	—	—	—	—	1,996	2,164	1,996	2,164
Total assets	$—	$—	$—	$—	$2,146	$2,863	$2,146	$2,863
The following tables present the qualitative information about non-recurring Level 3 fair value measurements of financial instruments at the periods indicated:
	At December 31, 2020
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
	(In Thousands)
Assets:
Impaired loans	$150	Income approach	Capitalization rate	7.50%	7.50%
Real estate owned	1,996	Income approach	Capitalization rate	8.40%	8.40%

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 20 — Fair Value Disclosures (continued)
	At December 31, 2019
	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average
	(In Thousands)
Assets:
Impaired loans	$699	Income approach	Capitalization rate	7.25%	7.25%
Real estate owned	2,164	Income approach	Capitalization rate	8.40%	8.40%
The Company did not have any liabilities that were carried at fair value on a non-recurring basis at December 31, 2020 and 2019.
The methods and assumptions used to estimate fair value at December 31, 2020 and 2019 are as follows:
For real estate owned, fair value is generally determined through independent appraisals or fair value estimations of the underlying properties which generally include various Level 3 inputs which are not identifiable. The appraisals or fair value estimation may be adjusted by management for qualitative reasons and estimated liquidation expenses. Management’s assumptions may include consideration of location and occupancy of the property and current economic conditions. Subsequently, as these properties are actively marketed, the estimated fair values may be periodically adjusted through incremental subsequent write-downs to reflect decreases in estimated values resulting from sales price observations and the impact of changing economic and market conditions.
A loan is considered impaired when, based upon current information and events; it is probable that the Company will be unable to collect all scheduled payments in accordance with the contractual terms of the loan. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves, a component of the allowance for loan losses or through partial charge-offs, and as such are carried at the lower of cost or the fair value. Estimates of fair value of the collateral are determined based on a variety of information, including available valuations from certified appraisers for similar assets, present value of discounted cash flows and inputs that are estimated based on commonly used and generally accepted industry liquidation advance rates and estimates and assumptions developed by management. The appraisals may be adjusted by management for estimated liquidation expenses and qualitative factors such as economic conditions. If real estate is not the primary source of repayment, present value of discounted cash flows and estimates using generally accepted industry liquidation advance rates are utilized. Due to the multitude of assumptions, many of which are subjective in nature, and the varying inputs and techniques used by appraisers, the Company recognizes that valuations could differ across a wide spectrum of valuation techniques employed and accordingly, fair value estimates for impaired loans are classified as Level 3.
Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.
The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 20 — Fair Value Disclosures (continued)
meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at December 31, 2020 and 2019:
Securities
Fair values for marketable equity securities are determined by quoted market prices on nationally recognized and foreign securities exchanges (Level 1). Fair values for securities available for sale and held to maturity are determined utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayments speeds, credit information and the security’s terms and conditions, among other things.
The carrying amounts and estimated fair value of our financial instruments are as follows:
			Fair Value at December 31, 2020
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash and cash equivalents	$69,191	$69,191	$69,191	$—	$—
Certificates of deposit	100	100	—	100	—
Marketable equity securities	10,332	10,332	10,332	—	—
Securities available for sale	2	2	—	2	—
Securities held to maturity	7,382	7,519	—	7,519	—
Loans receivable	819,733	823,996	—	—	823,996
Investments in restricted stock	1,595	1,595	—	1,595	—
Accrued interest receivable	3,838	3,838	—	3,838	—
Financial Liabilities
Deposits	771,706	776,413	—	776,413	—
FHLB of New York advances	28,000	29,292	—	29,292	—
Accrued interest payable	8	8	—	8	—

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 20 — Fair Value Disclosures (continued)
			Fair Value at December 31, 2019
(In thousands)	Carrying Amount	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Cash and cash equivalents	$127,675	$127,675	$127,675	$—	$—
Certificates of deposit	100	100	—	100	—
Marketable equity securities	10,044	10,044	10,044	—	—
Securities available for sale	5	17	—	17	—
Securities held to maturity	9,149	9,215	—	9,215	—
Loans receivable	747,882	753,267	—	—	753,267
Investments in restricted stock	1,348	1,348	—	1,348	—
Accrued interest receivable	3,955	3,955	—	3,955	—
Financial Liabilities
Deposits	779,158	773,379	—	773,379	—
FHLB of New York advances	21,000	21,662	—	21,662	—
Accrued interest payable	1	1	—	1	—
Note 21 — Related Party Transactions
At December 31, 2020 and 2019, there were no outstanding loans to a related party. Deposits of related parties at the Company totaled $1.6 million and $998.000 at December 31, 2020 and 2019, respectively.
Kevin P. O’Malley is an attorney with Kevin P. O’Malley, P.C., a law firm that provides construction loan closing services to borrowers of the Company. During the fiscal year ended December 31, 2020, construction loan borrowers of the Company paid $536,106 in legal fees to Mr. O’Malley’s law firm in connection with closing of construction loans. In addition, in fiscal year 2020, the Company paid Mr. O’Malley’s law firm $3,000 for legal services provided on a corporate related matter.
Note 22 — Revenue Recognition
Effective January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of nonfinancial assets, such as REO. The majority of the Company’s revenues come from interest income and other sources, including loans and securities that are outside the scope of ASC 606. The Company’s services that fall within the scope of ASC 606 are presented within noninterest income and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 include deposit service charges on deposits, electronic banking fees and charges income, and investment advisory fees.
The Company, using a modified retrospective transition approach, determined that there was no cumulative effect adjustment to retained earnings as a result of adopting the new standard, nor did the standard have a material impact on our consolidated financial statements including the timing or amounts of revenue recognized.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 22 — Revenue Recognition (continued)
A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as referral fees based month end reports. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2020, the Company did not have any significant contract balances.
All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized within noninterest income. The following table presents the Company’s sources of noninterest income for the years ended December 31, 2020 and 2019. Sources of revenue outside the scope of ASC 606 are noted as such:
	December 31,
	2020	2019
	(In Thousands)
Non-interest income:
Deposit-related fees and charges	$77	$100
Loan-related fees and charges(1)	539	935
Electronic banking fees and charges	429	291
(Loss) Gain on disposition of equipment(1)	(61)	37
Income from bank owned life insurance(1)	609	567
Investment advisory fees	425	466
Unrealized gain on equity securities(1)	288	291
Miscellaneous(1)	207	132
Total non-interest income	$2,513	$2,819

(1)
Not within the scope of ASC 606.

A description of the Company’s revenue streams accounted for under ASC 606 is as follows:
Service Charges on Deposit Accounts
The Company earns fees from deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed at the point in the time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Electronic Banking Fee Income
The Company earns interchange fees from debit and credit card holder transactions conducted through various payment networks. Interchange fees from cardholder transactions are recognized daily, concurrently with the transaction processing services provided by an outsourced technology solution.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 22 — Revenue Recognition (continued)
Investment Advisory Fees
The Company earns fees from investment advisory and financial planning services under the name of Harbor West Financial Planning Wealth Management, a division of the Company through a networking arrangement with a registered broker-dealer and investment advisor. The registered broker-dealer deducts investment advisory fees and financial planning services fees from the client’s assets under management and remits the fees, net of administrative fees, to the Company on a monthly basis. The Company recognizes the fees into non-interest income upon receipt of the monthly remittances.
Note 23 — Recent Accounting Pronouncements
Accounting Standards Adopted in 2020:
In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2018-14, “Compensation — Retirement Benefits — Defined Benefit Plans — General (Subtopic 715-20)” providing targeted improvements to the disclosures required for Defined Benefit Plans. The amendments in this Update are effective for fiscal years ended after December 15, 2020. The amendments are to be applied on a retrospective basis to all periods presented. The Company adopted ASU 2018-14 on December 31, 2020, and its adoption did not have a significant impact on the Company’s audited consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-13, “Fair Value Measurement (Topic 820)”. The amendments in this Update modify the disclosure requirements on fair value measurements in Topic 820. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2019. Early adoption is permitted. The amendments are to be applied on a retrospective basis to all periods presented. This amendment requires a disclosure of changes in unrealized gains and losses for recurring Level 3 fair value measurements held at the end of the reporting period to be included in other comprehensive income. Additionally, an entity may disclose other quantitative information in lieu of the weighted average if the entity determines that other quantitative information would be more reasonable and rational method to reflect the distribution of unobservable inputs used to develop Level 3 fair value measurements. The Company adopted ASU 2018-13 on January 1, 2020, and its adoption did not have a significant impact on the Company’s audited consolidated financial statements.
Accounting Standards Pending Adoption:
In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, “Financial Instruments — Credit Losses (Topic 326)” which replaces the current U.S. GAAP “incurred loss” approach to “expected credit losses” approach, which is referred as Current Expected Credit Losses (CECL) of measuring the financial assets measure at amortize cost, including loan receivables, held-to-maturity debt securities, off balance sheet credit exposures and certain leases recognized by a lessor. CECL introduced the concept of purchased credit-deteriorated (PCD) financial assets, in which it requires the estimate of expected credit losses embedded in the purchase price of PCD assets to be estimated and separately recognized as an allowance as of the date of acquisition. It also modifies the accounting of impairment on available-for-sale debt securities by recognizing a credit loss through an allowance for credit losses as compared to a direct write down in the current U.S. GAAP.
CECL requires consideration of broader range of information in order to update expected credit losses which includes historical experience, current conditions, and reasonable and supportable forecast that affect the collectability of the reported amount. The allowance of credit losses is an estimated account that is deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial assets. This is intended to provide the financial statement users a better understanding of the expected loss on financial instruments and other commitments held by an entity at each reporting date.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 23 — Recent Accounting Pronouncements (continued)
As amended, ASU No. 2016-13 and any related amending ASUs No. 2019-04, 2019-11, and 2020-03 are effective for entities qualifying as smaller reporting companies for fiscal years beginning after December 15, 2022, including interim periods within those years. The Company has begun collecting and evaluating data and system requirements to implement this standard. The adoption of this update could have a material impact on the Company’s consolidated results of operations and financial condition. The extent of the impact is still unknown and will depend on many factors, such as the composition of the Company’s loan portfolio and expected loss history at adoption. Management has engaged consultants to assess the preparedness of the Company for evaluating and implementing CECL.
In December 2019, the FASB issued ASU 2019-12, “Income taxes (Topic 740); Simplifying the Accounting for Income Taxes”. ASU 2019-12 provides amendments intended to reduce the cost and complexity in accounting for income taxes while maintaining or improving the usefulness of the information provided to users of financial statements. ASU 2019-12 removes the following exceptions from ASC 740, Income Taxes: (i) exceptions to the incremental approach for intraperiod tax allocation; (ii) exceptions to accounting for basis differences when a foreign subsidiary becomes an equity method investment or a foreign equity method investment become a subsidiary; and (iii) exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses. ASU 2019-12 provides the following amendments that simplify and improve guidance with Topic 740: (i) franchise taxes that are based partially on income; (ii) transactions that result in a step up in the tax basis of goodwill; (iii) separate financial statements of legal entities that are not subject to tax; (iv) enacted changes in tax laws in interim periods; and (v) employee stock ownership plans and investments in qualified affordable housing projects accounted for using the equity method. For public business entities, the amendments in the ASU 2019-12 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies subsequent measurement of goodwill by eliminating Step 2 of the impairment test while retaining the option to perform the qualitative assessment for a reporting unit to determine whether the quantitative impairment test is necessary. The ASU also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. Therefore, the same impairment assessment applies to all reporting units. For entities qualifying as smaller reporting companies, the ASU is effective for annual and interim impairment tests performed for periods beginning after December 15, 2022. Early adoption is permitted for interim and annual goodwill impairment tests with a measurement date on or after January 1, 2017. The effective date reflects the deferral of the original effective date in ASU No. 2017-04 for entities eligible to be smaller reporting companies. The Company is currently evaluating the impact of adopting this ASU on its consolidated financial statements and is not expecting to have significant impact on the Company’s audited consolidated financial statements.
Note 24 — Subsequent Events
The Company has evaluated subsequent events for potential recognition and/or disclosure through the date these consolidated financial statements were issued.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 25 — Parent Company Only Financial Information
The following are the condensed financial statements for Northeast Community Bancorp, Inc. (Parent company only) as of December 31, 2020 and 2019 and for the years then ended.
Condensed Statements of Financial Condition
	December 31,
	2020	2019
	(In Thousand)
Assets
Cash and due from banks	$5,844	$5,899
Investment in subsidiary	142,179	129,870
Loans receivable, net of allowance for loan losses of $29 and $18, respectively(1)	3,917	4,358
ESOP loan receivable	2,051	2,372
Total Assets	$153,991	$142,499
Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$166	$386
Total Liabilities	166	386
Total Stockholders’ Equity	153,825	142,113
Total Liabilities and Stockholders’ Equity	$153,991	$142,499

(1)
Represents participation loans purchased from the Bank.

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 25 — Parent Company Only Financial Information (continued)
Condensed Statements of Operations and Comprehensive Income
	Years Ended December 31,
	2020	2019
	(In Thousand)
Interest income – loans	$268	$322
Interest income – ESOP loan	196	220
Interest income – interest-earning deposits	14	91
Provision for loan losses	(11)	12
Operating expenses	(208)	(151)
Income before Income Tax Expense and Equity in Undistributed Earnings of Subsidiary	259	494
Income tax expense	65	120
Income before Equity in Undistributed Earnings of Subsidiary	194	374
Equity in undistributed earnings of subsidiary	12,135	12,579
Net Income	$12,329	$12,953
Comprehensive Income	$12,245	$12,984

Northeast Community Bancorp, Inc.
Notes to Consolidated Financial Statements
Note 25 — Parent Company Only Financial Information (continued)
Statements of Cash Flow
	Years Ended December 31,
	2020	2019
	(In Thousand)
Cash Flows from Operating Activities
Net income	$12,329	$12,953
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiary	(12,135)	(12,579)
Provision for loan losses	11	(12)
(Increase) decrease in other liabilities	(3)	210
Net Cash (Used in) Provided by Operating Activities	202	572
Cash Flows from Investing Activities
Repayment of ESOP loan	321	297
Net repayment of loans	430	715
Net Cash Used in Investing Activities	751	1,012
Cash Flows from Financing Activities
Cash dividends paid	(1,008)	(788)
Net Cash Used in Financing Activities	(1,008)	(788)
Net Decrease in Cash and Cash Equivalents	(55)	796
Cash and Cash Equivalents – Beginning	5,899	5,103
Cash and Cash Equivalents – Ending	$5,844	$5,899

You should rely only on the information contained in this prospectus. Neither NorthEast Community Bank nor NorthEast Community Bancorp, Inc. has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.
(Proposed Holding Company for NorthEast Community Bank)
Up to
11,787,500 Shares
COMMON STOCK

Prospectus

Piper Sandler

May 14, 2021
Until June 18, 2021, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.